Exhibit 4.7

EXECUTION COPY

PURCHASE AGREEMENT

Between

ABB HOLDING AG, ZURICH,

as Seller

and

LAGRUMMET DECEMBER NR 919 AB
(under change of name to “FUND AMERICAN HOLDINGS AB”),

as Purchaser

Dated as of December 8, 2003

7-11 Moorgate

London EC2R 6HH

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION AND RELATED MATTERS
1.1.	Definitions
1.2.	Other Terms
1.3.	Interpretation

ARTICLE 2 SALE AND PURCHASE OF U.S. SHARES AND INTERNATIONAL SHARES
2.1.	Sale and Purchase
2.2.	Title

ARTICLE 3 PURCHASE PRICE AND ADJUSTMENT
3.1.	Purchase Price
3.2.	Payment of U.S. Purchase Price
3.3.	Payment of International Purchase Price
3.4.	Closing Financial Statements; Disputes
3.5.	Adjustments

ARTICLE 4 CLOSING
4.1.	Date and Place
4.2.	Deliveries at the U.S. Closing
4.3.	Deliveries at the Closing
4.4.	Escrow

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ABB
5.1.	Organization
5.2.	Authority
5.3.	Capital Stock
5.4.	Subsidiaries and Branch Offices
5.5.	Financial Information
5.6.	Compliance with Law
5.7.	Personal Property
5.8.	Real Property
5.9.	Intellectual Property
5.10.	Contracts
5.11.	Employees
5.12.	Employee Benefit Plans
5.13.	Taxes
5.14.	Litigation
5.15.	Environmental Matters
5.16.	Insurance
5.17.	Agents
5.18.	Accounts with Financial Institutions
5.19.	Continuing Business Relationships
5.20.	Brokers
5.21.	Solvency
5.22.	Alstom Instruments

i

5.23.	ABB Instruments
5.24	Sirius America Contracts

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER
6.1.	Organization
6.2.	Authority
6.3.	Financing
6.4.	Employees

ARTICLE 7 COVENANTS
7.1.	General
7.2.	Conduct of Business
7.3.	Access to Information
7.4.	Reasonable Efforts
7.5.	Employee Benefit Plans
7.6.	Taxes
7.7.	Replacement of Directors and Auditors
7.8.	No Solicitation/No Hire of Employees
7.9.	No Solicitation of Offers
7.10.	Notice of Certain Matters
7.11.	Intercompany Accounts
7.12.	Investment Portfolio
7.13.	Assignment of Confidentiality Agreements
7.14.	Amendment of Leases
7.15.	Sirius Belgium
7.16.	Access to Purchaser Auditors
7.17.	Facility Agreement
7.18.	Purchaser Disclosure Procedures
7.19.	Dividends
7.20.	ABB Intellectual Property
7.21.	Amendments to Certain Contracts
7.22.	Employees

ARTICLE 8 CONDITIONS TO CLOSING
8.1.	Conditions of Both Parties
8.2.	Additional Conditions of Purchaser
8.3.	Additional Conditions of ABB
8.4.	Frustration of Closing Conditions

ARTICLE 9 LIABILITY AND RELATED MATTERS
9.1.	Indemnification by ABB
9.2.	Indemnification by Purchaser
9.3.	Termination of Indemnification
9.4.	Procedures Relating to Third Party and Direct Indemnification Claims
9.5.	Assignment of Rights
9.6.	Tax Indemnification and Related Matters
9.7.	Indemnity Payments

9.8.	Scandinavian Re Indemnity
9.9.	Special Indemnity in Respect of Alstom Instruments
9.10.	Special Indemnity in Respect of ABB Instruments
9.11.	Other Limitations; Indemnity Provisions
9.12.	Survival of Representations and Warranties and Covenants
9.13.	Reliance on Representations and Warranties
9.14.	ABB’s Disclosure

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER
10.1.	Termination
10.2.	Amendments and Waivers

ARTICLE 11 GENERAL PROVISIONS
11.1.	No Announcement; Confidentiality
11.2.	Cooperation
11.3.	Entire Agreement
11.4.	Severability
11.5.	No Third Party Beneficiaries
11.6.	Assignment
11.7.	Notices
11.8.	Governing Law
11.9.	Pre-Closing Dispute Resolution
11.10.	Post-Closing Dispute Resolution
11.11.	Enforcement
11.12.	Costs, Expenses, Transfer Taxes and Fees
11.13.	No Set-Off
11.14.	Further Assurances
11.15.	Certain Insurance

SCHEDULES AND ANNEXES

Schedules

1.1(1)	Financial Statements
1.1(2)	Investment Guidelines
1.1(3)	Permitted Encumbrances
1.3.4	ABB’s Knowledge
3.4.1(1)	Net Equity Statement — Adjustments
3.4.1(2)	Form of Closing Financial Statements
3.4.2	Form of Business Auditors’ Opinions
7.2.1	Conduct of Business
7.5(1)	Transferred Plans
7.5(2)	Retained Plans
7.21	Amendments to Certain Contracts
8.1	Governmental Approvals
11.6	Merger Schedule

Disclosure Schedule

Annexes
1	ABB Bank Guaranty
2	Escrow Agreement
3	ABB and ABB Ltd Legal Opinion
4	Purchaser Legal Opinion
5	Transitional Services Agreement
6	White Mountains Insurance Group, Ltd. Opinion

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of this 8th day of December 2003 between the following parties:

ABB HOLDING AG, ZURICH, a company organized and existing under the laws of Switzerland with its principal office at Affolternstrasse 44, 8050 Zurich, Switzerland (“ABB”); and

LAGRUMMET DECEMBER NR 919 AB (under change of name to “FUND AMERICAN HOLDINGS AB”), a company organized and existing under the laws of Sweden (Reg. No. 556651-1084 with its principal office at Bohusgatan 14, SE 106 60 Stockholm, Sweden (“Purchaser”).

WITNESSETH:

WHEREAS, ABB owns 100% of the issued and outstanding shares (the “International Shares”) of ABB Insurance Holding Sweden AB, a company organized and existing under the laws of Sweden (“Sirius Holding”);

WHEREAS, Sirius Holding owns: (i) 100% of the issued and outstanding shares of Sirius International Insurance Corporation, a company organized and existing under the laws of Sweden (“Sirius International”); and (ii) 100% of the issued and outstanding shares of Sirius Rückversicherungs Service GmbH, a company organized and existing under the laws of Germany (“Sirius Rück”);

WHEREAS, Sirius International owns: (i) 100% of the issued and outstanding shares (the “U.S. Shares”) of Sirius America Insurance Company, a company organized and existing under the laws of the State of Delaware (“Sirius America”); (ii) 100% of the issued and outstanding shares of Sirius Belgium Reassurances S.A., a Company organized and existing under the laws of Belgium (“Sirius Belgium”); and (iii) 100% of the issued and outstanding shares of Scandinavian Reinsurance Company Ltd (Bermuda), a company organized and existing under the laws of Bermuda (“Scandinavian Re”), and together with Sirius Holding, Sirius International, Sirius Rück, Sirius Belgium and Sirius America, (the “Acquired Group”, and each of which, an “Acquired Company”);

WHEREAS, ABB desires to sell, and Purchaser desires to purchase, the International Shares, in each case on the terms and conditions herein set forth; and

WHEREAS, Purchaser desires to cause Folksamerica Reinsurance Company, a company organized and existing under the laws of New York with its principal office at One Liberty Plaza, New York, New York 10006, U.S.A. (“U.S. Purchaser”) to purchase the U.S. Shares from Sirius International, and ABB desires to cause Sirius International to sell the U.S. Shares to U.S. Purchaser, in each case at the U.S. Closing and on the terms and conditions herein set forth (the “U.S. Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION AND RELATED MATTERS

1.1.                                                                              Definitions

Unless the context of this Agreement provides otherwise, the following terms                   shall have the meanings set out below:

“ABACUS Financial Statements” shall have the meaning set out in Section 7.19(a).

“ABACUS Net Equity” shall have the meaning set out in Section 7.19(a).

“ABACUS Net Equity Statement” shall have the meaning set out in Section 7.19(a).

“ABB” shall have the meaning set out in the preamble to this Agreement.

“ABB Distribution” shall have the meaning set out in Section 7.19(b).

“ABB Distribution Amount” shall have the meaning set out in Section 7.19(b).

“ABB Group” means ABB Ltd, being an Affiliate of ABB and a company organized and existing under the laws of Switzerland with its principal office at Affolternstrasse 44, PO Box 8131, CH-8050 Zurich, Switzerland, and each of its Affiliates.

“ABB Instruments” shall have the meaning set out in Section 5.23.

“ABB Specified Claims” shall have the meaning set out in Section 9.1.

“Acquired Company” shall have the meaning set out in the recitals to this Agreement.

“Acquired Group” shall have the meaning set out in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person.

“Affiliate Contracts” shall have the meaning set out in Section 5.5.5.

“Alstom Group” shall have the meaning set out in Section 5.22.

“Alstom Indemnified Parties” shall have the meaning set out in Section 9.9(a).

“Alstom Instruments” shall have the meaning set out in Section 5.22.

“Alstom Losses” shall have the meaning set out in Section 9.9(a).

“Assumed Reinsurance Agreements” means all Contracts pursuant to which any Acquired Company has provided reinsurance or retrocessional coverage to another Person (other than another Acquired Company).

“Audited Closing Financial Statements” shall have the meaning set out in Section 3.4.2(a)(i).

“Audited Closing Net Equity Statement” shall have the meaning set out in Section 3.4.2(a)(ii).

“Audited Deficiency Amount” means the amount, if any, by which the Audited Net Equity is less than the Guaranteed Net Equity.

“Audited Excess Amount” means the amount, if any, by which Audited Net Equity exceeds the Guaranteed Net Equity.

“Audited Net Equity” means the amount of Net Equity, determined on the basis of the Audited Closing Financial Statements.

“Belgian Tax Reassessments” shall have the meaning set out in Section 9.6.4(b).

“Branded Assets” shall have the meaning set out in Section 7.20.1.

“Business” means the insurance and reinsurance business operations conducted by the Acquired Group.

“Business Auditors” means Ernst & Young, auditors to the Acquired Group.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable Law to be closed in Stockholm, Sweden or New York, New York.

“Ceded Reinsurance Agreements” means all Contracts pursuant to which any Acquired Company has ceded or transferred to any Person (other than another Acquired Company) any of its obligations or liabilities under any assumed insurance or assumed reinsurance agreement.

“Closing” means the completion of the matters set forth in Section 4.3 after the satisfaction or waiver of the conditions set forth in Article 8.

“Closing Date” means the date on which the Closing occurs in accordance with this Agreement.

“Closing Financial Statements” means the Unaudited Closing Financial Statements, the Audited Closing Financial Statements and the Final Closing Financial Statements.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set out in the Confidentiality Agreement.

“Confidentiality Agreement” shall have the meaning set out in Section 11.3.

“Contract” means a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, arrangement, understanding, obligation, undertaking, instrument, permit, concession, franchise or license (other than any permit or license granted by any governmental authority), whether oral or written, in each case that is legally binding or intended to be legally binding (including all amendments thereto).

“Direct Claim” shall have the meaning set out in Section 9.4.2.

“Direct Insurance Agreement” means all Contracts pursuant to which an Acquired Company has provided insurance to another Person (other than another Acquired Company).

“Disclosed Insurance Agreements” shall have the meaning set out in Section 5.10.1(g).

“Disclosure Schedule” means the disclosure schedule delivered by ABB to Purchaser concurrently with the execution and delivery of this Agreement.

“Disputed Net Equity” means the difference between the Audited Net Equity and the Net Equity proposed by Purchaser in the Objection Notice (or, if Purchaser does not propose a Net Equity in the Objection Notice, the lowest Net Equity that may be reasonably derived from the objections raised by Purchaser in the Objection Notice).

“Disputes Auditors” shall have the meaning set out in Section 3.4.6.

“Employee” means each employee actively employed by an Acquired Company as of the Closing, including any employee of an Acquired Company on leave of absence or short-term disability (but not long-term disability) (or whenever the term “Employee” is used herein with respect to any date prior to the Closing Date, each individual who would be an Employee were the Closing to occur on such date).

“Employee Benefit Plan” shall have the meaning set out in Section 5.12.1.

“Encumbrance” means a lien, pledge, mortgage, security interest, assessment, claim, lease, charge, option, right of first refusal, imperfection of title, easement, transfer restriction under any shareholder or similar agreement or other encumbrance of any kind whatsoever.

“Environmental Claims” shall have the meaning set out in Section 5.15.

“Environmental Laws” shall have the meaning set out in Section 5.15.

“ERISA” shall have the meaning set out in Section 5.12.1.

“Escrow Agent” shall have the meaning set out in Section 4.4.

“Escrow Agreement” shall have the meaning set out in Section 4.4.

“Facility Agreement” means the Facility Agreement dated as of June 26, 2003, among Sirius Holding, Skandinaviska Enskilda Banken AB (publ) and FöreningsSparbanken AB (publ).

“Final Closing Financial Statements” shall have the meaning set out in Section 3.4.10(b).

“Final Deficiency Amount” means the amount, if any, by which the Final Net                       Equity is less than the Guaranteed Net Equity.

“Final Excess Amount” means the amount, if any, by which Final Net Equity exceeds the Guaranteed Net Equity.

“Final Net Equity” means the amount of Net Equity, determined on the basis of the Final Closing Financial Statements.

“Financial Risks Business” means the issuance by the Acquired Group of project bonds, performance bonds and financial products relating to trade credit risks, political risks, credit derivative risks, and export finance risks.

“Financial Statements” means the audited consolidated financial statements of the Acquired Group (excluding Sirius Holding and Sirius Rück) as of December 31, 2002, including the balance sheet of the Acquired Group (excluding Sirius Holding and Sirius Rück) as of December 31, 2002, and the notes thereto, and the related income statements and statements of cash flow for the twelve month period then ended, in each case prepared in accordance with U.S. GAAP, copies of which are attached as Schedule 1.1(1).

“Former Employee” means each employee who was formerly employed by an Acquired Company with respect to whom any Acquired Company or any Employee Benefit Plan transferred to Purchaser or its Affiliates in connection with the transactions contemplated hereby (including any Employee Benefit Plan sponsored by any Acquired Company) has any liability.

“Gain” shall have the meaning set out in Section 9.8.2(b).

“Guaranteed Net Equity” means SEK 3.566 billion.

“Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (ii) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IMG” means International Medical Group, Inc.

“Indemnified Party” shall have the meaning set out in Section 9.4.1.

“Indemnifying Party” shall have the meaning set out in Section 9.4.1.

“Insurance Agreement Claims” shall have the meaning set out in Section 9.1.

“Insurance Policy” means each policy and binder currently-in-effect held by ABB and its Affiliates (including the Acquired Group) under which any Acquired Company or any assets of the Business are insured (excluding, for the avoidance of doubt, insurance coverage relating to areas such as life, medical and disability which are contained in any Employee Benefit Plan).

“Intellectual Property” means trade names, service marks, trademarks, logos, patents, copyrights, rights in Know-How and other similar proprietary rights which may subsist in any part of the world, whether registered or not.

“International Purchase Price” shall have the meaning set out in Section 3.1(a).

“International Shares” shall have the meaning set out in the recitals to this Agreement.

“Investment Guidelines” means the investment guidelines of the Acquired Group as of the date of this Agreement set out in Schedule 1.1(2).

“Investment Portfolio” means all investments, including stocks, bonds, cash and limited partnership interests, owned, directly or indirectly, by the Acquired Group, other than shares in an Acquired Company, IMG or the LUC.

“Know-How” means any technical, industrial and commercial information and techniques in any tangible form.

“KPMG Report” shall have the meaning set out in Section 3.4.4.

“Law” means any statute, law, code, ordinance, regulation, directive or other national or supra-national legally binding requirement or rule as in effect (i) wherever such term is used in Article 5 or 6, as at the date(s) the relevant warranty is made pursuant to this Agreement and, in any event, no later than the Closing Date, (ii) wherever such term is used in Article 7, as at the date any permitted, required or prohibited action is taken, and in any event (other than with respect to Sections 7.4.2 and 7.7.1) no later than the Closing Date and (iii) wherever such term is otherwise used in this Agreement, from time to time in force.

“Leased Real Property” shall have the meaning set out in Section 5.8.3.

“Lenders” means Skandinaviska Enskilda Banken AB (publ) and FöreningsSparbanken AB (publ) and any other Persons that have agreed to make available to Sirius Holding a term loan facility under the Facility Agreement.

“Lenders’ Payment” shall have the meaning set out in Section 8.2(d).

“Licensed Intellectual Property” shall have the meaning set out in Section 5.9.4.

“Loss” means any actual loss, claim, damage, liability, cost, expense, obligations, judgments, Encumbrances, injunctions, charges, orders, decrees, rulings,

dues, assessments, Taxes, fines, penalties, fees and amounts paid in settlement (including reasonable fees and expenses of counsel), but excluding special, indirect, incidental, consequential and punitive damages.

“Losses In Excess Of Reserves” shall have the meaning set out in Section 9.8.1(b).

“LUC” means the real property located at the London Underwriting Centre, Minster Court, London EC3.

“Material Adverse Effect” means any change in, or effect on, the Acquired Group or the Business which, individually or in the aggregate is, or which is reasonably likely to be, materially adverse to the properties, assets, liabilities, results of operations or financial condition of the Acquired Group, taken as a whole or, in relation to references to “Material Adverse Effect” in Sections 5.2.2, 5.2.3, 5.3, 5.6.1 and 5.14(ii)(z) only, will or is reasonably likely to prevent the material transactions contemplated hereby, including the acquisition of the International Shares.

“Material Contract” shall have the meaning set out in Section 5.10.2.

“Measurement Date” means December 31, 2003.

“Measurement Date Representations and Warranties” means the representations and warranties in: Section 5.5.3, Section 5.5.4, Section 5.6.2, Section 5.7, the second sentence of Section 5.8.1, Section 5.8.2, Section 5.8.3, Section 5.9.2(b), Section 5.9.2(d)(ii), Section 5.9.2(e), Section 5.9.3(a), Section 5.9.3(b)(ii), Section 5.11.2, Section 5.12.2 (except (i) thereof), Section 5.14 and Section 5.15.

“Net Equity” means, as of the Measurement Date, the total shareholders’ equity value in Swedish kronor of the Acquired Group from the Closing Financial Statements, calculated in accordance with U.S. GAAP consistently applied to the Financial Statements (so long as the Financial Statements were in accordance with U.S. GAAP) and the adjustments set out in Schedule 3.4.1(1).  In calculating Net Equity, there will be no accrual, provision or reserve in respect of any costs, liabilities, charges or events to be incurred after the Measurement Date in respect of the disposal, closure, reorganization or restructuring of any operations initiated by Purchaser or any of its Affiliates, other than those duly authorized by ABB and/or its Affiliates prior to the Measurement Date and recognizable in accordance with U.S. GAAP.

“Objection Notice” shall have the meaning set out in Section 3.4.5.

“Order” shall have the meaning set out in Section 5.2.2.

“Other Intellectual Property” shall have the meaning set out in Section 5.9.3.

“Outstanding Retained Amount” shall have the meaning set out in Section 3.5.3.

“Owned Real Property” shall have the meaning set out in Section 5.8.2.

“Permits” shall have the meaning set out in Section 5.6.2.

“Permitted ABB Distribution Amount “ shall have the meaning set out in Section 7.19(b).

“Permitted Encumbrances” means: (i) rights of first refusal and similar rights of governmental authorities under applicable Law; (ii) mechanics’, carriers’, workmen’s, repairmen’s and other like Encumbrances arising or incurred in the ordinary course of business; (iii) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or that may thereafter be paid without penalty (with the applicable Encumbrance thereby released) or that are being contested in good faith by appropriate proceedings; and (iv) Encumbrances related to deposits to secure policyholders’ obligations as required by the insurance regulators of various jurisdictions to the extent that such deposits and the corresponding Encumbrances are listed on Schedule 1.1(3).

“Person” means any individual, company, partnership or other entity of any kind or governmental authority.

“Pledge Agent” means Skandinaviska Enskilda Banken AB (publ) or any other Person serving as the agent for the financing parties under the Pledge Agreement.

“Pledge Agreement” means the Pledge Agreement dated as of June 26, 2003, between Sirius Holding and Skandinaviska Enskilda Banken AB (publ).

“Pre-Measurement Tax Period” shall have the meaning set out in Section 9.6.1(a).

“Prior ABB Payments” shall have the meaning set out in Section 9.11.5.

“Property” means real, personal or mixed property, tangible or intangible, including any leased real property.

“Property Taxes” shall have the meaning set out in Section 9.6.1(b).

“Purchaser” shall have the meaning set out in the preamble to this Agreement.

“Purchaser Specified Claims” shall have the meaning set out in Section 9.2.

“Reinsurance Pools” shall have the meaning set out in Section 5.10.1(d).

“Registered Intellectual Property” shall have the meaning set out in Section 5.9.2(a).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Reserves” means: (i) all loss reserves for losses relating to the Business, consisting of case reserves and reserves for incurred but not reported losses, including unallocated and allocated reserves for loss adjustment expenses; and (ii) all reserves for unearned premiums relating to the Business.

“Retained Amount” means an amount in Swedish kronor equal to $30,000,000 based on the closing mid-point rate calculated on the basis of the exchange rates between U.S. Dollars and Swedish kronor published in The Financial Times five (5) Business Days prior to the Closing.

“Retained Plans” shall have the meaning set out in Section 7.5(b).

“Retirement Benefits” shall have the meaning set out in Section 7.5(a).

“Rules” shall have the meaning set out in Section 11.10.1.

“Scandinavian Re” shall have the meaning set out in the recitals to this Agreement.

“Scandinavian Re Affiliate Commitment” means any capital, property, asset or right, or commitment to provide capital, properties, assets or rights that is legally binding or intended to be legally binding, provided by an Acquired Company (other than Scandinavian Re) to another Person to support the obligations of Scandinavian Re under any Contract.

“Scan Re Agreements” shall have the meaning set out in Section 5.10.1(e).

“Scan Re Disputes” shall have the meaning set out in Section 9.8.1(a).

“Scan Re Memo” shall have the meaning set out in Section 9.8.1(a).

“Senior Executive” means a managing director of an Acquired Company and all managers of such Acquired Company who report directly to him or her.

“Sirius America” shall have the meaning set out in the recitals to this Agreement.

“Sirius Belgium” shall have the meaning set out in the recitals to this Agreement.

“Sirius Holding” shall have the meaning set out in the recitals to this Agreement.

“Sirius Holding Dividend” means the dividend to be declared and paid by Sirius Holding prior to the Measurement Date in the amount of Three Hundred and Forty-Five Million Swedish kronor (SEK 345,000,000).

“Sirius International” shall have the meaning set out in the recitals to this Agreement.

“Sirius Rück” shall have the meaning set out in the recitals to this Agreement.

“Straddle Period” shall have the meaning set out in Section 7.6(b).

“Subsidiary” means, as to any Person, any other Person 50% or more of whose voting shares are owned or controlled, directly or indirectly, through one or more intermediaries, by such first Person.

“Swedish kronor” and “SEK” means the lawful currency of the Kingdom of Sweden.

“Tax Claim” shall have the meaning set out in Section 9.6.3.

“Tax Return” means any return, declaration of estimated tax payments, report, estimate, information return or statement, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means all taxes, fees, duties and other assessments imposed by any government or political subdivision or taxing authority thereof or therein, including any income, estimated, premium, profits, windfall profits, environmental, alternative, minimum, license, import, transfer, registration, stamp, franchise, sales, use, value added, gross receipts, excise, utility, property (real or personal), severance, ad valorem, net proceeds, deed, lease, service, capital, customs, occupation, payroll wage, workman’s compensation, employment, withholding and social security taxes, including all interest, fines, assessments, penalties or additions to taxes imposed in connection therewith or with respect thereto.

“Third Party Claim” shall have the meaning set out in Section 9.4.1.

“Tillinghast Report” shall have the meaning set out in Section 3.4.4.

“Transfer Taxes” means all transfer, documentary, registration, stamp and similar Taxes (including all applicable real estate transfer Taxes and stock transfer Taxes) and related fees (including any penalties, interest or additions to Tax) arising out of, in connection with or attributable to this Agreement and the transactions contemplated hereby.  For the avoidance of doubt, Transfer Taxes shall not include any income Taxes arising out of, in connection with or attributable to this Agreement or the transactions contemplated hereby, such as any capital gains Taxes.

“Transferred Plan” shall have the meaning set out in Section 7.5(a).

“U.S. Closing” means the completion of the matters set forth in Section 4.2.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

“U.S. Purchase Price” shall have the meaning set out in Section 3.2.

“U.S. Purchaser” shall have the meaning set out in the recitals to this Agreement.

“U.S. Shares” shall have the meaning set out in the recitals to this Agreement.

“U.S. Transaction” shall have the meaning set out in the recitals to this Agreement.

“Unaudited Closing Financial Statements” shall have the meaning set out in Section 3.4.1(a).

“Unaudited Closing Net Equity Statement” shall have the meaning set out in Section 3.4.1(a).

“Unaudited Net Equity” means the amount of Net Equity, determined on the basis of the Unaudited Closing Financial Statements.

1.2.                                                                              Other Terms

Other terms may be defined elsewhere in this Agreement (including in any Annex or Schedule hereto) and, unless otherwise indicated, shall have the respective meanings there ascribed to such terms.

1.3.                                                                              Interpretation

The following provisions shall apply in connection with the interpretation of this Agreement:

1.3.1        Any reference to Articles, Sections, clauses, Annexes and Schedules are, unless otherwise stated, references to Articles, Sections, clauses, Annexes and Schedules of or to this Agreement. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

1.3.2        All Annexes and Schedules form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Annexes and Schedules.

1.3.3        If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day, in which case the last day shall be the next succeeding Business Day.

1.3.4        Whenever any reference is made in this Agreement to ABB’s knowledge, information, belief or awareness, it shall be deemed to mean the knowledge of the individuals identified in Schedule 1.3.4 in relation to the subject matter in question.

1.3.5        Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

1.3.6        Any reference to the “stock”, “capital stock”, “shares” or “share capital” of a Person shall refer to all voting and non-voting equity securities and other ownership and voting interests with respect to such Person.

1.3.7        Whenever the term “or its foreign currency equivalent” is used in this Agreement, it shall be deemed to refer to such foreign currency equivalent (i) as calculated as of the date of delivery of notice of a Direct Claim or Third Party Claim under Article 9 or (ii) otherwise as calculated as at the date of this Agreement.

ARTICLE 2
SALE AND PURCHASE OF U.S. SHARES AND INTERNATIONAL SHARES

2.1.                                                                              Sale and Purchase

2.1.1                                                                        U.S. Shares

Upon the terms and subject to the conditions of this Agreement, ABB shall cause Sirius International to transfer and deliver to U.S. Purchaser, and Purchaser shall cause U.S. Purchaser to purchase and take delivery of, the U.S. Shares at the U.S. Closing, free and clear of all Encumbrances and with all rights attached and accruing to such U.S. Shares, in exchange for the U.S. Purchase Price (paid in accordance with Section 4.2.2).  For purposes of the making of the representations and warranties set forth in Articles 5 and 6 below at Closing, the U.S. Transaction shall be deemed not to have occurred, and for purposes of the covenants set forth in Section 7.2.4 below, Purchaser shall be deemed to have provided prior written consent with respect to the U.S. Transaction.

2.1.2                                                                        International Shares

Upon the terms and subject to the conditions of this Agreement, ABB shall transfer and deliver to Purchaser, and Purchaser shall purchase and take delivery of, the International Shares at the Closing, free and clear of all Encumbrances and with all rights attached and accruing to such International Shares, in exchange for the International Purchase Price (paid in accordance with Section 4.3.2(a)).

2.2.                                                                              Title

2.2.1                                                                        U.S. Shares

Subject to Purchaser having caused U.S. Purchaser to pay the U.S. Purchase Price in accordance with Section 4.2.2, title of ownership to the U.S. Shares shall transfer to U.S. Purchaser at the U.S. Closing.

2.2.2                                                                        International Shares

Subject to Purchaser having paid, or caused to be paid, to the extent applicable, the amounts set forth in Section 4.3.2(a), title of ownership to the International Shares shall transfer to Purchaser at the Closing.

ARTICLE 3
PURCHASE PRICE AND ADJUSTMENT

3.1.                                                                              Purchase Price

(a)                                  The purchase price for the International Shares (the “International Purchase Price”) shall equal (i) the sum of (a) Three Billion Two Hundred and Twenty Million Swedish kronor (SEK 3,220,000,000), (b) the Final Excess Amount, if any, and (c) the interest amounts payable by Purchaser to ABB pursuant to Section 3.5.5 less (ii) the sum of (x) the amount of the ABB Distribution, if any, (y) the Final Deficiency Amount, if any, and (z) the interest amounts payable by ABB to Purchaser pursuant to Section 3.5.5, if any.

(b)                                 The International Purchase Price and the U.S. Purchase Price are each exclusive of any Transfer Taxes, 75% of which shall be borne by ABB and 25% of which shall be borne by Purchaser.

3.2.                                                                              Payment of U.S. Purchase Price

The purchase price for the U.S. Shares (the “U.S. Purchase Price”) shall be the U.S. GAAP book value of Sirius America as of the Measurement Date (in U.S. Dollars).  Purchaser shall cause U.S. Purchaser to pay the U.S. Purchase Price in full at the U.S. Closing in accordance with Section 4.2.2.

3.3.                                                                              Payment of International Purchase Price

Purchaser shall pay, or shall cause to be paid, to the extent applicable, the amounts set forth in Section 4.3.2(a) at the Closing.

3.4.                                                                              Closing Financial Statements; Disputes

3.4.1                                                                        Unaudited Closing Financial Statements

(a)                                  As soon as reasonably practicable after the Measurement Date: (i) ABB, assisted by the Business Auditors, shall prepare in good faith: (x) in accordance with U.S. GAAP consistently applied to the Financial Statements (so long as the Financial Statements were in accordance with U.S. GAAP), in Swedish kronor and in the form of Schedule 3.4.1(2), a consolidated balance sheet of the Acquired Group as of December 31, 2003, together with related consolidated income statements and statements of cash flow for the twelve month period then ended (collectively, the “Unaudited Closing Financial Statements”); and (y) a statement showing the calculation of Net Equity, determined on the basis of the Unaudited Closing Financial Statements and taking into account the adjustments set out in Schedule 3.4.1(1) (the “Unaudited Closing Net Equity Statement”); and (ii) ABB shall prepare consolidating financial statements with respect to each Acquired Company related to the Unaudited Closing Financial Statements in each case in the form of Schedule 3.4.1(2).  ABB shall deliver the Unaudited Closing Financial Statements, the Unaudited Closing Net Equity Statement and the consolidating financial statements described in sub-clause (ii) above to Purchaser within five (5) days of such statements being finalized by the Acquired Group and ABB.

(b)                                 ABB shall:

(i)                                     cause the Acquired Group to retain Reserves as of the Measurement Date relating to (x) the EPIX/Hartford dispute identified as Treaty 260, all underwriting years, in the Scan Re Memo, (y) the Reliance Re dispute identified as Treaty 189, all underwriting years, in the Scan Re Memo and (z) each Scan Re Dispute, in each case at a minimum value equal to the highest value of such Reserves as of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, provided that the value of such Reserves with respect to the disputes identified in clauses (x), (y) and (z) of this Section 3.4.1(b)(i) as of the Measurement Date may be (A) lowered to nil if any amount is paid in a full and final settlement of such Scan Re Dispute, on or prior to the Measurement Date, (B) lowered to the amount proposed by the third party in writing to such dispute to be paid in full and final settlement thereof if such settlement remains outstanding for acceptance as at the Measurement Date or to the amount adjudicated, on or prior to the Measurement Date, by a court or arbitrator to be due to the third party to such dispute in full and final adjudication of all claims under such dispute or (C) lowered by the amount of any payments made, on or prior to the Measurement Date, in partial settlement of such Scan Re Dispute; and

(ii)                                  set forth the value of each Reserve described in sub-clause (i) above in an appendix to the balance sheet included in the Unaudited Closing Financial Statements.

Purchaser and ABB hereby agree that establishing the value of each Reserve described in sub-clause (i) above in accordance with such sub-clause is in accordance with U.S. GAAP.

3.4.2                                                                        Audit of Closing Financial Statements

(a)                                  The Unaudited Closing Financial Statements shall be audited by the Business Auditors in accordance with generally accepted auditing standards in the United States and the Unaudited Closing Net Equity Statement shall be reviewed by the Business Auditors.  Upon completion of the audit, the Business Auditors shall deliver to ABB and Purchaser:

(i)                                     (x) a copy of the Unaudited Closing Financial Statements, including the requisite footnotes thereto, all as adjusted to reflect any changes resulting from the Business Auditors’ audit of such statements and (y) the Business Auditors’ executed opinion thereon in the form set out in Schedule 3.4.2(1) stating that the Unaudited Closing Financial Statements were prepared in accordance with U.S. GAAP consistently applied to the Financial Statements (so long as the Financial Statements were in accordance with U.S. GAAP) and the audit was conducted in accordance with generally accepted auditing standards in the United States, which opinion shall be unqualified if delivered and dated on or after the Closing Date or, if delivered prior to the Closing and qualified, such qualified opinion shall be reissued as unqualified at the Closing (collectively, the “Audited Closing Financial Statements”); and

(ii)                                  a copy of the Unaudited Closing Net Equity Statement, as adjusted to reflect any changes resulting from the Business Auditors’ review of such statement, and the Business Auditors’ unqualified and executed opinion in the form set out in Schedule 3.4.2(2) (collectively, the “Audited Closing Net Equity Statement”).

(b)                                 ABB shall cause the Business Auditors, as part of their audit, to perform audit procedures as to the adequacy of the values and allowances for the Reserves relating to (i) the EPIX/Hartford dispute identified as Treaty 260, all underwriting years, in the Scan Re Memo, (ii) the Reliance Re dispute identified as Treaty 189, all underwriting years, in the Scan Re Memo, (iii) the receiveables/recoverables of the Acquired Group, (iv) each Scan Re Dispute and (v) the deferred tax assets of the Acquired Group, in each case as set forth in the Unaudited Closing Financial Statements.

(c)                                  Provided that Purchaser has complied with its obligation to provide access pursuant to Section 3.4.3(a) as is reasonably required by ABB or the Business

Auditors to perform their obligations under this Section 3.4.2, ABB shall procure that the Business Auditors deliver the Audited Closing Financial Statements and the Audited Closing Net Equity Statement to ABB and Purchaser no later than ninety (90) days after the Measurement Date.  The fees and expenses of the Business Auditors in connection with the Audited Closing Financial Statements and the Audited Closing Net Equity Statement shall be borne by ABB.

(d)                                 Simultaneously with the delivery of the Audited Closing Financial Statements and the Audited Closing Net Equity Statement by the Business Auditors pursuant to Section 3.4.2(c), ABB shall deliver to Purchaser consolidating financial statements with respect to each Acquired Company related to the Audited Closing Financial Statements, all as adjusted to reflect any changes resulting from the Business Auditors’ audit of the Unaudited Closing Financial Statements, and in the form of Schedule 3.4.1(2).

3.4.3                                                                        Access

(a)                                  Following the Closing, until the Audited Closing Financial Statements and the Audited Closing Net Equity Statement become the Final Closing Financial Statements, Purchaser shall, and shall cause its Affiliates to, provide reasonable access on reasonable notice during normal business hours to ABB’s employees and representatives to the Acquired Group’s and each member of the Acquired Group’s respective offices, employees agents, accountants (including the Business Auditors) and actuaries and to premises, properties, books, accounting records and other documents (including supporting contractual documentation) of the Acquired Group or available to the Acquired Group reasonably required for the purpose of agreeing or settling any dispute in relation to the Audited Closing Financial Statements or the Audited Closing Net Equity Statement and allow ABB to take copies of such documents.  Neither Purchaser nor any of its Affiliates shall be under any obligation to disclose to ABB’s employees or representatives any information the disclosure of which, according to the advice of Purchaser’s legal counsel, is restricted by confidentiality obligations or applicable Law or would jeopardize the legal privilege, if any, accorded to any documents produced or prepared by the legal representatives of Purchaser or its Affiliates.

(b)                                 Prior to the Closing, and following delivery of the Audited Closing Financial Statements and the Audited Closing Net Equity Statement pursuant to Section 3.4.2, ABB shall, and shall cause its Affiliates to provide reasonable access on reasonable notice during normal business hours to Purchaser’s auditors, employees and representatives to the Acquired Group’s and each member of the Acquired Group’s respective officers, employees, agents, accountants (including the Business Auditors) and actuaries and to the premises, properties, books, accounting records and other documents (including supporting contractual documentation and the work papers of the Business Auditors relating to the audit of the Financial Statements and the Audited Closing Financial Statements, provided that Purchaser’s auditors, employees and representatives have signed any release letter reasonably required by the Business Auditors in connection therewith) of the Acquired Group or available to the Acquired Group reasonably required for the purpose of reviewing the Audited Closing Financial Statements and the Audited Closing Net Equity Statement and/or the purpose of agreeing or settling any dispute in relation to the Audited Closing Financial Statements or the Audited Closing Net Equity Statement and allow Purchaser and its auditors to take copies of such documents.  Neither ABB or any of its Affiliates shall be under any obligation to disclose to Purchaser’s auditors, employees and representatives any information the disclosure of which, according to the advice of ABB’s legal counsel, is restricted by confidentiality obligations or applicable Law or would jeopardize the legal privilege, if any, accorded to any documents produced or prepared by the legal representatives of ABB or its Affiliates.

3.4.4                                                                        Actuarial Review of Reserves

As soon as reasonably practicable after the Measurement Date, ABB shall cause:

(a)                                  Tillinghast (i) to perform a loss and loss adjustment expense reserve review of each Acquired Company (other than Scandinavian Re and Sirius America) as of the Measurement Date, with the same scope as Tillinghast’s loss and loss adjustment expense reserve review of each Acquired Company as of December 31, 2002 and (ii) to deliver to ABB a report on such Reserves in the form of the report issued to Eric Elzvik on 8 April 2003 (the “Tillinghast Report”); and

(b)                                 KPMG LLP (i) to perform a loss and loss adjustment expense reserve review of Sirius America as of the Measurement Date, with the same scope as KPMG LLP’s loss and loss adjustment expense reserve review of Sirius America as of December 31, 2002, and (ii) deliver to ABB a report on such Reserves in the form of the report issued to the board of directors of Sirius America on March 14, 2003 (the “KPMG Report”).

Prior to or concurrently with the delivery of the Audited Closing Financial Statements and the Audited Closing Net Equity Statement, ABB shall deliver to Purchaser the Tillinghast Report and the KPMG Report.  ABB shall cause the Business Auditors, as part of their audit, to perform audit procedures as to the adequacy of the Reserves of Scandinavian Re.

3.4.5                                                                        Objection Notice

The Audited Closing Financial Statements and the Audited Closing Net Equity Statement shall be binding and conclusive upon ABB and Purchaser unless Purchaser shall have notified ABB in writing within forty-five (45) days after receipt of the Audited Closing Financial Statements and Audited Closing Net Equity Statement of any objections thereto (an “Objection Notice”); provided, however, that no objections may be made with respect to amounts in the income statements and statements of cash flow contained in the Audited Closing Financial Statements other than to the extent that such amounts affect amounts included in the Audited Closing Net Equity Statement.  A notice under this Section 3.4.5 shall be given in accordance with Section 11.7 and shall: (i) specify in reasonable detail the items or issues relating to the Audited Closing Financial Statements or the Audited Closing Net Equity Statement which are the subject of a dispute and provide a description in reasonable detail of the reasons for such dispute; and (ii) expressly state that such objections have been made by Purchaser in good faith and taking into account the adjustments set forth in Schedule 3.4.1(1).

3.4.6                                                                        Disputes Auditors

If any dispute between ABB and Purchaser relating to objections validly made pursuant to Section 3.4.5 to the Audited Closing Financial Statements or the Audited Closing Net Equity Statement is not resolved by them within thirty (30) days after ABB’s receipt of an Objection Notice, Purchaser and ABB shall submit such dispute to the Washington, D.C. office of Deloitte & Touche LLP or, in the event Deloitte & Touche LLP is unable or unwilling to act, to the Washington, D.C. office of such other international accounting firm agreed between ABB and Purchaser (or, failing such agreement within seven (7) days of written notice by ABB or Purchaser to the other party, such other international accounting firm nominated by Deloitte & Touche LLP (or its designee)) (the “Disputes Auditors”).

3.4.7                                                                        Procedures

(a)                                  Before referring a matter to the Disputes Auditors, ABB and Purchaser shall agree on procedures to be followed by the Disputes Auditors (including procedures for presentation of evidence).  If ABB and Purchaser are unable to agree upon procedures within seven (7) days of notice to the other party that procedures need to be agreed pursuant to this Section 3.4.7(a), the Disputes Auditors shall establish the procedures giving due regard to the provisions of this Article 3 and the intention of ABB and Purchaser to resolve disputes as quickly, efficiently and inexpensively as reasonably possible.

(b)                                 ABB and Purchaser shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditors, and the Disputes Auditors shall decide the dispute in accordance therewith as promptly as practicable.  At all times pending resolution of any matter submitted to the Disputes Auditors pursuant to this Section 3.4, ABB and Purchaser shall, and shall cause their respective Affiliates to afford to, the Disputes Auditors reasonable access on reasonable notice during normal business hours, subject to the Disputes Auditors undertaking to preserve the confidentiality thereof, to all personnel, properties, books, contracts, records, electronically stored material, schedules, analyses and working papers of or relating to the Business for the purposes of deciding the dispute.

3.4.8                                                                        Disputes Auditors’ Decision

The Disputes Auditors shall act as experts and not as arbitrators, shall review only the objections to the Audited Closing Financial Statements or Audited Closing Net Equity Statement as to which ABB and Purchaser are in dispute as set out in the Objection Notice and shall make their determination based upon the terms and conditions set forth in this Article 3 and within the range of (i) the Net Equity stated in the Audited Net Equity Statement; and (ii) the Net Equity proposed by Purchaser in the Objection Notice (or, if Purchaser does not propose a Net Equity in the Objection Notice, the lowest Net Equity that may be reasonably derived from the objections raised by Purchaser in the Objection Notice).  ABB and Purchaser agree that they will require the Disputes Auditors to render a draft of their decision within twenty-eight (28) days after referral of the dispute to the Disputes Auditors for a decision pursuant hereto and their final decision two (2) days later.  ABB or Purchaser may query manifest arithmetic errors in the draft decision of the Disputes Auditor; provided, however, that the Disputes Auditors shall respond to any such queries in their sole discretion.  The final decision of the Disputes Auditors shall be final and binding on ABB and Purchaser.

3.4.9                                                                        Fees and Expenses

All fees and expenses of the Disputes Auditors shall be borne by ABB and Purchaser equally.

3.4.10                                                                  Final Closing Financial Statements

(a)                                  The Audited Closing Financial Statements and the Audited Closing Net Equity Statement shall become final and binding in total on ABB and Purchaser upon the earliest to occur of:

(i)                                     if no Objection Notice has been given, the expiration of the period within which Purchaser may notify ABB of any objections thereto pursuant to Section 3.4.5;

(ii)                                  the written agreement by ABB and Purchaser that such Audited Closing Financial Statements and Audited Closing Net Equity Statement, together with any modifications thereto agreed by them, are final and binding; and

(iii)                               if a dispute has been submitted to the Disputes Auditors in accordance with Section 3.4.6, the date on which the Disputes Auditors have issued their final decision with respect to such dispute.

(b)                                 The Audited Closing Financial Statements and Audited Closing Net Equity Statement, as adjusted, where applicable, pursuant to any agreement between the parties or pursuant to the decision of the Disputes Auditors, when final and binding on the parties in accordance with clause (a) above, are herein referred to as the “Final Closing Financial Statements”.  Notwithstanding any other provision of this Agreement to the contrary, the parties’ agreement on or determination of the Final Closing Financial Statements shall not affect (i) each party’s rights under Article 9, including rights relating to any breach of any of the representations and warranties set forth in Articles 5 and 6 or (ii) the content of such representations and warranties.

3.4.11                                                                  Exclusive Remedy

Notwithstanding any other provision of this Agreement to the contrary, the procedures set out in this Section 3.4 shall be each party’s exclusive remedy against the other party to this Agreement with respect to any disputes relating to an adjustment to the International Purchase Price under this Article 3.

3.5.                                                                              Adjustments

3.5.1                                                                        Closing Adjustments for Audited Amounts

If the U.S. Closing and the Closing occur prior to the date when the Audited Closing Financial Statements and the Audited Closing Net Equity Statement become the Final Closing Financial Statements pursuant to Section 3.4.10, then:

(a)                                  if there has been an ABB Distribution:

(i)                                     in excess of the Audited Excess Amount, the aggregate amount payable by Purchaser at the Closing shall be decreased by the total of (x) the amount by which the ABB Distribution Amount exceeds the Audited Excess Amount and (y) the Retained Amount; or

(ii)                                  of less than the Audited Excess Amount, the aggregate amount payable by Purchaser at the Closing shall be (x) increased by the difference between the Audited Excess Amount and the ABB Distribution Amount and (y) decreased by the Retained Amount; or

(iii)                               equal to the Audited Excess Amount, the aggregate amount payable by Purchaser at the Closing shall be decreased by the Retained Amount; or

(iv)                              and there is an Audited Deficiency Amount, the aggregate amount payable at the Closing shall be decreased by the total of (x) the Audited Deficiency Amount, (y) the ABB Distribution Amount and (z) the Retained Amount; or

(v)                                 and there is neither an Audited Excess Amount nor an Audited Deficiency Amount, the aggregate amount payable by Purchaser at the Closing shall be decreased by the total of (x) the ABB Distribution Amount and (y) the Retained Amount; or

(b)                                 if there has not been an ABB Distribution:

(i)                                     and there is an Audited Excess Amount, the aggregate amount payable by Purchaser at the Closing shall be (x) increased by the Audited Excess Amount and (y) decreased by the Retained Amount; or

(ii)                                  and there is an Audited Deficiency Amount, the aggregate amount payable by Purchaser at the Closing shall be decreased by the total of (x) the Audited Deficiency Amount and (y) the Retained Amount; or

(iii)                               and there is neither an Audited Excess Amount nor an Audited Deficiency Amount, the aggregate amount payable by Purchaser at the Closing shall be decreased by the Retained Amount.

3.5.2                                                                        Closing Adjustments for Final Amounts

If the U.S. Closing and the Closing occur on or after the date when the Audited Closing Financial Statements and the Audited Closing Net Equity Statement become the Final Closing Financial Statements pursuant to Section 3.4.10, then at the Closing:

(a)                                  if there is a Final Excess Amount, the aggregate amount payable by Purchaser at the Closing shall be (i) increased by an amount equal to the Final Excess Amount and (ii) decreased by the ABB Distribution Amount, if any; or

(b)                                 if there is a Final Deficiency Amount, the aggregate amount payable by Purchaser at the Closing shall be decreased by an amount equal to the total of the Final Deficiency Amount and the ABB Distribution Amount, if any; or

(c)                                  if there is neither a Final Excess Amount nor a Final Deficiency Amount, the aggregate amount payable by Purchaser at the Closing shall be decreased by the ABB Distribution Amount, if any.

3.5.3                                                                        Retained Amount Adjustment

If Section 3.5.1 applies to the Closing, then within three (3) Business Days after delivery of an Objection Notice, if any, Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, any amount by which the Retained Amount exceeds the Disputed Net Equity (the amount of the Retained Amount outstanding after such payment, if any, being referred to hereinafter as the “Outstanding Retained Amount”).

3.5.4                                                                        Post-Closing Adjustments for Final Amounts

If Section 3.5.1 applies to the Closing, then within three (3) Business Days after the Audited Closing Financial Statements and the Audited Closing Net Equity Statement have become the Final Closing Financial Statements pursuant to Section 3.4.10:

(a)                                  if there is a Final Excess Amount which is:

(i)                                     less than the Audited Excess Amount, (x) ABB shall pay to Purchaser, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by Purchaser in writing, an amount equal to the amount, if any, by which the difference between the Audited Excess Amount and the Final Excess Amount is greater than the Outstanding Retained Amount or (y) Purchaser shall pay to ABB in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the amount, if any, by which the Outstanding Retained Amount exceeds the difference between the Audited Excess Amount and the Final Excess Amount; or

(ii)                                  greater than the Audited Excess Amount, Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the total of (x) the difference between the Final Excess Amount and the Audited Excess Amount and (y) the Outstanding Retained Amount; or

(iii)                               equal to the Audited Excess Amount, Purchaser shall pay to ABB the Outstanding Retained Amount in Swedish kronor in immediately available funds to the account designated by ABB in writing; or

(b)                                 if there is a Final Excess Amount and there was an Audited Deficiency Amount, Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the total of the Audited Deficiency Amount, the Final Excess Amount and the Outstanding Retained Amount; or

(c)                                  if there is a Final Excess Amount and there was neither an Audited Excess Amount nor an Audited Deficiency Amount, then Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the total of (i) the Final Excess Amount and (ii) the Outstanding Retained Amount; or

(d)                                 if there is a Final Deficiency Amount which is:

(i)                                     greater than the Audited Deficiency Amount, (x) ABB shall pay to Purchaser, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by Purchaser in writing, an amount equal to the amount, if any, by which the difference between the Final Deficiency Amount and the Audited Deficiency Amount is greater than the Outstanding Retained Amount or (y) Purchaser shall pay to ABB in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the amount, if any, by which the Outstanding Retained Amount exceeds the difference between the Audited Deficiency Amount and the Final Deficiency Amount; or

(ii)                                  less than the Audited Deficiency Amount, Purchaser shall pay to ABB in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by Purchaser in writing, an amount equal to the total of (x) the difference between the Final Deficiency Amount and the Audited Deficiency Amount and (y) the Outstanding Retained Amount; or

(iii)                               equal to Audited Deficiency Amount, Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, the Outstanding Retained Amount; or

(e)                                  if there is a Final Deficiency Amount and there was an Audited Excess Amount, then:

(i)                                     ABB shall pay to Purchaser, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by Purchaser in writing, the amount, if any, by which (i) the total of the Final Deficiency Amount and the Audited Excess Amount is greater than (ii) the Outstanding Retained Amount; or

(ii)                                  Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, the amount, if any, by which (i) the Outstanding Retained Amount is greater than (ii) the total of the Final Deficiency Amount and the Audited Excess Amount; or

(f)                                    if there is a Final Deficiency Amount and there was neither an Audited Excess Amount nor an Audited Deficiency Amount, then:

(i)                                     Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the amount, if any, by which the Outstanding Retained Amount exceeds the Final Deficiency Amount; or

(ii)                                  ABB shall pay to Purchaser, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by Purchaser in writing, the amount, if any, by which the Final Deficiency Amount exceeds the Outstanding Retained Amount; or

(g)                                 if there is neither a Final Excess Amount nor a Final Deficiency Amount and there was an Audited Excess Amount:

(i)                                     less than the Outstanding Retained Amount, Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the difference between the Outstanding Retained Amount and the Audited Excess Amount; or

(ii)                                  greater than the Outstanding Retained Amount, ABB shall pay to Purchaser, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by Purchaser in writing, an amount equal to the difference between the Outstanding Retained Amount and the Audited Excess Amount; or

(h)                                 if there is neither a Final Excess Amount nor a Final Deficiency Amount and there was an Audited Deficiency Amount, then Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, an amount equal to the total of the Outstanding Retained Amount and the Audited Deficiency Amount; or

(i)                                     if there is neither a Final Excess Amount nor a Final Deficiency Amount and there was neither an Audited Excess Amount nor an Audited Deficiency Amount, Purchaser shall pay to ABB, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB in writing, the Outstanding Retained Amount.

3.5.5                                                                        Interest

(a)                                  The aggregate amount payable by Purchaser at the Closing shall be increased by the amount of simple interest accrued on Three Billion Two Hundred and Twenty Million Swedish kronor (SEK 3,220,000,000) at an annual rate of three percent (3%), calculated on the basis of the actual number of days elapsed over 365, from January 1, 2004 to the Closing Date, compounded annually.

(b)                                 Any amount payable by Purchaser pursuant to Section 3.5.3 or 3.5.4 shall be paid with simple interest thereon at an annual rate of three percent (3%), calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of actual payment, compounded annually.  Any amount payable by ABB pursuant to Section 3.5.4 shall be paid with simple interest thereon at an annual rate of three percent (3%), calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of actual payment, compounded annually.

ARTICLE 4
CLOSING

4.1.                                                                              Date and Place

4.1.1                                                                        U.S. Closing

The U.S. Closing shall take place at the offices of White Mountains Insurance Group, Ltd. at Crawford House, 23 Church Street, Hamilton HM 11, Bermuda on the Closing Date immediately prior to the Closing.

4.1.2                                                                        Closing

The Closing shall take place at the offices of White Mountains Insurance Group, Ltd. at Crawford House, 23 Church Street, Hamilton HM 11, Bermuda, at 10:00 a.m. on a date agreed by ABB and Purchaser that is not earlier than two (2) Business Days and not later than ten (10) Business Days following the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied or waived at or immediately prior to the Closing); provided, however, that if all the conditions set forth in Article 8 shall not have been satisfied or waived on such a date, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or waived.

4.2.                                                                              Deliveries at the U.S. Closing

4.2.1                                                                        Deliveries by ABB

At the U.S. Closing, ABB shall cause Sirius International to deliver to U.S. Purchaser (duly executed where appropriate) all certificates or other instruments representing the U.S. Shares, in each case duly signed and/or endorsed and/or accompanied by other documents required under applicable Law in order to transfer title to such U.S. Shares to U.S. Purchaser free and clear of all Encumbrances.

4.2.2                                                                        Deliveries by Purchaser

At the U.S. Closing, Purchaser shall cause U.S. Purchaser to deliver to Sirius International, an amount equal to the U.S. Purchase Price, in U.S. Dollars, by electronic transfer in immediately available funds and to the account of Sirius International designated by ABB in writing at least three (3) Business Days prior to the U.S. Closing (such payment to be evidenced by confirmation to Sirius International from the relevant bank that such funds have been credited to such account).

4.3.                                                                              Deliveries at the Closing

4.3.1                                                                        Deliveries by ABB

At the Closing, ABB shall (or shall cause its Affiliates to) deliver to Purchaser (duly executed where appropriate):

(a)                                  all certificates or other instruments representing the International Shares, in each case duly signed and/or endorsed and/or accompanied by other documents required under applicable Law in order to transfer title to such International Shares to Purchaser free and clear of all Encumbrances;

(b)                                 unless otherwise requested by Purchaser at least seven (7) Business Days prior to the Closing, resignations, effective as of the Closing, of (i) each member and deputy member of the board of directors (or other comparable managing body) of each Acquired Company (other than any employee representative and any representative appointed by the Swedish Financial Supervisory Authority or any insurance or regulatory authority in any other jurisdiction) and (ii) the auditors of each Acquired Company;

(c)                                  a certificate signed by an authorized officer of ABB, dated as of the Closing Date, to the effect that the conditions set out in Sections 8.2(a), (b) and (f) are satisfied, provided that any certifications therein with respect to Measurement Date Representations and Warranties shall only be made for the purpose of Section 8.2(a) and not Article 9;

(d)                                 a good standing certificate for Sirius America and certified commercial register extracts for Sirius Holding, Sirius International and Sirius Rück, in each case from the appropriate government official and dated as of a date not earlier than ten (10) Business Days prior to the Closing Date;

(e)                                  a clean, irrevocable letter of credit or bank guaranty, issued in favor of Purchaser by a bank or financial institution reasonably satisfactory to Purchaser in the amount of $40,000,000, substantially in the form set out in Annex 1; and

(f)                                    a transitional services agreement duly executed by ABB, substantially in the form attached as Annex 5.

4.3.2                                                                        Deliveries by Purchaser

At the Closing, Purchaser shall (or shall cause its Affiliates to) deliver to ABB (duly executed where appropriate):

(a)                                  Three Billion Two Hundred and Twenty Million Swedish kronor, (SEK 3,220,000,000), subject to adjustment pursuant to Section 3.5, plus interest pursuant to Section 3.5.5(a), by electronic transfer in immediately available funds and to the account designated by ABB in writing at least three (3) Business Days prior to the Closing (such payment to be evidenced by confirmation to ABB from the relevant bank that such funds have been credited to such account);

(b)                                 a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set out in Sections 8.3(a) and (b) are satisfied; and

(c)                                a transitional services agreement duly executed by Purchaser substantially in the form set out in Annex 5.

4.4.                                                                              Escrow

If Section 3.5.1 applies to the Closing, on the Closing Date, Purchaser and ABB shall enter into an escrow agreement with Citibank N.A., or such other nationally recognized financial institution mutually acceptable to Purchaser and ABB (the “Escrow Agent”), in substantially the form attached as Annex 2 (the “Escrow Agreement”), and, upon consummation of the Closing, Purchaser shall deposit, or cause to be deposited, with the Escrow Agent pursuant to the Escrow Agreement an amount equal to the Retained Amount.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ABB

ABB represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows; provided, however, that, solely with respect to Purchaser’s indemnification rights under Article 9, the Measurement Date Representations and Warranties instead shall be deemed to be made only as of the date of this Agreement and as of the Measurement Date.

5.1.                                                                              Organization

Each of ABB and each Acquired Company is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has all requisite corporate or company power and authority to own its properties and assets and to carry on its business as presently being conducted.  ABB has delivered to Purchaser complete and correct copies of (i) the organizational documents of each Acquired Company, in each case as amended through the date of this Agreement and (ii) the share transfer books and minute books from January 1, 1999 to June 30, 2003, and if applicable, certificates of good standing for each Acquired Company.

5.2.                                                                              Authority

5.2.1                                                                        Corporate Power and Authority

ABB has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by ABB of this Agreement, the consummation by ABB of the transactions contemplated hereby and the performance by ABB of the provisions of this Agreement have been duly authorized by all necessary corporate action (including actions of the board of directors and, if required, the shareholders) on the part of ABB.  This Agreement has been duly executed and delivered by ABB and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of ABB enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity.

5.2.2                                                                        No Conflicts

The execution and delivery by ABB of this Agreement, the consummation by ABB of the transactions contemplated hereby and the performance by ABB of the provisions of this Agreement do not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance on any of the properties or assets of the Acquired Group under, or give rise to any increased, additional or accelerated rights or entitlements under, any provision of: (i) the organizational documents of ABB or any Acquired Company; or (ii) subject to the governmental filings and other matters referred to in Section 5.2.3 below, any (x) Law or (y) order, writ, injunction, decree, or judgment by or legally binding agreement or stipulation with any governmental authority (an “Order”), in each case, applicable to ABB or any Acquired Company or any of their respective properties or assets, except, in the case of clause (ii), for any such conflict, violation, breach or default, which, individually or in the aggregate, has not had and is not reasonably likely to result in a Material Adverse Effect.

5.2.3                                                                        Governmental Authorization

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to ABB or any of its Affiliates in connection with the execution and delivery by ABB of this Agreement, the consummation by ABB of the transactions contemplated hereby or the performance by ABB of the provisions of this Agreement, except for: (i) approvals under applicable competition Law, including the HSR Act, the German “Gesetz gegen Wettbewerbsbeschränkungen” (act against restraints of competition) and Law No. 8884/1994 and Resolution No. 15/98 (of August 1998) of the Federative Republic of Brazil; (ii) the approval of the Swedish Financial Supervisory Authority, the Malaysian insurance regulator, the Bermuda insurance regulator, the Delaware Insurance Department, the New York Insurance Department and the insurance department of any State in the United States where any Acquired Company is deemed commercially domiciled under such State’s Law; and (iii) those the failure of which to obtain or make, individually or in the aggregate, have not had and are not reasonably likely to result in a Material Adverse Effect.

5.3.                                                                              Capital Stock

5.3.1                                                                        Capital Stock

The registered share capital of Sirius Holding amounts to SEK 100,000 and consists of 1,000 shares issued at a par value per share of SEK 100. The maximum share capital permitted by the current articles of association of Sirius Holding is SEK 400,000.  The registered share capital of Sirius International amounts to SEK 800,000,000 and consists of 8,000,000 shares issued at a par value per share of SEK 100.  The maximum share capital permitted by the current articles of association of Sirius International is SEK 1,000,000,000.  The issued and outstanding capital stock of Sirius Rück consists of 2 common shares.  The authorized capital stock of Sirius America consists of 50,000 ordinary shares, of which 42,000 are issued and outstanding.  The issued and outstanding capital stock of Sirius Belgium consists of 700,000 common shares.  The authorized, issued and outstanding capital stock of Scandinavian Re consists of 50,000,000 common shares and 1,000 preference shares.  All outstanding shares of capital stock of each Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of ABB, any Acquired Company or any of their Affiliates having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the capital stock of any Acquired Company may vote.  Except as set forth above, there are no securities, options, warrants, calls, rights or other Contracts of any kind obligating any Acquired Company, or obligating ABB or any of its Affiliates to cause any Acquired Company, to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of any Acquired Company or obligating any Acquired Company, or obligating ABB or any of its Affiliates to cause any Acquired Company, to issue, grant, extend or enter into any such security, option, warrant, call, right or other Contract.  There are no outstanding contractual or other legally binding obligations, or obligations intended to be legally binding, of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of any Acquired Company.  Except as set forth in Section 5.3.1 of the Disclosure Schedule, ABB owns the International Shares free and clear of any and all Encumbrances and Sirius Holding owns 100% of the issued and outstanding shares of Sirius International and Sirius Rück, in each case free and clear of any and all Encumbrances.  All of the issued and outstanding shares of capital stock of Sirius America, Sirius Belgium (in liquidation) and Scandinavian Re are owned by Sirius International, in each case free and clear of any and all Encumbrances.  For the avoidance of doubt, any right over such capital stock created in favor of Purchaser or its Affiliates by the agreement to sell the International Shares and the U.S. Shares pursuant to terms of this Agreement shall not be deemed an Encumbrance.

5.3.2                                                                        Capital Maintenance

The capital contributions for all of the capital stock of Sirius Rück have not been repaid, in part or in full, in violation of any applicable capital maintenance Laws and other similar Laws.

5.4.                                                                              Subsidiaries and Branch Offices

Section 5.4 of the Disclosure Schedule sets forth: (i) the Subsidiaries (other than Sirius International, Sirius Rück, Sirius America, Sirius Belgium and Scandinavian Re) of each Acquired Company as of December 31, 2002 and the date of this Agreement; and (ii) the location of each branch office of each Acquired Company as of the date of this Agreement.

5.5.                                                                              Financial Information

5.5.1                                                                        Financial Statements

The Financial Statements have been prepared from the books and records of the Acquired Group (other than Sirius Holding and Sirius Rück) and have been prepared in accordance with U.S. GAAP.  The Financial Statements fairly present in all material respects the consolidated financial condition of the Acquired Group (excluding Sirius Holding and Sirius Rück) as of the date thereof and the results of operations of the Acquired Group (excluding Sirius Holding and Sirius Rück) for the period then ended, in each case in accordance with U.S. GAAP.  Subject to Section 9.13, nothing in this representation and warranty shall be deemed to constitute a warranty as to the adequacy of any Reserves.

5.5.2                                                                        Sirius Holding and Sirius Rück

Sirius Holding was duly registered on November 26, 2002 and, since that date, has not engaged in any business or activity other than the ownership of shares of capital stock of Sirius International and Sirius Rück, activities incidental thereto and entry into the Facility Agreement and the Pledge Agreement.  Sirius Holding has no properties or assets other than the capital stock of Sirius International and Sirius Rück.  As of the date of this Agreement, except as set forth in Section 5.5.2 of the Disclosure Schedule or in this Section 5.5.2, Sirius Holding has no debts, liabilities, obligations or commitments of any kind whatsoever, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, determined, determinable or otherwise.  Except as set forth in Section 5.5.2 of the Disclosure Schedule, Sirius Rück has no debts, liabilities, obligations or commitments of any kind whatsoever, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, determined, determinable or otherwise, as of December 31, 2002 that would be required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with generally accepted accounting principles in Germany.

5.5.3                                                                        Undisclosed Liabilities

There are no debts, liabilities, obligations or commitments of the Acquired Group of any kind whatsoever, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, determined, determinable or otherwise, that would be required, as of the date(s) this warranty is made, to be reflected on a consolidated balance sheet (or in the notes thereto) prepared in accordance with U.S. GAAP, other than liabilities or obligations:

(a)                                  reflected or reserved against on the audited balance sheet (or in the notes thereto) included in the Financial Statements or the unaudited balance sheet (or in the notes thereto) included in Section 5.5.2(2) of the Disclosure Schedule;

(b)                                 incurred since December 31, 2002 in the ordinary course of business and not otherwise in violation of this Agreement;

(c)                                  for Taxes for periods in respect of which ABB is obliged to indemnify Purchaser under Section 9.6; or

(d)                                 reasonably evident from any documents or matters disclosed in the Disclosure Schedule, or which are otherwise liabilities or obligations to the extent arising from items specifically addressed by any other warranties in this Article 5 but are not required to be disclosed pursuant to such warranties (whether because they do not rise to the materiality threshold in such warranties or fall outside any date limitations in such warranties or are not required to be disclosed due to knowledge limitations in such warranties or otherwise).

Subject to Section 9.13, nothing in this representation and warranty shall be deemed to constitute a guarantee of the adequacy of the Reserves.

5.5.4                                                                        Investments

Except as set forth in Section 5.5.4(1) of the Disclosure Schedule, the Acquired Group has good and marketable title to all of the investments constituting the Investment Portfolio, free and clear of all Encumbrances other than Permitted Encumbrances.  The execution and delivery by ABB of this Agreement, the consummation by ABB of the transactions contemplated hereby and the performance by ABB of the provisions of this Agreement do not, and will not, result in the creation of any Encumbrance, other than a Permitted Encumbrance, on any of the investments constituting the Investment Portfolio.

Section 5.5.4(2) of the Disclosure Schedule sets forth a true and correct list of all investments constituting the Investment Portfolio as of October 31, 2003, the issuer of such investments, the nominal amount owned of such investments and the market value with respect to public investments (or estimated market value with respect to private investments, determined on a basis consistent with the past practice of the Acquired Group since January 1, 2002 of the Acquired Group) of such investments as of such date.  Except as set forth in Section 5.5.4(3) of the Disclosure Schedule, as of the date of this Agreement, none of the investments constituting the Investment Portfolio which are directly held by an Acquired Company is in default in the payment of principal or interest or dividends.  As of the date of this Agreement, all such investments comply with the Investment Guidelines.

5.5.5                                                                        Affiliate Contracts

Section 5.5.5 of the Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all Contracts representing future liabilities or receivables in excess of SEK 500,000 (or its foreign currency equivalent) (other than: (i) Assumed Reinsurance Agreements or Ceded Reinsurance Agreements with an effective date commencing prior to January 1, 2001 or Direct Insurance Agreements with an effective date commencing prior to January 1, 2002 (but not any such Contracts between members of the Acquired Group, which shall be disclosed); (ii) Disclosed Insurance Agreements (but not any such Disclosed Insurance Agreements between members of the Acquired Group, which shall be disclosed); (iii) Insurance Policies; and (iv) the ABB Instruments), between any Acquired Company, on the one hand, and ABB or any of its Affiliates, on the other hand (collectively, the “Affiliate Contracts”).  All of the Affiliate Contracts are valid, binding and enforceable against each member of the ABB Group party thereto in accordance with their terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity.

5.5.6                                                                        Affiliate Instruments

There are no commercial paper, notes, debentures, securities, options, warrants, calls, puts, rights and other similar financial instruments, issued by ABB or any of its Affiliates (“Affiliate Instruments”) and held or owned by an Acquired Company as of the date of this Agreement.

5.5.7                                                                        Subsequent Events

Except as set forth in Section 5.5.7 of the Disclosure Schedule, from December 31, 2002 to the date of this Agreement, the Acquired Group has conducted the Business in all material respects in the ordinary course of the Acquired Group (other than as a result of ABB’s agreement in Section 7.2.4(dd) not to enter into any Contracts in respect of the Financial Risks Business or the reaction of third parties, whether prior to or after the date of this Agreement, to the Acquired Group’s decision not to enter into any such Contracts).  Except as set forth in Section 5.5.7 of the Disclosure Schedule, from December 31, 2002 to the date of this Agreement, there has not occurred any circumstance, change in, or effect on the Acquired Group, taken as a whole, that, individually or the aggregate, has had or is reasonably likely to result in a Material Adverse Effect, other than changes or effects resulting from (i) changes in general economic conditions or financial market conditions (including currency rate fluctuations and interest rate changes), (ii) any decline in the value of the Investment Portfolio, or (iii) catastrophe events with an impact in the ordinary course of the Business.  Without limiting the generality of the first sentence, Section 5.5.7 of the Disclosure Schedule sets forth a description of each action taken by any Acquired Company on or after January 1, 2003 and on or prior to the date of this Agreement that would have been restricted pursuant to Section 7.2.4(d), (f), (g), (i), (j)(iii), (w) or (z) if this Agreement were in effect during such period.

5.5.8                                                                        Insurance Reserves

(a)                                  None of the Reserves reflected on the audited balance sheet included in the Financial Statements have been discounted.  Subject to Section 9.13, nothing in this representation and warranty shall be deemed to constitute a warranty as to the adequacy of any Reserves.

(b)                                 ABB has delivered to Purchaser true and complete copies of any and all actuarial reports, actuarial certificates, loss and loss adjustment expense reserve reports and other reports prepared by any third party actuarial consultant prior to the date of this Agreement on behalf of or made available to ABB or any of its Affiliates, including any Acquired Company, in each case relating to the adequacy or determination of the Reserves as of any date after January 1, 2002.

5.5.9                                                                        Scandinavian Re Affiliate Commitments

Section 5.5.9 of the Disclosure Schedule sets forth (i) a true and correct list of each Scandinavian Re Affiliate Commitment, (ii) details of the liability as of November 30, 2003, of each Acquired Company under each Scandinavian Re Affiliate Commitment, (iii) the amount of the maximum potential liability of each Acquired Company under each Scandinavian Re Affiliate Commitment and (iv) details of any Encumbrances on the properties or assets of any Acquired Company relating to each Scandinavian Re Affiliate Commitment.

5.6.                                                                              Compliance with Law

5.6.1                                                                        Applicable Law

Each Acquired Company and its respective properties, assets, operations and businesses have been and are in compliance with: (i) the terms of such Acquired Company’s organizational documents; (ii) in all material respects, all Laws applicable to such Acquired Company or its operations or business, or by which any of its properties or assets are bound; (iii) all applicable orders and finally binding writs, judgments, injunctions, awards and decrees of any court or other governmental authority or any arbitrator; and (iv) such Acquired Company’s Permits, except, in the case of clauses (iii) and (iv), where the failure to comply, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Material Adverse Effect.

5.6.2                                                                        Permits

Section 5.6.2(1) of the Disclosure Schedule sets forth all governmental licenses, permits, approvals, determinations of eligibility and authorizations (“Permits”) held by the Acquired Group as of the date of this Agreement, which are all the Permits required in connection with the conduct of the Business as currently conducted by the Acquired Group and are, in all material respects, valid and in full force and effect.  For each Acquired

Company, Section 5.6.2(2) of the Disclosure Schedule lists all jurisdictions in which such Acquired Company is licensed and authorized to write, and writes, insurance or reinsurance as of the date of this Agreement.  Between January 1, 2001 and the date of this Agreement, no insurance regulator in any jurisdiction (other than the jurisdiction in which it is incorporated) has notified any Acquired Company, in writing, that such Acquired Company is commercially domiciled in such jurisdiction.  Neither ABB nor any of its Affiliates has received, between January 1, 2001 and the date of this Agreement, any written notice from any governmental authority that it has engaged in any activity which will cause non-renewal, revocation or suspension of any Permit of the Acquired Group.  All material registrations and filings between January 1, 2001 and the date of this Agreement to insurance regulatory authorities in relation to Permits by or on behalf of each Acquired Company have complied in all material respects with applicable Law in effect when filed, and no material deficiencies have been asserted in writing between January 1, 2001 and the date of this Agreement by any such regulatory authority with respect to such registrations or filings that have not been satisfied.

5.6.3                                                                        Notice of Violations

Except as set forth in Section 5.6.3 of the Disclosure Schedule, between January 1, 2001 and the date of this Agreement, neither ABB nor any of its Affiliates has received any written notice from any governmental authority alleging any violation in any material respect of any applicable Law by any Acquired Company which remains unresolved.

5.6.4                                                                        Judgments, Decrees and Orders

None of the Acquired Companies nor, to the knowledge of ABB, any of the directors of the Acquired Companies or Senior Executives (in their capacity as such) is a party to or subject to any judgment, decree, order, award, or injunction of any governmental authority or arbitrator that would restrict in any material respect the future conduct of the Business.

5.6.5                                                                        Areas Covered by Other Provisions

This Section 5.6 does not relate to labor and employment matters (to which Section 5.11 is applicable), employee benefits matters (to which Section 5.12 is applicable), Tax matters (to which Section 5.13 is applicable), litigation matters (to which Section 5.14 is applicable), or environmental matters (to which Section 5.15 is applicable).

5.7.                                                                              Personal Property

Each Acquired Company has valid title to, or subsisting leasehold interests in or licenses to, all material tangible personal property used or held for use by it.  Except as set forth in Section 5.7(1) of the Disclosure Schedule, all such material personal property which is owned by such Acquired Company is held by it free and clear of any and all Encumbrances other than Permitted Encumbrances.  With respect to all leases for material personal property to which an Acquired Company is a party: (i) all such leases are valid and subsisting and in full force and effect, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity; and (ii) neither ABB nor any of its Affiliates has received between January 1, 2001 and the date of this Agreement any written notice that it is, nor, to the knowledge of ABB, is any other party, in material breach of or in material default under any such lease.  Except as set forth in Section 5.7(2) of the Disclosure Schedule, there is no tangible personal property which is owned, leased or licensed by ABB or any of its Affiliates (other than an Acquired Company) and used by the Acquired Group and is necessary for the operation of the Business as operated by the Acquired Group as at the date of this Agreement that will no longer be permitted to be used by the Acquired Group following the consummation of the transactions contemplated hereby on substantially the same terms as applicable to the Acquired Group immediately prior to the Closing.

5.8.                                                                              Real Property

5.8.1                                                                        List of Real Property

Section 5.8.1 of the Disclosure Schedule sets forth a description of all real property owned, leased or used by each Acquired Company as of the date of this Agreement, describing: (i) any Acquired Company holding interests in such real property; (ii) the street address of such real property; (iii) whether such real property is owned or leased; (iv) any interests of ABB or any of its Affiliates (other than the Acquired Group) in such real property; and (v) any Encumbrances (other than Permitted Encumbrances and the Encumbrances set forth in clauses (ii) and (iii) of Section 5.8.2) on such Acquired Company’s interest in such real property.  Except as set forth in Section 5.8.1 of the Disclosure Schedule, no portion of any real property owned, leased or used by the Acquired Group is leased by the relevant member of the Acquired Group to any third party.

5.8.2                                                                        Owned Real Property

The Acquired Group has valid title to all real property owned by it (“Owned Real Property”), in each case free and clear of any and all Encumbrances other than: (i) Permitted Encumbrances; (ii) easements, covenants, rights-of-way and similar restrictions that do not materially affect the (x) use or (y) book value of such Owned Real Property if such restrictions existed at the time it was acquired or the market value of such Owned Real Property if such restrictions arose after it was acquired by the Acquired Group; and (iii) zoning and building restrictions.

5.8.3                                                                        Leased Real Property

With respect to all real property leased by the Acquired Group and all real property owned or leased by ABB or any of its Affiliates and used by the Acquired Group (collectively, “Leased Real Property”), ABB has delivered to Purchaser true and complete copies of all related leases, including all amendments and modifications thereto.  With respect to each Leased Real Property: (i) each lease is valid and subsisting and in full force and effect, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and where applicable to general principles of equity; and (ii) neither ABB nor any of its Affiliates has received between January 1, 2001 and the date of this Agreement any written notice that it is, nor, to the knowledge of ABB is any other party thereto, in material breach of or in material default under any lease relating to such Leased Real Property.

5.9.                                                                              Intellectual Property

5.9.1                                                                        Jointly Used Intellectual Property

Except as set forth in Section 5.9.1 of the Disclosure Schedule, there is no Intellectual Property owned or licensed by ABB or any of its Affiliates (other than an Acquired Company) which is used by the Acquired Group and is necessary for the operation of the Business as operated by the Acquired Group as at the date of this Agreement that will no longer be permitted to be used by the Acquired Group following the consummation of the transactions contemplated hereby on substantially the same terms as applicable to the Acquired Group immediately prior to the Closing.  There is no other material Intellectual Property (other than shrink-wrap, off-the-shelf or other software readily available commercially) which is used by the Acquired Group and is necessary for the operation of the Business as operated by the Acquired Group as at the date of this Agreement that will no longer be permitted to be used by the Acquired Group following the consummation of the transactions contemplated hereby on substantially the same terms as applicable to the Acquired Group immediately prior to the Closing.

5.9.2                                                                        Registered Intellectual Property

(a)                                  Section 5.9.2(1) of the Disclosure Schedule contains a true and correct list of all patents, patent applications, registered trademarks, trademark applications, registered designs and applications for registered designs and Internet domain names of each Acquired Company as of the date of this Agreement (collectively, “Registered Intellectual Property”).

(b)                                 The Registered Intellectual Property is owned by the Acquired Group, free and clear of any and all Encumbrances other than Permitted Encumbrances.

(c)                                  All registration, renewal and other maintenance fees in respect of the Registered Intellectual Property due and payable have been paid in full.

(d)                                 Except as set forth in Section 5.9.2(2) of the Disclosure Schedule: (i) none of ABB and its Affiliates has received written notice of any legal proceedings instituted or threatened in writing against an Acquired Company in relation to any Registered Intellectual Property which is pending as of the date of this Agreement; and (ii) to the knowledge of ABB, the use by any Acquired Company of the Registered Intellectual Property does not infringe the Intellectual Property of any third Person.

(e)                                  To the knowledge of ABB, all Registered Intellectual Property is valid and enforceable, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity and is not being infringed or opposed by any Person.

(f)                                    No Acquired Company has granted to any Person, including ABB or any of its Affiliates (other than an Acquired Company), any license to use any Registered Intellectual Property.

5.9.3                                                                        Other Intellectual Property

(a)                                  All Intellectual Property used in the Business other than the Registered Intellectual Property (“Other Intellectual Property”) is owned by, or licensed to or, to the knowledge of ABB, used under the authority of the owner by, an Acquired Company.

(b)                                 (i) Neither ABB nor any of its Affiliates has received written notice of any legal proceedings instituted against an Acquired Company in relation to any Other Intellectual Property which is pending as of the date of this Agreement; and (ii) to the knowledge of ABB, the use by any Acquired Company of any Other Intellectual Property does not infringe in any material respect the Intellectual Property of any third Person.

(c)                                  No Acquired Company has granted to any Person, including ABB or any of its Affiliates (other than an Acquired Company), any express written license to use any Other Intellectual Property.

5.9.4                                                                        Licensed Intellectual Property

(a)                                  Section 5.9.4 of the Disclosure Schedule contains a true and correct list as of the date of this Agreement of all material express licenses from any Person under which Other Intellectual Property is used in the Business by any Acquired Company as of the date of this Agreement (other than shrink wrap or off-the-shelf software freely available commercially) (the “Licensed Intellectual Property”) and, except to the extent indicated in such Section 5.9.4 of the Disclosure Schedule, ABB has delivered to Purchaser true and complete copies of all related licenses, including all amendments and modifications thereto.

(b)                                 No notice of a material default has been sent or received, between January 1, 2001 and the date of this Agreement, by ABB or any of its Affiliates under any such license which remains uncured as of the date of this Agreement.

5.10.                                                                        Contracts

5.10.1                                                                  Direct Insurance and Reinsurance Agreements

(a)                                  Set forth in Section 5.10.1(1) of the Disclosure Schedule is a list, true and correct in all material respects, as of November 30, 2003, of each Direct Insurance Agreement with an effective date commencing on or after January 1, 2002 pursuant to which any Acquired Company (other than Scandinavian Re) has continuing obligations or rights as of the date of this Agreement, including a description of the name of either the insured (if such information is available), or the agent, the name of the broker, type of contract, inception date, estimated premium and limits.

(b)                                 Set forth in Section 5.10.1(2) of the Disclosure Schedule is a true and correct list, as of November 30, 2003, of each Assumed Reinsurance Agreement with an effective date commencing on or after January 1, 2001 pursuant to which any Acquired Company (other than Scandinavian Re) has continuing obligations or rights as of the date of this Agreement, including a description of the name of the ceding company, the name of the broker, type of contract, inception date, estimated premium and limits.

(c)                                  Set forth in Section 5.10.1(3) of the Disclosure Schedule is a true and correct list, as of November 30, 2003, of each Ceded Reinsurance Agreement with an effective date commencing on or after January 1, 2001 pursuant to which any Acquired

Company (other than Scandinavian Re) has continuing obligations or rights as of the date of this Agreement, including a description of the name of the reinsurers and retrocessionaires, type of contract, inception date, estimated premium and limits.

(d)                                 Set forth in Section 5.10.1(4) of the Disclosure Schedule is a true and correct list, as of November 30, 2003, of (i) each reinsurance pool to which an Acquired Company has assumed reinsurance risks currently in force and (ii) all assigned pools in which an Acquired Company is participating arising from the requirements of insurance Laws (collectively, “Reinsurance Pools”).

(e)                                  Set forth in Section 5.10.1(5) of the Disclosure Schedule is a true and correct list of (i) each Direct Insurance Agreement and each Assumed Reinsurance Agreement to which Scandinavian Re is or has ever been a party and (ii) as of November 30, 2003, each Ceded Reinsurance Agreement to which Scandinavian Re is a party, including, in the case of sub-clauses (i) and (ii) above, a description of the cedant or broker, the type of contract, inception date, estimated premium, limits and whether any Acquired Company has any continuing rights or obligations thereunder (in which case, such contract has been described as “In force” in Section 5.10.1(5) of the Disclosure Schedule) (collectively, the “Scan Re Agreements”).

(f)                                    Except as set forth in Section 5.10.1(6) of the Disclosure Schedule, as of the date of this Agreement, (i) to the knowledge of ABB or any Acquired Company, no reinsurer or retrocessionaire of an Acquired Company is the subject of a rehabilitation, liquidation, conservatorship, receivership or bankruptcy proceeding, and (ii) no written notice of intended cancellation has been received by ABB or any of its Affiliates from any reinsurer or retrocessionaire of an Acquired Company with respect to any Ceded Reinsurance Agreement.

(g)                                 The Direct Insurance Agreements, the Assumed Reinsurance Agreements, the Ceded Reinsurance Agreements, Reinsurance Pools and the Scan Re Agreements required to be listed in Sections 5.10.1(1), 5.10.1(2), 5.10.1(3), 5.10.1.(4) and 5.10.1(5) respectively, of the Disclosure Schedule are collectively referred to hereinafter as the “Disclosed Insurance Agreements”.

(h)                                 All of the Disclosed Insurance Agreements are valid, binding and enforceable against the applicable Acquired Company and, to the knowledge of ABB or any Acquired Company, against the other parties thereto in accordance with their respective terms, subject in each case to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity.  Except as set forth in Section 5.10.1(7) of the Disclosure Schedule, neither ABB nor any of its Affiliates has received (x) between January 1, 2002 and the date of this Agreement with respect to Direct Insurance Agreements or (y) between January 1, 2001 and the date of this Agreement with respect to Assumed Reinsurance Agreements, Ceded Reinsurance Agreements, Reinsurance Pool and Scan Re Agreements, any written notice that it is, nor to the knowledge of ABB or any Acquired Company, is any other party thereto, in default or breach (save in relation to the timely payment of premiums or a liquidation, conservatorship, receivership or bankruptcy proceeding to which a reinsurer or retrocessionaire is subject and otherwise disclosed in Section 5.10.1(6) of the Disclosure Schedule), under:

(i)                                     any Direct Insurance Agreement required to be listed in Section 5.10.1(1) of the Disclosure Schedule, except for defaults or breaches which are not material, in the aggregate, with respect to the total amount of annual premiums derived by the Acquired Group from the particular agent to which such Direct Insurance Agreement relates;

(ii)                                  any Assumed Reinsurance Agreement required to be listed in Section 5.10.1(2) of the Disclosure Schedule, except for defaults or breaches which are not material with respect to such Assumed Reinsurance Agreement; or

(iii)                               any Ceded Reinsurance Agreement, Reinsurance Pool or Scan Re Agreement required to be listed in Section 5.10.1(3), Section 5.10.1(4) or Section 5.10.1(5), respectively, of the Disclosure Schedule, except for defaults or breaches which are not material with respect to such Ceded Reinsurance Agreement; provided that, for the avoidance of doubt, defaults or breaches that affect the collectibility of such Ceded Reinsurance Agreement (other than arising from the liquidation, conservatorship, receivership or bankruptcy proceeding to which a reinsurer or retrocessionaire is subject and otherwise disclosed in Section 5.10.1(6) of the Disclosure Schedule) shall be deemed material.

5.10.2                                                                  Material Contracts

(a)                                  Set forth in Section 5.10.2(1) of the Disclosure Schedule is a true and correct list, as of the date of this Agreement, of Contracts of the following types under which, as of the date of this Agreement, any obligation or liability exists (but excluding any Assumed Reinsurance Agreements, Ceded Reinsurance Agreements, Direct Insurance Agreements or Reinsurance Pools) and to which, at the date of this Agreement, any Acquired Company is a party (each, a “Material Contract”):

(i)                                     a Contract with any managing general agent, agent, reinsurance intermediary, claims adjuster or claims administrator or broker of an Acquired Company pursuant to which such party received compensation or commissions of (x) SEK 8,000,000 (or its foreign currency equivalent) or more in the fiscal year ended December 31, 2002 or (y) SEK 4,000,000 (or its foreign currency equivalent) in the period from January 1, 2003 to June 30, 2003 or (z) to whom any underwriting or claims settlement authority is delegated;

(ii)                                  a Contract: (x) containing a provision limiting the ability of any Acquired Company to engage in any line of insurance or reinsurance business in any geographical area or to compete with any Person; or (y) providing for “exclusivity” as a result of which any Acquired Company is restricted with respect to distribution and marketing;

(iii)                               a Contract which is otherwise required to be disclosed under this Section 5.10.2 and pursuant to which the consummation of any of the transactions contemplated hereby or the execution and delivery, performance or effectiveness of this Agreement will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of material benefit, or to increased, additional or accelerated rights or entitlements of any Person;

(iv)                              a Contract preventing the solicitation for employment of third parties by the applicable Acquired Company;

(v)                                 a “standstill” Contract prohibiting an Acquired Company from acquiring the assets or securities of any person;

(vi)                              a partnership, joint venture, shareholders or other similar Contract with any Person;

(vii)                           all Contracts relating to the borrowing of money or the deferred purchase price of Property in an amount in excess of SEK 4,000,000 (or its foreign currency equivalent) (other than repurchase agreements and reverse repurchase agreements entered into in the ordinary course of managing an Acquired Company’s investments and consistent with past practice), or the direct guarantee of any obligation for, or Contracts to service the repayment of, borrowed money or any other liability in respect of indebtedness for borrowed money in an amount in excess of SEK 4,000,000 (or its foreign currency equivalent) of any other Person;

(viii)                        a lease, sublease, license (excluding computer software or Contracts disclosed in Section 5.9 of the Disclosure Schedule) or rental or use Contract to which an Acquired Company is a party with respect to personal property used by an Acquired Company in the conduct of its Business, operations or affairs and providing for annual rental or license payments to be paid by or on behalf of an Acquired Company in excess of SEK 4,000,000 (or its foreign currency equivalent);

(ix)                                a Contract relating to the future disposition or acquisition, after the date of this Agreement, of any investment in any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of the business of the applicable Acquired Company, including the acquisition of investments to form part of the Investment Portfolio), or requiring an Acquired Company to purchase in the future, after the date of this Agreement, any security (other than the disposition or acquisition of investments in the ordinary course of business of the applicable Acquired Company, including the acquisition of investments to form part of the Investment Portfolio);

(x)                                   a Contract with a Person other than an Acquired Company relating to computer software licenses (other than licences disclosed in Sections 5.9.3 or 5.9.4 of the Disclosure Schedule), data processing, information technology or other corporate administrative services or computer hardware leases representing non-terminable future liabilities in excess of SEK 4,000,000 (or its foreign currency equivalent);

(xi)                                a power of attorney given to a Person other than a director, officer or Employee of an Acquired Company which is currently effective and outstanding, other than powers of attorney which are required by Law or which have been granted pursuant to requirements of applicable insurance or securities rules and regulations;

(xii)                             a Contract under which an Acquired Company has continuing obligations entered into in connection with the settlement or other resolution of any claim, action, suit, investigation, arbitration or legal, administrative or other proceeding (other than settlements or resolutions relating to a Direct Insurance Agreement, Assumed Reinsurance Agreement, Ceded Reinsurance Agreement, Reinsurance Pool or Scan Re Agreement); and

(xiii)                          a Contract (other than Contracts cancelable at will or with no more than 90 days’ notice, in each case without penalty) not listed in clauses (i) to (xii) above, representing future liabilities or receivables of more than SEK 8,000,000 (or its foreign currency equivalent).

(b)                                 All of the Material Contracts are valid, binding and enforceable against the applicable Acquired Company and, to the knowledge of ABB or any Acquired Company, against the other parties thereto in accordance with their respective terms subject, in each case, to applicable bankruptcy, reorganization, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity.  Neither ABB nor any of its Affiliates has received between January 1, 2001 and the date of this Agreement any written notice which remains outstanding that it is, nor, to the knowledge of ABB or any Acquired Company, is any other party thereto, in material breach or material default under any Material Contract.

5.11.                                                                        Employees

5.11.1                                                                  Agreements

Section 5.11.1 of the Disclosure Schedule lists, as of the date of this Agreement: (i) each and every employment agreement relating to a current or former Senior Executive under which any Acquired Company has any outstanding future or contingent obligations or liabilities; and (ii) each and every labor and collective bargaining agreement (other than national or industry wide standard collective bargaining agreements or collective bargaining agreements imposed by applicable Law) applicable to any Employee or Former Employee under which any Acquired Company has any outstanding future or contingent obligations or liabilities.  ABB has delivered true and complete copies of each agreement listed in Section 5.11.1 of the Disclosure Schedule to Purchaser.

5.11.2                                                                  Labor Relations

There is no pending or, to the knowledge of ABB, threatened in writing and since January 1, 2002, there has been no: (i) labor strike, work stoppage or lockout against any Acquired Company; (ii) unfair labor practice charge or complaint against any Acquired Company before any governmental authority; (iii) material union grievance against any Acquired Company; (iv) representation or certification proceeding or petition seeking a representation or certification proceeding involving any Acquired Company; (v) material employment discrimination charge (including as to pay or other employment conditions)

against any Acquired Company; or (vi) other material claim or proceeding against any Acquired Company by an Employee or Former Employee, in each case that has not been fully and finally resolved as of the date of this Agreement.  Each Acquired Company is in material compliance with all Laws related to labor, employment, employment standards, discrimination (including as to pay or other employment conditions) and health and safety.

5.11.3                                                                  Employees

Section 5.11.3 of the Disclosure Schedule sets out (i) the following information, as of October 31, 2003 with respect to each Employee: name, title, principal place of employment, base salary or wage rate and target bonus amount and (ii) the aggregate annual base salary payroll as of October 31, 2003 for each Acquired Company.

5.11.4                                                                  No Changes in Compensation

Except as set forth in Section 5.11.4 of the Disclosure Schedule or as required by applicable Law or currently effective collective bargaining agreements, since December 31, 2002, no Acquired Company has (i) except as permitted by Section 7.2.4(d), increased the salary or wage rate of any Employee, other than increases in the ordinary course of the business of the applicable Acquired Company, (ii) granted any increase in the basis of calculation of any bonus entitlement for any Employee, or (iii) agreed or committed to take any of the actions described in this Section 5.11.4.

5.12.                                                                        Employee Benefit Plans

5.12.1                                                                  List of Employee Benefit Plans

Section 5.12.1(1) of the Disclosure Schedule contains a true and correct list as of the date of this Agreement of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plans are covered by ERISA) and all other material pension, retirement, termination indemnity, early retirement, savings, deferred compensation, profit sharing, severance, change in control, retention, bonus, incentive, stock option, restricted stock, stock appreciation right, stock purchase, phantom equity, welfare benefit, retiree medical and supplemental retirement, plans, programs or arrangements that currently apply to (i) any group of Employees, (ii) any Senior Executive listed in Section 5.12.1(2) of the Disclosure Schedule or (iii) with respect to any such plan in Switzerland relating to Sirius International, a single Employee, in each case in respect of any Employee’s employment by any Acquired Company or with respect to which any Acquired Company has any actual or contingent liability, excluding any plan, program or arrangement sponsored by any government, or governmental entity, union or employee organization or any other Person other than a member of the ABB Group, such as social security or similar programs or government-mandated programs (each, an “Employee Benefit Plan”).  There are no plans, programs or arrangements providing Retirement Benefits for the Employees which will transfer to Purchaser or its Affiliates after Closing by operation of laws or otherwise other than the Transferred Plans.  No Employee Benefit Plan shall partially transfer to Purchaser after the Closing by operation of Law or otherwise.  Each Employee Benefit Plan that is not maintained or sponsored by ABB or any of its Affiliates is indicated as such in Section 5.12.1 of the Disclosure Schedule.  ABB has delivered to Purchaser with data, records or information reasonably sufficient to identify those Employee Benefit Plans that (i) provide defined benefit pension benefits, or (ii) are intended to qualify for favorable Tax status conferred by the taxing authorities under the Laws of any jurisdiction that are similar to Section 401(a) of the Code.  ABB has delivered to Purchaser copies of, to the extent applicable: (v) the currently effective plan document (including all amendments thereto) and the most recent summary plan description for each Employee Benefit Plan (or the most recent employee handbook containing a description thereof), (w) a written description of each unwritten Employee Benefit Plan, (x) any trust, insurance, group annuity contract or other agreement related to the funding or financing of each Employee Benefit Plan, (y) all filings required to be made with any governmental authority during the three calendar years preceding the date of this Agreement with respect to each Employee Benefit Plan, and (z) the three most recent financial or actuarial valuations or funding reports prepared with respect to each Employee Benefit Plan.

5.12.2                                                                  Compliance and Claims

Except as set forth in Section 5.12.2 of the Disclosure Schedule: (i) each Employee Benefit Plan has been administered in all material respects in accordance with its terms and complies in all material respects with all applicable Laws; (ii) there are no pending, or to the knowledge of ABB, claims or proceedings threatened in writing related to any Employee Benefit Plan (other than claims for benefits in the ordinary course); (iii) there are no pending, or to the knowledge of ABB, investigations by any governmental authority threatened in writing in respect of any Employee Benefit Plan; (iv) no event or condition has occurred or is reasonably likely to occur that has or is reasonably likely to result in material liability under any Employee Benefit Plan, other than for contributions or benefit payments in the ordinary course of the applicable Acquired Company; (v) to the knowledge of ABB, each Employee Benefit Plan that is intended to qualify for favorable Tax benefits under the Laws of any jurisdiction is so qualified and, to the knowledge of ABB, no event or condition exists that is reasonably likely to result in the loss or revocation of such status; (vi) neither ABB nor any of its Affiliates nor, to the knowledge of ABB, any other Person, has engaged in a transaction with respect to any Employee Benefit Plan that is reasonably likely to give rise to any material Tax or penalty under Chapter 43 of the Code or ERISA; and (vii) all required consents and releases in connection with the amendment, modification or termination of any Employee Benefit Plan have been validly obtained and are effective.  To the extent that this Section 5.12.2 relates to any Employee Benefit Plan that is not maintained or sponsored by ABB or its Affiliates, the representations contained herein are made to the knowledge of ABB.

5.12.3                                                                  Contributions and Funding

All benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid or made or accrued in accordance with the terms of such Employee Benefit Plan and the terms of all applicable Laws and no request has been made to waive or defer payment of any benefits, contributions or premiums that would otherwise be required to be made to any Employee Benefit Plan.  Section 5.12.3 of the Disclosure Schedule identifies each Transferred Plan that is not required to be funded under applicable Law.

5.12.4                                                                  Post-Retirement Welfare Arrangements

Except as set forth in Section 5.12.4 of the Disclosure Schedule or as required by applicable Law, no Employee Benefit Plan maintained or sponsored by an Acquired Company provides life or medical insurance benefits after the termination of employment.

No provision of any Employee Benefit Plan required to be included in Section 5.12.4 of the Disclosure Schedule under the preceding sentence or communication by ABB or its Affiliates to Employees with respect to any such Employee Benefit Plan would prevent the amendment, modification or termination after the Closing Date of any such Employee Benefit Plan without material liability to any Acquired Company.

5.12.5                                                                  Severance and Change in Control Arrangements

(a)                                  There are no payments, benefits or rights or increased and/or accelerated payments, benefits or rights, to which any Employee or Former Employee may be entitled as a result of any adjustment to the Purchase Price pursuant to any provision of this Agreement.

(b)                                 Except as set forth in Section 5.12.5 of the Disclosure Schedule, (i) no Employee or Former Employee will be entitled to any payment, benefit or right from an Acquired Company, or any increased and/or accelerated payment, benefit or right, as a result of (x) such Employee’s or Former Employee’s exercise of his/her right to terminate employment with any Acquired Company or its respective Affiliates at any time before or after the Closing Date (other than pension or retirement benefits under an Employee Benefit Plan) arising as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or (y) the execution of this Agreement or the consummation of the transactions contemplated hereby and (ii) the execution of this Agreement or the consummation of the transactions contemplated hereby will not require accelerated funding of any Employee Benefit Plan or give rise to any material liability in connection with any Employee Benefit Plan, other than, in the case of (i) and (ii), pursuant to applicable Law.  No Employee or Former Employee is or will be entitled to receive after the Closing any payment or benefit from Purchaser, any Acquired Company or any of their Affiliates pursuant to any Contract or Employee Benefit Plan in effect on the date of this Agreement that would not be deductible to such entity for U.S. Federal income tax purposes as a result of such payment or benefit constituting an “excess parachute payment” within the meaning of Section 280G of the Code in connection with a change in the ownership or effective control, of a corporation, or a substantial portion of the assets or a corporation (within the meaning of Sections 280G of the Code, in each case arising out of or resulting from the consummation of the transactions contemplated by this Agreement.

(c)                                  Any amounts due as set forth in Section 5.12.5 of the Disclosure Schedule shall be paid as required by Section 7.5.

(d)                                 No Employee or Former Employee will be entitled to any payment, benefit or right from ABB or any Affiliate of ABB (other than an Acquired Company) in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, provided that any amounts described in Section 7.5 which are required to be paid by the Acquired Group are duly paid.

5.13.                                                                        Taxes

5.13.1                                                                  Tax Returns

Except as set forth in Section 5.13.1 of the Disclosure Schedule, all material Tax Returns that are required to be filed on or prior to the date of this Agreement with respect to the assets, income or operations of any Acquired Company have been filed when due, including any period of extension, and have been true, correct and complete in all material respects.

5.13.2                                                                  Payment of Taxes

All material Taxes with respect to taxable periods covered by the Tax Returns referred to in Section 5.13.1 have been paid when due and payable, after giving effect to any applicable extensions.

5.13.3                                                                  Tax Controversies

Except as set forth in Section 5.13.3 of the Disclosure Schedule: (i) since January 1, 2001 and until the date of this Agreement, there have been no audits that resulted in a material adjustment to Taxes of the Acquired Group; (ii) no audits or administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to Taxes or Tax Returns of any Acquired Company; (iii) since January 1, 2001 and until the date of this Agreement, no written notice of such audit, administrative proceeding or court proceeding has been received by ABB or any of its Affiliates that relates to any Acquired Company.

5.13.4                                                                  Tax Withholdings

Each Acquired Company has, within the time and manner prescribed by Law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over by such Acquired Company under applicable Laws.

5.13.5                                                                  Extensions

No Acquired Company has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of any Acquired Company that has not expired.

5.13.6                                                                  Tax Sharing Agreements

No Acquired Company is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or other similar Contract with respect to Taxes, pursuant to which Purchaser or any Acquired Company could have Tax liability after the Measurement Date.  Except as set forth in Section 5.13.6 of the Disclosure Schedule, no Acquired Company has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the members of the Acquired Group are the only members).

5.13.7                                                                  Inclusions Attributable to Prior Periods

Sirius America will not be required to include in a taxable period ending after the Measurement Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of applicable Law, or for any other reason.

5.13.8                                                                  Jurisdictions

Since January 1, 2001 and until the date of this Agreement, no written claim has been made by any taxing authority in a jurisdiction in which an Acquired Company does not file Tax Returns that it is or may be subject to material Taxes in that jurisdiction.

5.13.9                                                                  Distributions

Since January 1, 2001, Sirius America has not constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355(a)(1)(A) of the Code in a distribution of stock or securities intended to qualify for Tax-free treatment (in whole or in part) under Section 355 of the Code.

5.14.                                                                        Litigation

Except as set forth in Section 5.14 of the Disclosure Schedule, there are no claims, actions, suits, investigations of which ABB has knowledge, arbitrations or legal, administrative or other proceedings pending and, to the knowledge of ABB, none are presently threatened in writing against any Acquired Company before or by any court, governmental authority or arbitrator, except for any action, suit, proceeding or investigation (i) with respect to claims under Direct Insurance Agreements to which Sirius America is a party arising in the ordinary course of the business of Sirius America; or (ii) which if adversely determined, individually, is not reasonably likely to (x) require monetary payments by the Acquired Group, in the aggregate, of more than SEK 5,000,000 (or its foreign currency equivalent); (y) result in an order, injunction or other equitable relief or relief for non-monetary damages against an Acquired Company which is reasonably likely to impede to any material extent the operation of the Business as operated by such Acquired Company at the date of this Agreement; or (z) result in a Material Adverse Effect.  Since January 1, 2003, except with respect to payments made in the ordinary course in connection with Assumed Reinsurance Agreements, Ceded Reinsurance Agreements, Direct Insurance Agreements or Reinsurance Pools, there have been no payments in excess of the sum of SEK 5,000,000 (or its foreign currency equivalent) with respect to any threatened or previously outstanding individual action, suit, arbitration or other legal proceeding made by or on behalf of any Acquired Company.

5.15.                                                                        Environmental Matters

Other than pursuant to its obligations under Direct Insurance Agreements, Assumed Reinsurance Agreements, Ceded Reinsurance Agreements or Reinsurance Pools: (i) each Acquired Company is in compliance with, and since January 1, 2001 has been in compliance with, all applicable Laws and Orders relating to human health or the environment (“Environmental Laws”), and none of the Acquired Companies has received (x) any written communication from a governmental authority that alleges that the Acquired Company is in violation of, or has liability under, any Environmental Law or (y) any written request for information under any Environmental Law; (ii) each Acquired Company has obtained, and is in compliance with, all Permits required under such Environmental Laws; (iii) there are no proceedings, actions, claims, demands, investigations of which ABB has knowledge or written notices of noncompliance or violation arising out of or relating to Environmental Law (“Environmental Claims”) by any governmental authority or by any other Person pending or, to the knowledge of ABB, threatened in writing against any Acquired Company; and (iv) there has been no Release of any Hazardous Material that would reasonably be expected to form the basis of an Environmental Claim against any of the Acquired Companies, or against any Person whose liabilities for such Environmental Claims an Acquired Company has, or may have, retained or assumed, either contractually or by operation of Law.

5.16.                                                                        Insurance

(a)                                  Section 5.16 of the Disclosure Schedule contains a true and correct list, as of the date of this Agreement, of all Insurance Policies (excluding, for the avoidance of doubt, any Assumed Reinsurance Agreements, Ceded Reinsurance Agreements, Direct Insurance Agreements or Reinsurance Pools) in force as of the date of this Agreement.  All such Insurance Policies are, in all material respects, in full force and effect, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity.

(b)                                 Since January 1, 2003, no Acquired Company, or any Person acting on its behalf, has failed to give any material notice or to present any material claim under any Insurance Policy or surety bond in due and timely fashion, except where such failure has not, and is not reasonably likely to, materially adversely affect the right to recover under such Insurance Policy.  ABB has delivered to Purchaser the reports, if any, prepared since December 31, 2002 for the Acquired Group on: (i) accidents, casualties or damages occurring on or to the properties or assets of the Acquired Group; and (ii) claims by the Acquired Group for damages, reimbursement of losses, contribution or indemnification under any Insurance Policy and settlements or negotiations of settlements relating thereto.

5.17.                                                                        Agents

Section 5.17(1) of the Disclosure Schedule sets forth each agent, broker, intermediary or producer who produced business for an Acquired Company during either of the years ended December 31, 2001 and 2002 (other than those brokers recorded in the Quantel system, which brokers generated aggregate premia of less than SEK 10 million, in the two year period to December 31, 2002).  Except as otherwise set forth in Section 5.17(2) of the Disclosure Schedule, between January 1, 2002 and the date of this Agreement, no Person listed in Section 5.17(1) of the Disclosure Schedule has given written notice of termination to, or been given written notice of termination by, ABB or any Acquired Company and neither ABB nor any of its Affiliates has received written notice that any of the foregoing is not duly licensed.

5.18.                                                                        Accounts with Financial Institutions

Section 5.18 of the Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all safe deposit boxes, active bank accounts and other time or demand deposits of the Acquired Group, together with the names and addresses of the applicable financial institution or other depository, the account number, the contact person at the applicable financial institution and the names of all persons who are authorized to draw thereon by any Acquired Company.

5.19.                                                                        Continuing Business Relationships

Except as set forth in Section 5.19 of the Disclosure Schedule, neither ABB nor any of its Affiliates has received, as at the date of this Agreement, any written notice from any insured, reinsured, retrocedent or retrocessionaire of the Acquired Group accounting for, or relating to, more than five percent (5%) of the gross written premiums for the Acquired Group in 2002 that such entity will cease to do business or materially adversely change its volume of business with any Acquired Company as a result of this Agreement or the consummation of the transactions contemplated hereby.

5.20.                                                                        Brokers

Except for Deutsche Bank AG, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ABB or any of its Affiliates.  ABB and its Affiliates (other than the Acquired Group) are solely responsible for the fees and expenses of Deutsche Bank AG.

5.21.                                                                        Solvency

Neither ABB nor any of its parent companies has ceased payment of its debts when they fall due and none of them are insolvent or unable to pay its debts according to the Federal Act of Switzerland of 11 April 1889 on Debt Enforcement and Bankruptcy.  No order has been notified and no resolution has been passed for the winding up of ABB or any of its parent companies or for a provisional liquidator to be appointed in respect of ABB or any of its parent companies and no petition has been presented and no meeting has been convened for the purpose of winding up ABB or any of its parent companies.  No receiver, including an administrative receiver, has been appointed in respect of ABB, any of its parent companies or all or any of their respective assets.  Neither ABB nor any of its parent companies is subject to a composition plan or a moratorium and no commissioner has been appointed in this respect.

5.22.                                                                        Alstom Instruments

Section 5.22 of the Disclosure Schedule sets forth (i) a true and correct list of each bond, note, debenture, security, right or other financial instrument or financial guarantee that has been issued by any member of the Acquired Group in connection with the Financial Risks Business and provides insurance, reinsurance, indemnification or any other obligation (other than a Direct Insurance Agreement providing first-party insurance coverage of the property or assets of Alstom Schweiz AG, Alstom Sweden AB or their Affiliates, successors and assigns (the “Alstom Group”)) for the financial obligations, losses or commitments of any Person who was a member of the Alstom Group at the time such financial instrument or financial guarantee was issued (collectively, the “Alstom Instruments”) and (ii) the face value or policy limit of each Alstom Instrument.

5.23.                                                                        ABB Instruments

Section 5.23 of the Disclosure Schedule sets forth (i) a true and correct list of each bond, note, debenture, security, right or other financial instrument or financial guarantee that has been issued by any member of the Acquired Group and provides insurance, reinsurance, indemnification or any other obligation (other than a Direct Insurance Agreement providing first-party insurance coverage of the property or assets of any member of the ABB Group) for the financial obligations, losses or commitments of any Person who was a member of the ABB Group at the time such financial instrument or financial guarantee was issued (other than an Acquired Company) (collectively, the “ABB Instruments”) and (ii) the face value or policy limit of each ABB Instrument.

5.24.                                                                        Sirius America Contracts

Except as set forth in Section 5.24 of the Disclosure Schedule, Sirius America is not a party to any Contract: (i) containing a provision limiting the ability of Sirius America or any Affiliate of Sirius America to engage in any line of insurance or reinsurance business in any geographical area or to compete with any Person; or (ii) providing for “exclusivity” as a result of which Sirius America or any Affiliate of Sirius America is restricted with respect to distribution and marketing.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to ABB, as of the date of this Agreement and as of the Closing Date, as follows:

6.1.                                                                              Organization

Purchaser is a company duly organized, validly existing and in good standing under the laws of Sweden and has all requisite corporate power and authority to own its properties and assets and to carry on its business as presently being conducted.

6.2.                                                                              Authority

6.2.1                                                                        Company Power and Authority

Purchaser has all requisite company power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of the provisions of this Agreement have been duly authorized by all necessary company action (including action of the board of directors and, if required, the shareholders) on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by ABB, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors rights generally from time to time in effect and, where applicable, to general principles of equity.

6.2.2                                                                        No Conflicts

The execution and delivery by Purchaser of this Agreement, the consummation by Purchaser and U.S. Purchaser of the transactions contemplated hereby and the performance by Purchaser and U.S. Purchaser of the provisions of this Agreement do not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance on any of the properties or assets of Purchaser under, or give rise to any increased, additional or accelerated rights or entitlements under, any provision of: (i) the organizational documents of Purchaser or U.S. Purchaser; or (ii) subject to the governmental filings and other matters referred to in Section 6.2.3 below, any Law or Order, in each case, applicable to Purchaser or U.S. Purchaser or any of their respective properties or assets, except, in the case of clause (ii) for any such conflict, violation, breach or default which, individually or in the aggregate, does not and is not reasonably expected to materially adversely affect the ability of Purchaser or U.S. Purchaser to complete the transactions contemplated hereby.

6.2.3                                                                        Governmental Authorization

No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of the provisions of this Agreement, except for: (i) approvals under applicable competition Law, including the HSR Act, the German “Gesetz gegen Wettbewerbsbeschränkungen” (act against restraints of competition) and Law No. 8884/1994 and Resolution No. 15/98 (of August 1998) of the Federative Republic of Brazil; (ii) the approval of the Swedish Financial Supervisory Authority, the Malaysian insurance regulator, the Bermuda insurance regulator, the Delaware Insurance Department, the New York Insurance Department and the insurance department of any State in the United States where any Acquired Company is deemed commercially domiciled under such State’s Law; and (iii) those the failure of which to obtain or make, individually or in the aggregate, do not and are not reasonably expected to materially impair the ability of Purchaser or any of its Affiliates to perform its obligations under this Agreement.

6.3.                                                                              Financing

Purchaser has sufficient funds for the financing of the payment in full of the International Purchase Price and the U.S. Purchase Price and all other amounts payable by U.S. Purchaser and Purchaser hereunder at the U.S. Closing and the Closing.

6.4.                                                                              Employees

As of the date of this Agreement, neither Purchaser nor any of its Affiliates has entered into any Contract with any Employee.

ARTICLE 7
COVENANTS

7.1.                                                                              General

Without limiting the generality of any other provision of this Agreement, each of the parties will use all reasonable efforts to take all action and to do all things necessary, proper or advisable (including executing and delivering documents and papers) in order to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur as promptly as practicable (including satisfaction, but not waiver, of the closing conditions set forth in Article 8).

7.2.                                                                              Conduct of Business

7.2.1                                                                        Ordinary Course

From the date hereof until the Measurement Date, except as described in Schedule 7.2.1 or except as otherwise specifically provided in or specifically contemplated by this Agreement or to the extent that Purchaser shall have otherwise given its prior written consent (which consent shall not be unreasonably withheld or delayed), ABB shall cause each Acquired Company to carry on the Business in the ordinary course of its business.  From the Measurement Date until the Closing, except as described in Schedule 7.2.1 or except as otherwise specifically provided in or specifically contemplated by this Agreement or to the extent that Purchaser shall have otherwise given its prior written consent (which consent may be granted or withheld at Purchaser’s sole discretion), ABB shall cause each Acquired Company to carry on the Business in the ordinary course of its business.

7.2.2                                                                        Preserve Business

Except as otherwise specifically provided in this Agreement, from the date hereof until the Closing, ABB will cause each Acquired Company: (i) to use all reasonable efforts to preserve its business organization, goodwill and Permits; (ii) to take all reasonable steps to retain the services of its Employees who comply with their employment contracts; (iii) to comply in all material respects with all Laws applicable to such Acquired Company; (iv) to take all reasonable steps to preserve the current relationships of such Acquired Company with its brokers, reinsurance intermediaries, ceding companies, reinsurers, agents, managing general agents or underwriters, service providers, suppliers and other Persons with whom such Acquired Company has significant business relationships; and (v) to use its reasonable efforts to perform its obligations under all Contracts to which it is a party or by or to which its Properties or assets are bound or subject; provided, however, that nothing in clause (iv) above shall require an Acquired Company to take any action, or desist from any action, which is contrary to the commercial interests of the Acquired Company.

7.2.3                                                                        Maintain Books, Records and Properties

Prior to the Closing, ABB will cause each Acquired Company to: (i) maintain its books and records in the usual, regular and ordinary manner consistent with past practice; (ii) continue in full force and effect the Insurance Policies listed in Section 5.16 of the Disclosure Schedule, or comparable substitute Insurance Policies, and will promptly notify Purchaser of any cancellation or non-renewal of such Insurance Policies; and (iii) use reasonable efforts to maintain all of its properties and assets in such repair, working order and operating condition as is consistent with past practice of the Business (subject only to ordinary wear and tear).

7.2.4                                                                        Certain Restrictions

Without limiting the generality of Section 7.2.1, except as otherwise specifically provided in or specifically contemplated by this Agreement or as described in Schedule 7.2.1, ABB shall ensure that the Acquired Group will not do any of the following from the date hereof until the Measurement Date without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)                                  merge or consolidate any Acquired Company with or into any Person or sell, lease or otherwise dispose of any properties or assets with a value, in the aggregate, in excess of SEK 5,000,000 (or its foreign currency equivalent) (other than ordinary course trading of the Investment Portfolio);

(b)                                 acquire any properties or assets with a value in the aggregate in excess of SEK 5,000,000 (or its foreign currency equivalent), except (i) in the ordinary course of business for fair value and (ii) in ordinary course trading of the Investment Portfolio consistent with the Investment Guidelines;

(c)                                  amend the certificate of incorporation or by-laws or similar organizational documents of any Acquired Company;

(d)                                 make any wage or salary increase for, or otherwise amend or terminate the employment agreement of, any Senior Executive, other than (i) wage or salary increases in the ordinary course of the business of the applicable Acquired Company and not in excess of five percent (5%) per annum in the aggregate or (ii) pursuant to a Contract in existence on the date hereof or entered into after the date of this Agreement and not in violation of this Agreement;

(e)                                  make, change or revoke any material Tax election or enter into any Contract or settlement regarding material Taxes with any Tax authority or amend any material Tax Returns;

(f)                                    change the fiscal year or accounting methods, principles or practices of any Acquired Company, except as required by generally accepted accounting principles applicable in the jurisdiction of such Acquired Company (provided that such revised principles or practices shall not affect the preparation of the Closing Financial Statements) or, to the extent inconsistent therewith, the statutory accounting rules applicable to Sirius America;

(g)                                 change in any material respect its underwriting, reinsurance, marketing, establishment or release of Reserves, establishment or release of safety reserves, investment or claims adjustment policies or practices or the Investment Guidelines, except, in each case, as required by Law or by any applicable insurance or other regulatory authority;

(h)                                 declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any securities of any Acquired Company (except (i) dividends paid or distributions made only to another Acquired Company, (ii) the ABB Distribution and (iii) the Sirius Holding Dividend) or redeem, repurchase or otherwise acquire any equity securities of any Acquired Company;

(i)                                     revalue any of its properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of the business of the applicable Acquired Company, or as required by applicable Law or generally accepted accounting principles applicable in the jurisdiction of the applicable Acquired Company (provided that such revaluations shall not affect the preparation of the Closing Financial Statements);

(j)                                     except as required by applicable Law or collective bargaining agreement or other Contract: (i) enter into any new employment, bonus, incentive or deferred compensation, severance or termination agreement with any Senior Executive or director of such Acquired Company; (ii) establish, adopt or enter into any collective bargaining agreement, or adopt or amend in any material respect any Employee Benefit Plan; or (iii) accelerate the vesting of any benefit provided under, or the funding of, any Employee Benefit Plan;

(k)                                  create, incur, assume or permit to come into existence any Encumbrances on any property or asset of the Acquired Group other than Permitted Encumbrances and, with respect to real property, Encumbrances described in Sections 5.8.2(ii) and (iii);

(l)                                     create, incur or assume any liabilities or obligations in relation to indebtedness for borrowed money in excess of an aggregate of SEK 1,000,000 (or its foreign currency equivalent);

(m)                               (excluding any obligation under Contracts entered into in accordance with clause (q) below) guarantee to a third party the liabilities or obligations of another Person, enter into any “keep well” or other agreement to maintain the financial condition of another Person or enter into any Contract having the economic effect of any of the foregoing;

(n)                                 except as permitted by Section 7.2.4(bb), pay or discharge any material claim, liability or Encumbrance (whether absolute, accrued, contingent or otherwise), or waive any material right, in each case other than in the ordinary course of the business of the applicable Acquired Company or pursuant to binding contractual obligations of an Acquired Company in existence on the date hereof or otherwise permitted to be entered into after the date of this Agreement;

(o)                                 hire any new employees or consultants, except for (i) ten such employees or consultants each earning less than SEK 800,000 (or its foreign currency equivalent) per annum who are hired in the ordinary course of business, (ii) employees earning less than SEK 800,000 (or its foreign currency equivalent) per annum hired to replace departed employees or (iii) any new employees hired to replace a departed Senior Executive whose replacement is reasonably necessary for the operation of the Business;

(p)                                 make capital expenditures in fixed assets in excess of an aggregate of SEK 1,000,000 (or its foreign currency equivalent);

(q)                                 enter into any Contract (other than (i) Assumed Reinsurance Agreements, Ceded Reinsurance Agreements, Direct Insurance Agreements or Reinsurance Pools entered into in the ordinary course of the business of the applicable Acquired Company and consistent with the underwriting guidelines of the Acquired Group as of the date of this Agreement, or (ii) Contracts with managing general agents, agents or brokers entered into in the ordinary course of the business of the applicable Acquired Company and not otherwise prohibited by clause (dd) below) which, if it existed on the date hereof, would be required to be listed in Section 5.10.2 of the Disclosure Schedule;

(r)                                    other than in the ordinary course of the business of the applicable Acquired Company and, if applicable, consistent with the underwriting guidelines of the Acquired Group as of the date of this Agreement, amend in any material respect or terminate any existing Direct Insurance Agreement, Assumed Reinsurance Agreement, Ceded Reinsurance Agreement, Reinsurance Pool or any Material Contract;

(s)                                  commute any Direct Insurance Agreement, Assumed Reinsurance Agreement or Ceded Reinsurance Agreement, other than in connection with the cessation of the Financial Risks Business, resulting in a gain or loss to such Acquired Company in excess of SEK 2,000,000 (or its foreign currency equivalent), other than as required by Law or by any applicable insurance or other regulatory authority;

(t)                                    make any investment in any Affiliate Instrument;

(u)                                 make any investment in non-investment grade securities;

(v)                                 abandon, waive, terminate or otherwise change any of the Permits of the Acquired Group, except as may be required by Law or by any applicable insurance or other regulatory authority;

(w)                               make any loan, advance or capital contribution to any Person (other than an Acquired Company);

(x)                                   enter into or modify any Contract with ABB, any of its Affiliates or any officer, director or employee of ABB or any of its Affiliates (other than the Acquired Group);

(y)                                 make any payment or distribution to, or abandon, waive, terminate or otherwise change any right with respect to, ABB, any of its Affiliates (except the Acquired Companies) or any officer, director or employee of ABB or any of its Affiliates (except the Acquired Companies), other than pursuant to binding contractual obligations of an Acquired Company in existence on the date hereof or otherwise permitted to be entered into after the date of this Agreement;

(z)                                   other than with respect to Sirius Belgium, adopt a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization;

(aa)                            enter into any joint venture, partnership or similar Contract with any Person;

(bb)                          settle or compromise any claims against an Acquired Company resulting in a gain or loss to such Acquired Company in excess of SEK 5,000,000 (or its foreign currency equivalent) or any order, injunction or equitable relief reasonably likely to impede, to any material extent, the business of such Acquired Company (other than the settlement of claims relating to Direct Insurance Agreements or under Assumed Reinsurance Agreements, Ceded Reinsurance Agreements or Reinsurance Pools, in each case in the ordinary course of the business of the applicable Acquired Company);

(cc)                            solely with respect to Sirius Holding, engage in any business or activity or create, incur or assume any liability or obligation, in each case other than (i) the ownership of shares of capital stock of Sirius International and Sirius Rück and activities incidental thereto, (ii) the distribution of the Sirius Holding Dividend, (iii) the payment of Taxes, and (iv) activities necessary to perform its obligations under the Facility Agreement and Pledge Agreement or to effect the termination or release of such obligations;

(dd)                          enter into any Contracts relating to the Financial Risks Business, provided that this provision shall not limit the Acquired Group’s ability to enter into new Ceded Reinsurance Agreements relating to Contracts in the Financial Risks Business in existence on or prior to the date of this Agreement or to commute existing Contracts relating to the Financial Risks Business;

(ee)                            take any action that is reasonably likely to result in any representation or warranty of ABB contained herein being inaccurate in any material respect at the Closing or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time; or

(ff)                                agree or make an offer capable of acceptance, whether in writing or otherwise, to do any of the foregoing.

7.2.5                                                                        Purchaser’s Representatives

Purchaser hereby designates Raymond Barrette and Robert L. Seelig acting severally with authority to grant the approvals on behalf of Purchaser that may be requested under this Section 7.2.  Purchaser agrees to act promptly in responding to requests for approvals.

7.2.6                                                                        Conduct of Business After the Measurement Date

Without limiting the generality of Section 7.2.1, except as otherwise specifically provided in or specifically contemplated by this Agreement, ABB shall ensure that the Acquired Group will not do any of the following from the Measurement Date until the Closing without the prior written consent of Purchaser (which consent may be granted or withheld at Purchaser’s sole discretion):

(a)                                  enter into, amend, commute or terminate any Ceded Reinsurance Agreement (other than in connection with the cessation of the Financial Risks Business) or any Reinsurance Pool, other than as required by Law or by any applicable insurance or regulatory authority;

(b)                                 change in any respect its underwriting, reinsurance, marketing, establishment or release of Reserves, establishment or release of safety reserves, investment or claims adjustment policies or practices or the Investment Guidelines, except, in each case, as required by Law or by any applicable insurance or other regulatory authority;

(c)                                  decrease the value of the Reserves relating to (i) the EPIX/Hartford dispute identified as Treaty 260, all underwriting years, in the Scan Re Memo, (ii) the Reliance Re dispute identified as Treaty 189, all underwriting years, in the Scan Re

Memo, or (iii) any Scan Re Dispute, in each case below the value of such Reserve as of the Measurement Date; or

(d)                                 take any action described in Section 7.2.4, provided that (i) the actions taken by the Acquired Group from the date of this Agreement to the Measurement Date shall be included, as applicable, in calculating the aggregate values described in Section 7.2.4 and (ii) any written consent of Purchaser provided under Section 7.2.4 shall not apply to this Section 7.2.6, including this clause (d).

7.3.                                                                              Access to Information

From the date hereof until the Closing, upon reasonable advance notice, ABB shall: (i) to the extent within its control, afford the officers, employees and authorized agents and representatives of Purchaser such reasonable access as Purchaser may from time to time reasonably request, during normal business hours and in a manner which is not disruptive to the operations of the Business or the business of ABB or any of its Affiliates, to the offices, properties, assets, books and records of the Acquired Group and to its and each member of the Acquired Group’s respective officers, employees, agents, accountants and actuaries, in each case solely for the purposes of enabling Purchaser to (w) evaluate the satisfaction of the conditions set forth in Article 8, (x) prepare for its assumption of operational responsibility for the Business as from the Closing Date, (y) prepare for the practicalities of consummating the transactions contemplated by this Agreement and (z) prepare for implementing disclosure controls and procedures and internal controls over financial reporting to its satisfaction from the Closing; and (ii) furnish to Purchaser the following information: (x) the monthly financial management reports regularly prepared for Sirius International; (y) the monthly financial management reports regularly prepared for Sirius America and Scandinavian Re; and (z) the unaudited quarterly financial reports for the Acquired Group which have been prepared from the ABB Group’s ABACUS information, and such other information regarding the assets, properties, goodwill and Business of each member of the Acquired Group as (A) may exist (in the form in which it already exists), or (B) shall have been prepared or compiled by or for ABB or any Acquired Company, or (C) which is reasonably requested from time to time by Purchaser and in ABB’s good faith and reasonable judgment can be prepared by ABB or any Acquired Company without undue burden or expense or disruption to the operations of the Business or other matters required to be performed in accordance with this Agreement.  Neither ABB nor any of its Affiliates shall be under an obligation to disclose to Purchaser or its representatives any information the disclosure of which, according to the advice of ABB’s legal counsel, is restricted by confidentiality obligations or applicable Law or would jeopardize the legal privilege, if any, accorded to any documents produced or prepared by the legal representatives of ABB or its Affiliates.  No investigation or access to information pursuant to this Section 7.3 shall affect any representation or warranty or covenant made by ABB to Purchaser hereunder or otherwise affect the rights and remedies available to Purchaser hereunder.

7.4.                                                                              Reasonable Efforts

7.4.1                                                                        Approvals

Each party hereto will use all reasonable efforts to obtain all exemptions, authorizations, consents, orders, approvals and waivers of all governmental authorities and third parties that are required by Law or which ABB and Purchaser, acting reasonably, agree are necessary, for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and will reasonably cooperate fully with the other party in promptly seeking to obtain all exemptions, authorizations, consents, orders, approvals and waivers that are required by Law or which ABB and Purchaser, acting reasonably, agree are necessary, of all governmental authorities and third parties for such other party’s execution and delivery of, and the performance of such other party’s obligations pursuant to, this Agreement.  Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and, to the extent required by Law, comparable filings and notifications required to be made by such party under other competition Laws with respect to the transactions contemplated hereby, in each case as soon as reasonably practicable after the date hereof, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or such other competition Laws.  ABB and Purchaser each agree to make all other appropriate filings as such party may be required to make with the New York Insurance Department, the Delaware Insurance Department, the Swedish Financial Supervisory Authority and the Bermuda insurance regulator and such other filings as such party may be required to make under the insurance and other applicable Laws of the insurance department of any State in the United States where any Acquired Company is deemed commercially domiciled under such State’s Law.  The parties hereto will not knowingly take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required approvals.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to: (i) agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, (x) any properties or assets (whether tangible or intangible), or any portion of any business, of Purchaser or any of its Affiliates; or (y) any properties or assets (whether tangible or intangible), or any portion of any business, of any Acquired Company or any Subsidiary of an Acquired Company; or (ii) litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any governmental entity or third party, (x) challenging or seeking to restrain or prohibit the consummation of any of the transactions contemplated hereby; (y) seeking to prohibit or limit in any material respect the ownership or operation by any Acquired Company, Purchaser or any of their respective Affiliates, of a portion of the business or properties or assets of any Acquired Company, Purchaser or any of their respective Affiliates or to require any such Person to dispose of or hold separate any portion of the business or properties or assets of any Acquired Company, Purchaser or any of their respective Affiliates as a result of the transactions contemplated hereby; or (z) seeking to prohibit Purchaser, any Acquired Company or any of their respective Affiliates from effectively controlling in any respect the business or operations of any Acquired Company.

7.4.2                                                                        Information, Assistance and Cooperation

(a)                                  Each party shall furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing, registration or declaration which is necessary under applicable Law; provided, however, that no party shall be obligated with respect to such assistance: (i) to expend any funds except the payment of the fees and expenses of any applicable attorneys, consultants or other advisors retained by it and applicable filing fees; or (ii) to take any actions with respect to its respective businesses or the Business which, in its reasonable judgment, is materially adverse.  Each party shall provide the other party with drafts of all notifications intended to be submitted to any governmental authorities in connection with Section 7.4.1, shall give the other party a reasonable opportunity to comment on such draft notifications, shall consider in good faith such comments and shall not submit such notifications without the prior approval of the other party (which approval shall not be unreasonably withheld or delayed).  Each party shall be entitled to attend any meetings with the relevant governmental authorities and each party shall keep the other party informed on a timely basis of all developments or discussions with such governmental authorities.

(b)                                 Notwithstanding anything to the contrary, Purchaser shall, and shall cause the Acquired Group to, in accordance with applicable Law or if none is applicable, the document retention policy of Purchaser and its Affiliates, retain all books, records and other documents pertaining to the businesses of the Acquired Group in existence on the Closing Date and to make the same available for inspection and copying by ABB or its Affiliate or representatives thereof during reasonable business hours, upon reasonable request and upon reasonable notice.  No such books, records or documents shall be destroyed after the Closing Date by Purchaser or a member of the Acquired Group without first advising ABB in writing and giving ABB a reasonable opportunity to obtain possession thereof.  Without limiting the generality of the foregoing, Purchaser shall, and shall cause the Acquired Group to, make available to ABB, its Affiliates and representatives all information reasonably deemed necessary or desirable by ABB, its Affiliates or their representatives in connection with (i) preparing their respective financial statements and Tax Returns and conducting any audits in connection therewith or (ii) claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving the operation of the businesses of the Acquired Group before or after the Closing.

(c)                                  Notwithstanding anything to the contrary, ABB shall, and shall cause the ABB Group to, in accordance with applicable Law or, if none is applicable, the ABB Group’s document retention policy, retain all books, records and other documents pertaining to the businesses of the Acquired Group in existence on the Closing Date and which are held by ABB or any of its Affiliates (other than an Acquired Company) and to make the same available for inspection and copying by Purchaser or any of its Affiliates or representatives thereof during reasonable business hours, upon reasonable request and upon reasonable notice.  No such books, records or documents shall be destroyed after the Closing Date by ABB or any member of the ABB Group without first advising Purchaser in writing and giving Purchaser a reasonable opportunity to obtain possession thereof.  Without limiting the generality of the foregoing, ABB shall, and shall cause the ABB Group to, make available to Purchaser, its Affiliates and their representatives all information reasonably deemed necessary or desirable by Purchaser, its Affiliates or their representatives in connection with (i) preparing their respective financial statements and Tax Returns and conducting any audits in connection therewith or (ii) claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving the operation of the businesses of the Acquired Group (before or after the Closing).

7.5.                                                                              Employee Benefit Plans

(a)                                  Schedule 7.5(1) sets forth each plan, program or arrangement providing benefits with respect to retirement, death, disability or voluntary withdrawal from, or involuntary termination of, employment (“Retirement Benefits”) (whether funded or unfunded) which transfers to Purchaser or its Affiliates in its entirety at or after the Closing by operation of law (each, a “Transferred Plan”).  With respect to the three pension plans set forth in relation to Germany on Schedule 7.5(1), ABB shall include, as an accrued liability, the amount derived in accordance with the accounting principles set forth on Schedule 7.5(1) in the Unaudited Closing Financial Statements.

(b)                                 Schedule 7.5(2) sets forth each plan, program and arrangement providing Retirement Benefits (whether funded or unfunded) maintained by ABB or its Affiliates in which Employees or Former Employees participate but which will be retained by ABB following the Closing (“Retained Plans”).  With regard to the Retained Plans, each Employee who participates in such Retained Plans shall cease to be an active participant under each such plan effective as of the Closing Date.  ABB shall calculate and the parties shall use all reasonable efforts to agree to a transfer payment amount with respect to each Employee who participates in such Retained Plans in accordance with each such Retained Plans’ respective rules and applicable Law.  Following the Closing, such transfer payment amount shall be payable by ABB to an available plan operated by the Purchaser or any of its Affiliates, of which the relevant Employee is a member, or to another plan or arrangement nominated by such Employee.

(c)                                  ABB shall cause the Acquired Group to include as an accrued liability on the Audited Closing Financial Statements to the extent required by U.S. GAAP any bonuses (other than those set forth on Section 5.12.5 of the Disclosure Schedule) payable by an Acquired Company after the Measurement Date to Employees in respect of periods prior to January 1, 2004.

(d)                                 All liabilities of the Acquired Group as of the Measurement Date relating to any payment, benefit or right or increased and/or accelerated payment, benefit or right to which any Employee or Former Employee may be entitled as a result of (i) any adjustment to the Purchase Price pursuant to any provision of this Agreement or (ii) the execution of this Agreement or the consummation of the transactions contemplated hereby, shall be fully accrued on the Audited Closing Financial Statements to the extent required by U.S. GAAP. Upon request and proof of payment, ABB shall reimburse the relevant Acquired Company for any and all payments made after the Measurement Date and not accrued on the Audited Closing Financial Statements required to be paid by an Acquired Company under the arrangements set forth on Section 5.12.5 of the Disclosure Schedule, except for payments made as a result of (i) the termination by an Acquired Company of an Employee’s employment with such Acquired Company after the Closing, (ii) the termination by an Acquired Company of an Employee’s employment with such Acquired Company prior to the Closing if done with the prior written consent of Purchaser, or (iii) the requirements of collective bargaining agreements disclosed in Section 5.12.5 of the Disclosure Schedule.

7.6.                                                                              Taxes

(a)                                  ABB shall, in a manner consistent with past practice, cause, and shall have the exclusive authority to cause, each Acquired Company to: (i) file when due (x) all Tax Returns which are required to be filed with respect to taxable periods ending on or prior to the date of this Agreement and (y) any other Tax Returns that ABB determines are due on or prior to the Closing Date, with respect to the assets, income or operations of each Acquired Company; and (ii) pay all Taxes shown on such Tax Returns due and payable on or prior to the Closing Date; provided, however, that ABB shall permit Purchaser to review and comment on any Tax Return (to the extent, and only to the extent, it relates to any period after the Measurement Date) prior to filing and no Tax Returns which relate to any period after the Measurement Date shall be filed without the written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

(b)                                 Except as provided in paragraph (a) of this Section 7.6, Purchaser shall, after the Closing Date, file all other Tax Returns of the Acquired Group; provided,

however, that with respect to Tax Returns covering a taxable period beginning on or prior to the Measurement Date and ending after the Measurement Date (“Straddle Period”), Purchaser shall treat items on such Tax Returns in accordance with past practice of ABB and the Acquired Group and shall allow ABB to review and comment on such Tax Returns prior to filing and no such Tax Returns shall be filed without the prior written consent of ABB (which consent shall not be unreasonably withheld or delayed).

(c)                                  ABB shall cause each Acquired Company to terminate and discharge on or prior to the Closing Date, without further liability or obligation thereunder, any Tax sharing agreement, Tax indemnity obligation or similar Contract of any Acquired Company with respect to Taxes.

(d)                                 ABB shall cause Sirius International to furnish to Purchaser, on or before the Closing Date, a certificate described in Treasury Regulation Section 1.1445-2(c)(3)(i) stating that Sirius America is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

7.7.                                                                              Replacement of Directors and Auditors

7.7.1                                                                        Election of New Board and Auditors

Promptly after the Closing and subject to applicable Law, Purchaser shall cause each Acquired Company to hold such shareholders’ meetings and take such other actions as may be required in order to elect a new board of directors (or other comparable managing body) and elect new auditors.  Purchaser shall ensure that, promptly thereafter, each Acquired Company makes all necessary filings with the relevant governmental authorities and takes all other necessary action to register in the applicable public registry, if required, the resignation of the retiring board members and the matters decided pursuant to this Section 7.7.1.

7.7.2                                                                        Discharge of Directors

Purchaser shall procure that, at the first shareholders’ meeting or otherwise whenever the question of discharge is raised after the Closing, each member of the board and, where applicable, the managing director of each Acquired Company is discharged in full from any liability as a member of the board or managing director, as the case may be, in relation to the period prior to the Closing, provided that the auditor of such Acquired Company has recommended such discharge.

7.8.                                                                              No Solicitation/No Hire of Employees

For a period of eighteen (18) months from the Closing, ABB shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or employ any Employee, without the prior written consent of Purchaser; provided that: (i) the placing of an advertisement of a post available to a member of the public generally, the hiring of any Employee in response to such an advertisement shall not constitute a breach of this Section 7.8; and (ii) this obligation shall not prevent ABB or any of its Affiliates from employing, mandating or otherwise engaging any Employee whose employment with Purchaser or its relevant Affiliate has been terminated by Purchaser or any of its Affiliates.

7.9.                                                                              No Solicitation of Offers

From the date of this Agreement, ABB shall not, nor shall it permit any of its Affiliates to, nor shall they authorize any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their Affiliates to, and they shall use all reasonable efforts to ensure that such persons do not, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or is likely to lead to any proposal to acquire all or any significant portion of any Acquired Company or (ii) participate in any discussions or negotiations regarding any such proposal.

7.10.                                                                        Notice of Certain Matters

7.10.1                                                                  Notices by ABB

(a)                                  Up to the Closing Date, ABB covenants and agrees to give prompt notice in writing to Purchaser of:  (i) any information evidencing that any representation or warranty given by it herein was not true and correct as of the date hereof or will not be true and correct as of the Measurement Date or the Closing Date, as applicable; (ii) the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy a condition specified in Section 8.1 or 8.2; (iii) any written notice or other written communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement; (iv) except as prohibited by applicable Law, any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement; (v) any written notice of, or other written communication relating to, any default under any Disclosed Insurance Agreement within the terms of Section 5.10.1(h) or any Material Contract; or (vi) any change in the officers or directors of any Acquired Company.

(b)                                 ABB covenants and agrees to notify Purchaser of any governmental complaints, investigations or hearings or adjudicatory proceedings involving any material property or asset of any Acquired Company and will keep Purchaser reasonably informed of such events and permit Purchaser’s representatives reasonable access to all materials prepared by or on behalf of ABB or its Affiliates in connection therewith (except where, in the good faith judgment of ABB, the disclosure of any documents produced or prepared by the legal representatives of ABB or its Affiliates would reasonably be expected to jeopardize the legal privilege otherwise accorded such documents).

7.10.2                                                                  Notices by Purchaser

Purchaser covenants and agrees to give prompt notice in writing to ABB of:  (i) any information evidencing that any representation or warranty given by it herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date; (ii) the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy a condition specified in Section 8.1 or 8.3; or (iii) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

7.10.3                                                                  Consequences of Notices

The giving of any notice under this Section 7.10 shall in no way change or modify ABB’s or Purchaser’s representations and warranties and covenants or the conditions to any party’s obligations contained herein or otherwise affect the remedies available to Purchaser or ABB hereunder.

7.11.                                                                        Intercompany Accounts

Except as otherwise specifically provided in this Agreement, ABB shall cause all intercompany accounts receivable or payable (whether or not currently due or payable) in an aggregate amount in excess of SEK 800,000 (or its foreign currency equivalent), including any amounts receivable or payable in connection with any Affiliate Contract, other than Direct Insurance Agreements, Assumed Reinsurance Agreements or Ceded Reinsurance Agreements, between (i) any member of the Acquired Group, on the one hand, and (ii) ABB, any of its Affiliates (other than the Acquired Companies), or any of their respective officers, directors or employees, on the other hand to be settled in full (without any premium or penalty) at or prior to the Closing.  Within five (5) Business Days prior to the Closing, ABB shall prepare and deliver to Purchaser a preliminary statement setting out in reasonable detail the calculation of all such intercompany account balances as of such date based upon the latest available financial information as of such date.  ABB shall deliver to Purchaser reasonable supporting documentation verifying the underlying intercompany charges and transactions.

7.12.                                                                        Investment Portfolio

Prior to the Closing Date, ABB shall deliver to Purchaser, within fifteen (15) Business Days after the end of each calendar month, a true and correct list of all investments constituting the Investment Portfolio as of the end of such month, the issuer of such investments, the nominal amount owned and the market value with respect to public investments (or book value with respect to private investments) of such investments as of the end of such month.

7.13.                                                                        Assignment of Confidentiality Agreements

Prior to or at the Closing, ABB shall cause any confidentiality agreements entered into by ABB or any of its Affiliates since January 1, 2002 relating solely to the Business or any properties, assets, liabilities or activities of any Acquired Company in connection with a sale or disposition of the Business or a part thereof that are not agreements to which an Acquired Company is a party to be assigned to an Acquired Company unless prohibited by the terms of such confidentiality agreement.

7.14.                                                                        Amendment of Leases

Prior to the Closing, ABB shall use its reasonable efforts to cause the leases under which ABB or any of its Affiliates (other than an Acquired Company) leases any real property used by an Acquired Company immediately prior to the execution of this Agreement to be amended, to the extent necessary, to permit such Acquired Company to directly lease such real property after the Closing on terms and conditions consistent in all material respects with the terms under which ABB or its Affiliates lease such property.

7.15.                                                                        Sirius Belgium

After the Closing, Purchaser agrees that: (i) it shall not liquidate Sirius Belgium prior to the full realization of all refunds, credits or offsets of Taxes described in Section 9.6.4(b) (including the final settlement of any Tax Claims relating thereto); and (ii) it shall reasonably cooperate with ABB and follow ABB’s reasonable instructions (at the expense of ABB) in the liquidation of Sirius Belgium as soon as practicable after its receipt of any refunds, credits or offsets contemplated in clause (i) above.

7.16.                                                                        Access to Purchaser Auditors

From the delivery of the Audited Closing Financial Statements to ABB and Purchaser pursuant to Section 3.4.2 until the Closing, ABB shall afford Purchaser’s auditors, employees and representatives such reasonable access as they may from time to time reasonably request, during normal business hours and in a manner which is not disruptive to the operations of the Business or the business of ABB or any of its Affiliates to the Acquired Group’s and each member of the Acquired Group’s respective officers, employees, agents, accountants (including the Business Auditors) and actuaries and to the premises, properties, books, accounting records and other documents (including supporting contractual documentation and the work papers of the Business Auditors relating to the audit of the Financial Statements and the Audited Closing Financial Statements, provided that Purchaser’s auditors, employees and representatives have signed any release letter reasonably required by the Business Auditors in connection therewith) of the Acquired Group or available to the Acquired Group, in each case solely for the purpose of enabling Purchaser’s auditors, employees and representatives to prepare and audit a consolidated balance sheet of the Acquired Group as of December 31, 2003, together with related consolidated income statements and statements of cash flow for the twelve month period then ended.

7.17.                                                                        Facility Agreement

ABB shall promptly after the date of this Agreement commence such actions as shall be reasonably necessary to enable it to obtain the certificates from the Pledge Agent and Lenders required to be delivered pursuant to Section 8.2(d).

7.18.                                                                        Purchaser Disclosure Procedures

Prior to the Closing, ABB shall permit Purchaser to liaise with the Senior Executives to ensure that such controls and procedures as Purchaser intends to implement for the Acquired Group as and from the Closing to satisfy its obligations under Rules 13a-15(e) and (f) and 15d-15(e) and (f) promulgated under the U.S. Securities Exchange Act of 1934, as amended, can reasonably be implemented with effect from the Closing.  Nothing in this Section 7.18 shall require ABB to implement any such controls and procedures prior to the Closing.

7.19.                                                                        Dividends

(a)                                  In the event that ABB proposes to authorize any Acquired Company to make the ABB Distribution prior to the delivery by ABB of the Unaudited Closing Financial Statements pursuant to Section 3.4.1, ABB shall prepare in good faith and in consultation with the Business Auditors: (i) an unaudited consolidated balance sheet of the Acquired Group as of December 31, 2003, together with a related unaudited consolidated income statement for the twelve month period then ended, each in accordance with U.S. GAAP, as applied by the ABB Group in its U.S. GAAP ABACUS reporting system and in the form of Schedule 3.4.1(2) (the “ABACUS Financial Statements”); and (ii) a statement showing the calculation of Net Equity (the “ABACUS Net Equity”), determined on the basis of the ABACUS Financial Statements and taking into account the adjustments set out in Schedule 3.4.1(1) (the “ABACUS Net Equity Statement”), and shall deliver such ABACUS Financial Statements and ABACUS Net Equity Statement to Purchaser at least five (5) Business Days prior to the date of the ABB Distribution.

(b)                                 Within 30 days after the Measurement Date, ABB, after consulting with its auditors, shall deliver to Purchaser a certificate setting forth the maximum amount, in Swedish kronor (the “Permitted ABB Distribution Amount”), that ABB in its good faith and reasonable judgment believes that the Acquired Group may distribute to ABB or any of its Affiliates (other than the Acquired Companies) under applicable Law.  ABB shall cause a member of the Acquired Group to pay a dividend or other distribution (the “ABB Distribution”) to ABB or any of its Affiliates (other than an Acquired Company) after the Measurement Date and prior to the Closing but no earlier than five (5) Business Days after delivery of (i) the Unaudited Closing Financial Statements and Unaudited Closing Net Equity Statement pursuant to Section 3.4.1 or (ii) the ABACUS Financial Statements and ABACUS Net Equity Statement pursuant to this Section 7.19, which ABB Distribution shall be in an amount (the “ABB Distribution Amount”) equal to the lesser of:

(x)                                 the Permitted ABB Distribution Amount;

(y)                               (A) the amount by which the ABACUS Net Equity exceeds the Guaranteed Net Equity if the Unaudited Closing Financial Statements have not been delivered to Purchaser at least five (5) Business Days prior to the date of the ABB Distribution; (B) the amount by which the Unaudited Net Equity exceeds the Guaranteed Net Equity, if the Audited Closing Financial Statements have not been delivered to Purchaser at least five (5) Business Days prior to the date of the ABB Distribution; (C) the amount by which the Audited Net Equity exceeds the Guaranteed Net Equity, if the Final Closing Financial Statements have not been delivered to Purchaser at least five (5) Business Days prior to the date of the ABB Distribution; or (D) the amount by which the Final Net Equity exceeds the Guaranteed Net Equity, if the Final Closing Financial Statements have been delivered to Purchaser at least five (5) Business Days prior to the date of the ABB Distribution; or

(z)                                   such lesser amount as ABB proposes and has been approved by Purchaser (such approval not to be unreasonably withheld or delayed); provided, however, that, without prejudice to Purchaser’s right of approval generally, it shall not be unreasonable for Purchaser to withhold its consent if it or any of its Affiliates would (i) suffer any economic loss (other than an immaterial loss) or (ii) incur any financing costs.

(c)                                  The parties agree that, notwithstanding any other provisions of this Agreement, Sirius Holding may pay the Sirius Holding Dividend to ABB or any of its Affiliates prior to the Measurement Date.

7.20.                                                                        ABB Intellectual Property

7.20.1                                                                  Branded Assets

To the extent any trademarks, registered or unregistered (including logos or other devices), or any trading names owned by ABB or any of its Affiliates (other than the Acquired Companies) (including, for the avoidance of doubt, the words “ABB”, “BBC”, “Asea”, “Brown” or “Boveri”) are included in any business stationery, brochures, technical literature, drawings and other documents, or are displayed on any premises, signs, vehicles or uniforms, which are owned by any Acquired Company (collectively, “Branded Assets”), Purchaser may, for a period of sixty (60) days after the Closing Date, use such Branded Assets, after which date it shall cross out, mark over or otherwise cover or redact such references and otherwise clearly indicate on such Branded Assets that the Business is no longer owned by ABB or any of its Affiliates (other than the Acquired Companies).

7.20.2                                                                  No Other Use

Except as permitted by Section 7.20.1, Purchaser shall not, and shall procure that none of its Affiliates shall, after the Closing, use in any way whatsoever any registered or unregistered trademarks, including any logos or other devices, or any trading names which are owned by ABB or any of its Affiliates (other than the Acquired Companies) (including, for the avoidance of doubt, any reference to “ABB”, “BBC”, “Asea”, “Brown” or “Boveri”).

7.21.                                                                        Amendments to Certain Contracts

ABB shall use its reasonable efforts to cause each Contract set forth on Schedule 7.21 to be amended, effective as of the Closing, to permit each Acquired Company that is a party thereto to directly lease the personal property subject to such Contract directly from the lessor on the terms applicable to each Acquired Company under such Contract as at the date of this Agreement; provided, however, that if amending any such Contract will cause the aggregate amounts payable, determined on a monthly basis, by the Acquired Companies that are a party to such amended Contract to increase by more than 20% over the aggregate amounts payable, determined on a monthly basis, by or on behalf of the same Acquired Companies under the applicable Contract as at the time immediately prior to the Closing, ABB shall be responsible for 50% of such excess monthly amounts payable for a period starting from the Closing Date and ending on the date on which such amended Contract would have terminated in accordance with its terms and without penalty to any Acquired Company that is a party thereto, assuming a notice of termination was provided under such amended Contract on the Closing Date.

7.22.                                                                        Employees

Purchaser agrees to promptly inform ABB of any Contract with any Employee that it or any of its Affiliates enters into between the date of this Agreement and the Closing Date that provides for any payments or benefits to such Employee as a result of any adjustment to the Purchase Price pursuant to any provision of this Agreeement.

ARTICLE 8
CONDITIONS TO CLOSING

8.1.                                                                              Conditions of Both Parties

The obligation of each of ABB and Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment of each of the following conditions prior to or at the Closing:

(a)                                  no injunction, restraining order or other order issued by any court of competent jurisdiction or governmental authority or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect;

(b)                                 the consents and authorizations by or of, and filings with and notifications to, governmental authorities set forth in Schedule 8.1 shall have been obtained or effected, and all applicable waiting periods set forth in Schedule 8.1 shall have expired or been terminated and, in the case of such consents and authorizations, shall be in full force and effect;

(c)                                  the U.S. Closing shall have occurred immediately prior to the Closing; and

(d)                                 at least fifteen (15) days shall have passed since the Business Auditors delivered the Audited Closing Financial Statements and Audited Closing Net Equity Statement to ABB and Purchaser.

8.2.                                                                              Additional Conditions of Purchaser

The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment of the following conditions prior to or at the Closing (which may be waived by Purchaser in writing in its sole discretion):

(a)                                  the representations and warranties of ABB set forth herein shall be true and correct, both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to result in a Material Adverse Effect (it being agreed that for the purpose of calculating whether the effect of breaches of such representations and warranties have had or are reasonably likely to result in a Material Adverse Effect, but not for the determination of breaches themselves, such representations and warranties shall be deemed not qualified by any references therein to materiality or Material Adverse Effect);

(b)                                 ABB shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to the Closing;

(c)                                  ABB shall have delivered to Purchaser a legal opinion from Froriep Renggli, counsel to ABB and ABB Ltd, substantially in the form of Annex 3,

addressed to Purchaser and White Mountains Insurance Group, Ltd. and dated the Closing Date;

(d)                                 ABB shall have delivered to Purchaser either (i) if the Facility Agreement and Pledge Agreement have not been terminated prior to the Closing, certificates from the Pledge Agent and each Lender stating: (x) the total amount required to be paid to the Lenders to cause them to terminate in full the Facility Agreement and the Pledge Agreement (the “Lenders’ Payment”); and (y) that the Facility Agreement and Pledge Agreement shall be deemed terminated as of the Closing Date upon the Lenders receipt of the Lenders’ Payment on such date, or (ii) if the Facility Agreement and Pledge Agreement have been terminated prior to Closing, certificates from the Pledge Agent and each Lender stating: (x) the Facility Agreement and Pledge Agreement have been terminated; and (y) neither the Facility Agent nor any Lender has any Encumbrances over the shares of Sirius International;

(e)                                  there shall not be pending any suit, action or proceeding brought by any governmental authority (i) challenging or seeking to restrain or prohibit the consummation of any of the transactions contemplated hereby; (ii) seeking to prohibit or limit in any material respect the ownership or operation by any Acquired Company, Purchaser or any of their respective Affiliates of a portion of the business, Properties or assets of any Acquired Company, any Subsidiary of an Acquired Company, Purchaser or any Affiliate of Purchaser or to require any such Person to dispose of or hold separate any portion of the business, Properties or assets of any Acquired Company, any Subsidiary of an Acquired Company, Purchaser or any Affiliate of Purchaser as a result of the transactions contemplated hereby; or (iii) seeking to prohibit Purchaser, any Acquired Company or any of their Affiliates from effectively controlling in any respect the business or operations of any Acquired Company or any Subsidiary of an Acquired Company; provided that Purchaser or such of its Affiliates as are party to such suit, action or proceeding shall use their reasonable efforts to obtain settlement or discharge of such suit, action or proceeding, but provided further that Purchaser or its Affiliates shall not be required to dispose of or hold separate any portion of their businesses or properties or assets, or those of the Acquired Group, or to accept any limitations upon the ownership or operation by Purchaser or its Affiliates or any Acquired Company of a portion of any of the business, properties or assets, in connection with any such settlement or discharge; and

(f)                                    since the date of this Agreement, there shall not have occurred any change in, or effect on, the Acquired Group which individually or in the aggregate is, or is reasonably likely to be, materially adverse to the financial condition of the Acquired Group, taken as a whole, other than changes or effects resulting from (i) changes in general economic conditions or financial market conditions (including currency rate fluctuations and interest rate changes), (ii) any decline in the value of the Investment Portfolio, (iii) catastrophe events with an impact in the ordinary course of the Business, (iv) legal or regulatory changes affecting the property and casualty insurance or reinsurance industry generally that do not specifically relate to any Acquired Company or disproportionately affect any Acquired Company (by way of example and not by way of limitation, the full extent of any change that specifically relates to any Acquired Company or disproportionately affects any Acquired Company shall be considered in determining whether there is, or is reasonably likely to be, a material adverse change or effect on the financial condition of the Acquired

Group) or (v) the announcement of this Agreement or the consummation of the transactions specifically contemplated hereby, including the cessation of the Financial Risks Business pursuant to Section 7.2.4(dd).

8.3.                                                                              Additional Conditions of ABB

The obligation of ABB to consummate the transactions contemplated hereby is subject to the fulfillment of the following conditions prior to or at the Closing (which may be waived by ABB in writing in its sole discretion):

(a)                                  the representations and warranties of Purchaser set forth herein shall be true and correct, both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not materially adversely affected and is not reasonably likely to materially adversely affect the ability of Purchaser to complete the transactions contemplated hereby (it being agreed that for the purpose of calculating whether the effect of breaches of such representations and warranties has materially adversely affected or is reasonably likely to materially adversely affect the ability of Purchaser to complete the transactions contemplated hereby, but not for the determination of breaches themselves, such representations and warranties shall be deemed not qualified by any references therein to materiality);

(b)                                 Purchaser shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to the Closing;

(c)                                  Purchaser shall have delivered to ABB a legal opinion from Advokatfirman Vinge KB, counsel to Purchaser, substantially in the form of Annex 4, addressed to ABB and dated the Closing Date; and

(d)                                 Purchaser shall have delivered to ABB a legal opinion from Conyers, Dill & Pearman, counsel to White Mountains Insurance Group, Ltd., substantially in the form of Annex 6, addressed to ABB and dated the Closing Date.

8.4.                                                                              Frustration of Closing Conditions

No party may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure, subject to the terms and conditions of this Agreement, to use reasonable efforts to consummate the transactions contemplated by this Agreement.

ARTICLE 9
LIABILITY AND RELATED MATTERS

9.1.                                                                              Indemnification by ABB

From and after the Closing, ABB shall indemnify Purchaser and its Affiliates (including, for the avoidance of doubt, the Acquired Companies) and each of their respective officers, directors, employees, heirs, successors and assigns against and hold them harmless from (whether in connection with a Third Party Claim or a Direct Claim) any Loss (payable promptly upon agreement between ABB and Purchaser or upon final determination of ABB’s liability pursuant to the provisions of Section 11.10, for such Third Party Claim or Direct Claim) by any such Indemnified Party caused by or resulting from:

(a)                                  any breach of any representation or warranty of ABB contained in Article 5 or in any certificate delivered by or on behalf of ABB at the Closing (it being agreed that for purposes of such indemnification, the representations and warranties of ABB shall, with respect to calculation of Losses only (but not for determination of breaches), be deemed not qualified by any references therein to materiality or to the occurrence or reasonable likelihood of a Material Adverse Effect);

(b)                                 any breach of any obligation of ABB contained in this Agreement;

(c)                                  the liabilities of Sirius Holding on a stand-alone basis (disregarding any obligations or liabilities of any other Acquired Company) incurred prior to the Closing;

(d)                                 the Facility Agreement and the Pledge Agreement;

(e)                                  the liabilities of Sirius Belgium (other than liabilities incurred by Sirius Belgium after the Closing Date as a result of actions taken after the Closing Date by Purchaser or its Affiliates (including any Acquired Company) and not authorized in writing by ABB);

(f)                                    any breaches of Law or Contract resulting from the Sirius International Swedish defined contribution funded Retirement Plan having been converted from a defined benefit plan to a defined contribution plan (any claims alleged in connection with any such breaches to be administered in accordance with Section 9.4);

(g)                                 any obligation or liabilities relating exclusively to the ABB Group (excluding the Acquired Group) for which Purchaser or any of its Affiliates (including, for the avoidance of doubt, any Acquired Company) becomes liable (excluding, for the avoidance of doubt, any obligations or liabilities arising out of Contracts to which an Acquired Company is a party); or

(h)                                 any Retained Plan, other than a Loss resulting from liabilities and obligations included in the calculation of the transfer payment amounts applicable to such Retained Plan and agreed by Purchaser and ABB in accordance with Section 7.5(b);

provided, however, that ABB shall not be required to indemnify or hold harmless any Person, and shall not have any liability:

(i)                                     under clause (a) of this Section 9.1, other than any liability relating to a representation or warranty of ABB contained in Sections 5.1, 5.2.1, 5.3, 5.4, 5.20 or 5.21 of this Agreement (collectively, the “ABB Specified Claims”), (x) unless the aggregate of all Losses relating thereto for which ABB would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to SEK 55 million, and then only to the extent of any such excess; and (y) for any individual breach where the Loss with respect to such individual breach is less than SEK 5 million, provided, that (i) the term “individual breach” shall mean each individual breach of a particular warranty and not the aggregation of individual breaches of a particular warranty into a single breach (e.g., if ABB failed to disclose five contracts under a particular warranty, and the failure to disclose any one of those contracts would be a breach, then the five contracts together would be considered multiple breaches, of which each such undisclosed contract would be an “individual breach”), and (ii) for purposes of the calculation of the Loss with respect to such individual breach, a series of separate Losses caused by or resulting from the same individual breach shall be aggregated (e.g., if an individual breach causes or results in two separate Losses of SEK 3 million each, such Losses shall be aggregated to a sum of SEK 6 million for purposes of determining whether the “Loss with respect to such individual breach” is less than SEK 5 million), provided, however, that this clause (i) shall not apply with respect to Losses in respect of a failure to disclose in Section 5.10.1(1), 5.10.1(2), 5.10.1(3), 5.10.1.(4) or 5.10.1(5) of the Disclosure Schedule any Direct Insurance Agreement, Assumed Reinsurance Agreement, Ceded Reinsurance Agreement, Reinsurance Pool or Scan Re Agreement required to be disclosed by ABB pursuant to Section 5.10.1 (the “Insurance Agreement Claims”); and

(ii)                                  under clause (a) of this Section 9.1 for any Losses in excess of an amount equal to 80% of the International Purchase Price; provided, however, that this limitation shall not apply to any Losses relating to an ABB Specified Claim.

This Section 9.1 shall not apply to any claim for indemnification with respect to any Taxes, which claims shall be governed by Section 9.6.

9.2.                                                                              Indemnification by Purchaser

From and after the Closing, Purchaser shall indemnify ABB and its Affiliates, officers, directors, employees, heirs, successors and assigns against and hold them harmless from (whether in connection with a Third Party Claim or a Direct Claim) any Loss payable promptly upon agreement between ABB and Purchaser or upon final determination of Purchaser’s liability pursuant to the provisions of Section 11.10, as applicable, for such Third Party Claim or Direct Claim by any such Indemnified Party caused by or resulting from:

(a)                                  any breach of any representation or warranty of Purchaser contained in Article 6 or any certificate delivered by or on behalf of Purchaser at the Closing (it being agreed that for the purposes of such indemnification, the representations and warranties of Purchaser shall, with respect to calculation of Losses only (but not for determination of breaches), be deemed not qualified by any references therein to materiality); or

(b)                                 any breach of any obligation of Purchaser contained in this Agreement;

(c)                                  any of the employee benefit, bonus, incentive compensation, severance, salary continuation, termination or retention pay, death benefit, welfare benefit (including all obligations under Section 4980B of the Code and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as

amended), profit-sharing, pension, retirement, deferred compensation, medical, life insurance, disability, accident, accrued leave, vacation, sick pay, sick leave, unemployment benefit and fringe benefit plans, programs and arrangements and employment, consulting, termination, retirement and severance contracts and agreements, including the Transferred Plans, which transfer to Purchaser or its Affiliates in their entirety at or after the Closing by operation of Law, other than (i) Losses caused by a failure by ABB and its Affiliates (including the Acquired Group) prior to the Closing to comply with Law or the terms of such plans, programs, arrangements, contracts or agreements or (ii) Losses for which ABB has agreed to indemnify the Purchaser under Section 9.1;

provided, however, that Purchaser shall not be required to indemnify or hold harmless any Person, and shall not have any liability:

(i)                                     under clause (a) of this Section 9.2, other than any liability relating to a representation or warranty of Purchaser contained in Section 6.1 or 6.2.1 of this Agreement (collectively, the “Purchaser Specified Claims”), (x) unless the aggregate of all Losses relating thereto for which Purchaser would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to SEK 55 million, and then only to the extent of any such excess; and (y) for any individual breach where the Loss with respect to such individual breach is less than SEK 5 million, provided, that (i) the term “individual breach” shall mean each individual breach of a particular warranty and not the aggregation of individual breaches of a particular warranty into a single breach (e.g., if Purchaser failed to disclose five contracts under a particular warranty, and the failure to disclose any one of those contracts would be a breach, then the five contracts together would be considered multiple breaches, of which each such undisclosed contract would be an “individual breach”), and (ii) for purposes of the calculation of the Loss with respect to such individual breach, a series of separate Losses caused by or resulting from the same individual breach shall be aggregated (e.g., if an individual breach causes or results in two separate Losses of SEK 3 million each, such Losses shall be aggregated to a sum of SEK 6 million for purposes of determining whether the “Loss with respect to such individual breach” is less than SEK 5 million); and

(ii)                                  under clause (a) of this Section 9.2 for any Losses in excess of an amount equal to 80% of the International Purchase Price; provided, however, that this limitation shall not apply to any Losses relating to a Purchaser Specified Claim.

9.3.                                                                              Termination of Indemnification

The obligations to indemnify and hold harmless any party:

(a)                                  pursuant to clause (a) of each of Sections 9.1 and 9.2, other than such obligations relating to the Insurance Agreement Claims, the ABB Specified Claims or the Purchaser Specified Claims, shall terminate on the second anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the second anniversary of the Closing Date, provided notice with respect to a Third Party Claim or Direct Claim, as applicable;

(b)                                 pursuant to clause (a) of Section 9.1 for obligations relating to the Insurance Agreement Claims shall terminate on the fifth anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the fifth anniversary of the Closing Date, provided notice with respect to a Third Party Claim or Direct Claim, as applicable; and

(c)                                  pursuant to: (i) clause (a) of Sections 9.1 and 9.2 for ABB Specified Claims or Purchaser Specified Claims; (ii) pursuant to the clauses of Sections 9.1 and 9.2 other than clause (a); (iii) Section 9.8; (iv) Section 9.9; and (v) Section 9.10 shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable statute of limitations, if any, provided notice with respect to a Third Party Claim or Direct Claim, as applicable.

9.4.                                                                              Procedures Relating to Third Party and Direct Indemnification Claims

9.4.1                                                                        Third Party Claims

(a)                                  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 9 in respect of, arising out of or involving a claim or demand (other than a claim or demand relating to Taxes) made by any Person other than a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Person obligated to provide indemnification pursuant to this Article 9 (the “Indemnifying Party”) in writing of the Third Party Claim promptly, and in any event within thirty (30) days, after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Such written notice shall describe in reasonable detail the facts and circumstances known to the Indemnified Party with respect to the subject matter of such Third Party Claim.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party promptly, and in any event within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to make such delivery shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to fully indemnify the Indemnified Party therefor in accordance with this Agreement, to assume and control the defense thereof with counsel selected by the Indemnifying Party, the selection of whom shall be subject to prior consultation and cooperation with the Indemnified Party for a period of no less than ten (10) days (but not the consent of the Indemnified Party) unless the Third Party Claim seeks an order or injunction or other relief requiring a response from the Indemnifying Party in less than ten (10) days, provided that the Indemnifying Party keeps the Indemnified Party and its attorneys reasonably informed as to the progress of the defense and any proposed settlement.  If the Indemnifying Party so elects to assume the defense of a Third Party Claim, the

Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the Indemnifying Party separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, subject to the remaining terms of this Section 9.4.1.

(c)                                  The Indemnifying Party shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict of interest among Indemnified Parties, in each case employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.

(d)                                 If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall reasonably cooperate and shall cause their Affiliates to reasonably cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                                  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms (or pursuant to a binding commitment of the Indemnifying Party) obligates the Indemnifying Party to pay the full amount (subject to any limitation on payment contained in this Article 9) of such liability in connection with such Third Party Claim which releases the Indemnified Party completely in connection with such Third Party Claim.

(f)                                    Notwithstanding anything to the contrary in this Section 9.4.1, the Indemnified Party may assume the exclusive right to defend any Third Party Claim (and the Indemnifying Party shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict of interest among Indemnified Parties, incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for non-monetary damages against the Indemnified Party that cannot be separated from any related claim for money damages; provided that upon the non-appealable grant or dismissal of all such applications for an order, injunction or other equitable relief or relief for non-monetary damages, the Indemnifying Party may resume the exclusive right to defend such Third Party Claim.  If all of such injunctive, equitable and other non-monetary relief portions of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.  In the event the Indemnified Party assumes the exclusive right to defend any such Third Party Claim under this Section 9.4.1, the Indemnifying Party will not be bound by any determination of such claim or proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(g)                                 If the Indemnifying Party shall fail to defend any claim or proceeding for which it has assumed the defense hereunder, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to diligently prosecute and defend or withdraws from such defense, then the Indemnified Party may notify the Indemnifying Party of this circumstance, and the Indemnifying Party shall have fifteen (15) days to rectify this failure.  If such failure is not rectified within such period, then the Indemnified Party shall have the right to defend such Third Party Claim by giving the Indemnifying Party written notice of such decision within fifteen (15) days after the expiration of the fifteen-day cure period referred to in the previous sentence; provided, however, that the Indemnified Party shall not admit any liability or consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  If the Indemnified Party assumes the defense of a Third Party claim pursuant to this Section 9.4.1, the Indemnifying Party shall be entitled to (i) participate in the defense of such Third Party Claim, and (ii) employ counsel, at its own expense, separate from the counsel employed by Indemnified Party.

9.4.2                                                                        Direct Claims

In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”), the Indemnified Party shall promptly deliver notice of such Direct Claim to the Indemnifying Party, which notice must refer to this Section 9.4.2 and expressly state that the Indemnifying Party’s failure to dispute any such Direct Claim within thirty (30) days following the Indemnifying Party’s receipt of such notice shall result in such Direct Claim being conclusively deemed a liability of the Indemnifying Party pursuant to this Section 9.4.2.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes such Direct Claim, such Direct Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article 9, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the Direct Claim is estimated, on such later date when the amount of such Direct Claim is finally determined; provided that in any such case such payment shall be made in accordance with Section 9.7.  If the Indemnifying Party disputes its liability with respect to such Direct Claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that either party may at any time refer such dispute to arbitration pursuant to Section 11.10.

9.5.                                                                              Assignment of Rights

Promptly upon request by the Indemnifying Party after having paid in full the Indemnified Party for any Loss in accordance with this Article 9, the Indemnified Party shall use reasonable efforts to assign, or cause to be assigned, to the Indemnifying Party or its designated Affiliate any and all rights (including any rights to indemnification and reimbursement) of the Indemnified Party and its Affiliates against any Person (other than an Affiliate of the Indemnified Party) in relation to and to the extent of the Loss so indemnified by the Indemnifying Party.

9.6.                                                                              Tax Indemnification and Related Matters

Notwithstanding anything in this Agreement to the contrary:

9.6.1                                                                        Tax Indemnification

(a)                                  ABB shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, heirs, successors and assigns against and hold them harmless on an after-Tax basis from (i) all liability for Taxes of each Acquired Company (including Taxes resulting from any Tax sharing, allocation, indemnification or similar agreement between any Acquired Company and any other Person) and each affiliated group of which any Acquired Company is or has been a member with respect to any taxable period ending on or before the Measurement Date or with respect to the portion ending on the Measurement Date of any taxable period that includes (but does not end on) such date (each, a “Pre-Measurement Tax Period”), to the extent such Taxes are not reflected in the Final Closing Financial Statements, (ii) all Taxes imposed on the Acquired Companies, as a result of United States Treasury Regulation Section 1.1502-6(a) (or a similar provision of state, local or foreign law), (iii) any Taxes in the form of value added tax imposed by any taxing authority in Switzerland upon any Acquired Company after the Measurement Date in connection with the Acquired Group being an Affiliate of the ABB Group prior to the Closing, (iv) all liability for Taxes of ABB, the Acquired Group and all of their Affiliates arising (directly or indirectly) as a result of any merger, consolidation or other restructuring described in Schedule 11.6 prior to the Closing and, except as provided in Section 11.12.2, all liability for Taxes of ABB, the Acquired Group and all of their Affiliates arising (directly or indirectly) as a result of the ABB Distribution or the sale by ABB of the International Shares (but not, for the avoidance of doubt, the sale of the U.S. Shares), (v) any breach of any representation or warranty contained in Section 5.13 or a similar provision of state, local or foreign law, and (vi) all liability for reasonable legal fees and expenses for any item attributable to any item in clauses (i) through (v).

(b)                                 In the case of a Straddle Period: (i) real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Measurement Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Measurement Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the Pre-Measurement Tax Period shall be determined based on an actual closing of the books as if such taxable period ended as of the close of business on the Measurement Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flow through” entity, based on an actual closing of the books as if the taxable period of such partnership or other “flow through” entity ended as of the close of business on the Measurement Date.

9.6.2                                                                        Tax Indemnity Payments

(a)                                  Any Tax indemnity payment to be made hereunder shall be paid in accordance with Section 9.7 and within ten (10) days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) Business

Days prior to the date on which the relevant Taxes are required to be paid to the relevant taxing authority (including as estimated Tax payments).

(b)                                 For the avoidance of doubt, all indemnity payments under this Section 9.6 shall be made on a one-for-one basis, without regard to any caps, floors, baskets or other similar limitations.

9.6.3                                                                        Tax Claims

(a)                                  If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to the Indemnified Party pursuant to this Section 9.6, the Indemnified Party shall notify in writing the Indemnifying Party reasonably promptly of such claim (a “Tax Claim”); provided, however, that the failure to give such prompt written notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually and materially been prejudiced as a result of such failure.

(b)                                 With respect to any Tax Claim relating to Taxes with respect to any taxable period ending on or before the Measurement Date, ABB shall control all proceedings and may make all decisions in connection with such Tax Claim, including initiating any claim for refund, amending any Tax Return and contesting, resolving and defending against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes, provided that Purchaser, and counsel of Purchaser’s own choosing, shall have the right to comment on all aspects of the prosecution or defense of such Tax Claim that could affect the Taxes of Purchaser or any Acquired Company after the Measurement Date, and provided further that ABB shall not settle any Tax Claim that could affect the Taxes of Purchaser or any Acquired Company after the Measurement Date without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).  Except as provided in the preceding sentence, Purchaser shall control all proceedings with respect to all other Tax Claims and may make all decisions in connection with such Tax Claims; provided, however, that Purchaser or any Affiliate or representative thereof shall not settle any Tax Claim that could affect the Tax liability of ABB or any Affiliate thereof before the Measurement Date without prior written consent of ABB (which consent shall not be unreasonably withheld or delayed).

9.6.4                                                                        Tax Refunds

(a)                                  Except as provided in Section 9.6.4(b), the amount or economic benefit of any refunds, credits or offsets of Taxes (including any interest in respect thereof) of any Acquired Company (including any foreign tax credits for taxes incurred during any Pre-Measurement Tax Period) for any Pre-Measurement Tax Period, to the extent not reflected in the Final Closing Financial Statements, shall be for the account of ABB.  Notwithstanding the foregoing and provided that Sirius America cannot elect to waive a carryback without causing its U.S. Affiliates to also waive a carryback, any such refunds, credits or offsets of income Taxes shall be for the account of Purchaser to the extent that such refunds, credits or offsets of income Taxes are attributable (determined on a marginal basis) to the carryback from a taxable period beginning after the Measurement Date (or the portion of a Straddle Period that begins on the day after the Measurement Date) of items of loss, deductions, or other Tax items, of any Acquired Company (or any of their respective Affiliates, including Purchaser).  The amount or economic benefit of any refunds, credits or offsets of Taxes of any Acquired Company for any taxable period beginning after the Measurement Date shall be for the account of Purchaser.  The amount or economic benefit of any refunds, credits or offsets of Taxes of any Acquired Company for any Straddle Period shall be equitably apportioned between ABB and Purchaser; provided, however, that any refunds, credits or offsets of Taxes (including any interest in respect thereof) reflected in the Closing Financial Statements shall be excluded from any such apportionment.

(b)                                 Notwithstanding anything to the contrary, the amount or economic benefit of any refunds, credits or offsets of Taxes (including any interest in respect thereof) attributable to or resulting from Tax repayments claimed by Sirius Belgium with respect to reassessments of Taxes with the Belgian tax authorities for any Pre-Measurement Tax Period (the “Belgian Tax Reassessments”) shall be for the account of ABB.  ABB and Purchaser agree that ABB shall prepare and file all amended Tax Returns with respect to the Belgian Tax Reassessments and shall control any Tax Claim arising therefrom. Purchaser shall cooperate, so long as such cooperation in Purchaser’s good faith and reasonable judgment can be made without undue burden or expense or disruption to the operations of the Business, with ABB’s reasonable requests for information held by an Acquired Company in order to enable ABB to prepare the Tax Returns with respect to the Belgian Tax Reassessments.  Purchaser shall be under no obligation to utilize any refunds, credits or offsets of Taxes attributable to or resulting from the liquidation of Sirius Belgium.  If Purchaser, in its sole discretion, determines that, after first taking into account all other items of income, gain, loss, deduction, credit or reserve (including safety reserve) that are available for the relevant taxable period or periods, Sirius International or any affiliate or successor thereto actually utilized any credits or offsets resulting from the liquidation of Sirius Belgium and either (i) such utilization actually reduces the amount of Taxes that Sirius International or any affiliate or successor thereto otherwise would have been required to pay to a taxing authority had it not utilized such credits or offsets or (ii) Sirius International or any affiliate or successor thereto receives a refund or credit against its Taxes from a taxing authority that it would not otherwise have received had it not utilized such credits or offsets, then the amount of such reduction of Taxes paid or the amount of such refund or credit shall be 80 percent for the account of ABB and 20 percent for the account of Purchaser; provided, however, that ABB agrees to repay to Purchaser its 80 percent portion of the amount of such reduction or the amount of such refund or credit (plus any penalties, interest or other charges imposed by a taxing authority) in the event that (x) it is determined by a taxing authority that Sirius International was not entitled to such reduction of Taxes paid or (y) Sirius International or any affiliate or successor thereto is required to repay such refund to a taxing authority.  ABB and Purchaser agree that (i) ABB will provide reasonable instructions in the preparation and filing of all Tax Returns that relate to the liquidation of Sirius Belgium and (ii) all expenses relating to the liquidation of Sirius Belgium and the preparation of such Tax Returns shall be borne solely by ABB.  For the avoidance of doubt, the amount or economic benefit of any refunds, credits or offsets of Taxes attributable to or resulting from the Belgian Tax Reassessments or the liquidation of Sirius Belgium shall not in any way increase Net Equity.

(c)                                  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this Section 9.6.4 to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 10 days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

9.6.5                                                                        Amended Tax Returns

None of Purchaser and the Acquired Group and any Affiliate thereof shall file any amended Tax Returns with respect to any Pre-Measurement Tax Period without prior written consent of ABB (which consent shall not be unreasonably withheld or delayed).

9.6.6                                                                        Termination of Tax Indemnification

The representations and warranties contained in Section 5.13 shall terminate upon the expiration of the applicable statute of limitations period.  The obligations to indemnify and hold harmless a party hereto pursuant to this Section 9.6 shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any Tax as to which the Indemnified Party shall have, before the expiration of the statute of limitations, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

9.7.                                                                              Indemnity Payments

Any indemnity payment hereunder (i) shall be made to Purchaser or ABB, as the case may be, by wire transfer to an account specified by the Indemnified Party in Swedish kronor in immediately available funds together with interest thereon from the date of delivery of notice of the Third Party Claim or Direct Claim, as applicable, by any Indemnified Party to the date of payment at an annual rate of 3% (such interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed), compounded annually and (ii) shall be treated as an adjustment to the International Purchase Price for all Tax purposes to the extent permitted by Law.

9.8.                                                                              Scandinavian Re Indemnity

9.8.1                                                                        Indemnity by ABB

(a)                                  After the Closing and subject to clause (c) below, ABB agrees to indemnify Purchaser and its Affiliates (including, for the avoidance of doubt, the Acquired Companies) and each of their respective officers, directors, employees, heirs, successors and assigns against, and hold them harmless from, eighty percent (80%) of all Losses In Excess Of Reserves (as defined below) incurred by any of them arising out of or relating to the following disputes involving Scandinavian Re (the “Scan Re Disputes”):

(i)                                     the BCS Insurance/NAWS dispute identified as item 180 in the Scandinavian Re Running Reserve Memo dated July 22, 2003 (the “Scan Re Memo”);

(ii)                                  the BIG/Superior National dispute identified as Treaty 201, all underwriting years, in the Scandinavian Re Memo;

(iii)                               the Gerling dispute identified as Treaty 193, all underwriting years, in the Scan Re Memo; and

(iv)                              the Verzekerd dispute identified as Treaty 176, all underwriting years, in the Scan Re Memo.

(b)                                 The term “Losses In Excess Of Reserves” means all Losses incurred by Purchaser and any of its Affiliates (including the Acquired Group) with respect to any Scan Re Dispute after the Measurement Date which are in excess of any net loss Reserves and any net payables/receivables which are specifically set forth in the balance sheet included in the Final Closing Financial Statements with respect to the applicable Scan Re Dispute.

(c)                                  Notwithstanding the fact that, pursuant to clause (a) above, Purchaser shall be liable for twenty percent (20%) of all Losses In Excess Of Reserves, if the aggregate liability of Purchaser and its Affiliates and each of their respective officers, directors, employees, heirs, successors and assigns for such twenty percent (20%) of Losses In Excess Of Reserves should exceed $4,000,000, then ABB agrees to indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, heirs, successors and assigns for the portion of all amounts in excess of such $4,000,000.

9.8.2                                                                        Payments by Purchaser

(a)                                  After the Closing, Purchaser agrees that it shall pay to ABB eighty percent (80%) of all Gains (as defined below) obtained or otherwise recognized by Purchaser or any of its Affiliates (including the Acquired Group).  Such payment shall be made to ABB or, at ABB’s discretion, one of its Affiliates, in Swedish kronor, by electronic transfer in immediately available funds and to the account designated by ABB, within five (5) Business Days after such Gain has been obtained.  A Gain shall be deemed to have been “obtained” by Purchaser or its Affiliates at the time that a final, non-appealable and binding settlement or resolution of a Scan Re Dispute has been paid.

(b)                                 A “Gain” means the difference (assuming a positive number) between: (i) the total amount of any net loss Reserves and any net payables/receivables which have been established in the Final Closing Financial Statements with respect to any Scan Re Dispute; and (ii) the amount of Losses, if any, actually incurred or recognized by Scandinavian Re after the Measurement Date under any final, non-appealable and binding settlement or resolution of such Scan Re Dispute.  For the avoidance of doubt, in no case shall the Gain with respect to any Scan Re Dispute be greater than the total amount of any net loss Reserves and any net payables/receivables which have been established in the Final Closing Financial Statements with respect to such Scan Re Dispute.

9.8.3                                                                        Prosecution and Settlement of Scan Re Disputes

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, ABB shall have the right, in its sole and absolute discretion, to settle or compromise any of the Scan Re Disputes prior to the Measurement Date; provided, however, that ABB shall not enter into any such settlement that imposes any injunctive or similar equitable obligations on any Acquired Company without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

(b)                                 After the Measurement Date and up to the Closing Date, ABB shall not settle or compromise any of the Scan Re Disputes without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

(c)                                  After the Closing Date, the provisions of Section 9.4 shall apply, mutatis mutandis, in connection with the defense and prosecution of any remaining Scan Re Disputes; provided, however, that (i) Purchaser shall have the sole right to control the defense and prosecution of any remaining Scan Re Disputes and ABB shall not be able to assume the defense or prosecution of any such Scan Re Dispute and (ii) Purchaser’s obligation to obtain ABB’s consent (which shall not be unreasonably withheld or delayed) prior to settling, compromising, or discharging any Scan Re Dispute shall be conditional on ABB’s diligent review on an ongoing basis of the facts and law with respect to such Scan Re Dispute and ABB’s employment (at ABB’s sole expense) of counsel qualified in insurance and reinsurance litigation to review facts and law with respect to such Scan Re Dispute on behalf of ABB (the selection of which counsel shall be subject to the prior consultation and cooperation with Purchaser (but not the consent of Purchaser)) for a period of no less than ten (10) days unless the proposed settlement, comprise or discharge of such Scan Re Dispute requires a response from ABB in less than ten (10) days.  Notwithstanding any other provision of this Agreement, if Purchaser does not accept any settlement, compromise or discharge of any Scan Re Dispute due to ABB withholding its consent with respect to such settlement, compromise or discharge, ABB shall indemnify Purchaser for 100% of any Losses resulting from the applicable Scan Re Dispute that are in excess of the Losses that would have resulted from such Scan Re Dispute had such settlement, compromise or discharge been accepted.

9.9.                                                                              Special Indemnity in Respect of Alstom Instruments

(a)                                  After the Closing, ABB agrees to indemnify Purchaser and its Affiliates (including, for the avoidance of doubt, the Acquired Companies) and each of their respective officers, directors, employees, heirs, successors and assigns (the “Alstom Indemnified Parties”) against, and hold them harmless from, all Losses (the “Alstom Losses”) arising out of or relating to each Alstom Instrument listed or required to be listed in Section 5.22 of the Disclosure Schedule, other than Losses resulting from any action taken by the Alstom Indemnified Parties to transfer their obligations under such Alstom Instrument to any Person other than an Affiliate.

(b)                                 Notwithstanding clause (a) above, ABB shall have no obligation to indemnify Purchaser and its officers, directors, employees, heirs, successors and assigns against, and hold them harmless from, any Alstom Losses unless Purchaser and its Affiliates shall have exhausted all remedies available to them (including prosecuting an action or otherwise litigating), whether in law and/or equity, to prevent such Alstom Losses from arising or to recover such Alstom Losses from the Alstom Group; provided, however, that if any member of the Alstom Group should become the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy, proceeding for relief or composition of debts or similar proceeding and such proceeding shall not have been terminated within sixty (60) days from commencement, Purchaser and its Affiliates shall be deemed to have exhausted all remedies available to them if Purchaser or any of its Affiliates files a claim with respect to the Alstom Instrument in connection with such proceeding.

9.10.                                                                        Special Indemnity in Respect of ABB Instruments

After the Closing, ABB agrees to indemnify Purchaser and its Affiliates (including, for the avoidance of doubt, the Acquired Companies) and each of their respective officers, directors, employees, heirs, successors and assigns against, and hold them harmless from, all Losses arising out of or relating to each ABB Instrument listed or required to be listed in Section 5.23 of the Disclosure Schedule.

9.11.                                                                        Other Limitations; Indemnity Provisions

9.11.1                                                                  Losses Accounted for in Final Closing Financial Statements

ABB’s liability hereunder for Losses shall be reduced to the extent of the amount of (i) any specific provision or reserve in respect of the relevant Losses established in the Final Closing Financial Statements and (ii) any general or bulk reserve pool in the Final Closing Financial Statements that ABB demonstrates was established in respect of the relevant Losses.

9.11.2                                                                  Insurance Proceeds

The amounts which, but for this Section 9.11.2, would be recoverable under this Agreement, shall be reduced when and to the extent any insurance proceeds are recovered in respect thereof by the Indemnified Party or any of its Affiliates under any policy of insurance carried by any of them (net of all reasonable out-of-pocket expenses incurred in obtaining such recovery and net of any increase in the relevant insurance premium directly attributable to such recovery as verified in writing by the relevant insurance carrier at the time of recovery).

9.11.3                                                                  Subsequent Recovery

If the Indemnifying Party pays an amount in discharge of any claim under this Agreement and the Indemnified Party or any of its Affiliates subsequently recovers from a third Person a sum which is attributable to the subject matter of the claim, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to all amounts recovered up to the aggregate amount thus paid by the Indemnifying Party hereunder.

9.11.4                                                                  Claims Satisfied under Other Provisions

For the avoidance of doubt, it is understood and agreed that to the extent that a claim with respect to a Loss has been satisfied under a provision of this Agreement, a claim for indemnification or reimbursement for such Loss may not be made under any other provision of this Agreement.

9.11.5                                                                  Tax Savings

The amounts which, but for this Section 9.11.5, would be recoverable under this Article 9 from an Indemnifying Party shall be (i) increased by any net Tax cost incurred by the Indemnified Party or any of its Affiliates arising from receipt of indemnity payments hereunder and (ii) reduced by any net Tax benefits arising from the incurrence or payment of any Loss.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnified Loss.  Any indemnification payment hereunder shall initially be calculated without regard to this Section 9.11.5 and shall be increased or reduced to reflect any such net Tax cost or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit.  For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit when and to the extent that the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss.  If a Tax benefit arising from the incurrence or payment of a Loss is actually realized prior to the fifth anniversary of the date of the related payment or payments made by ABB under this Article 9 in respect of such Loss (“Prior ABB Payments”), Purchaser shall pay to ABB the amount of such Tax benefit (up to the amount of the Prior ABB Payments) no later than 15 days after such Tax benefit is actually realized, and any excess of such Tax benefit over the Prior ABB Payments shall be applied to reduce any future payments to be made by ABB pursuant to Article 9; provided that if Purchaser is required to refund any part of such Tax benefit to any taxing authority for which ABB received the benefit prior to the fifth anniversary of the related payment made under this Article 9, ABB shall reimburse Purchaser for the amount of such refund.

9.11.6                                                                  Mitigation

Neither party shall have liability hereunder for Losses from a breach of any of its representations, warranties or covenants to the extent that such Losses would not have arisen but for a failure by the other party or any of its Affiliates, upon becoming aware of such breach, to use reasonable efforts to mitigate the Losses resulting from such breach.

9.11.7                                                                  Changes in Laws

An Indemnifying Party shall have no liability hereunder to the extent that any alteration or repeal or enactment of any applicable Law after the Closing Date increases the Losses resulting from a failure of any of its representations or warranties in Article 5 or Article 6.

9.11.8                                                                  Right to Cure

Each party agrees that it will promptly inform the other party of any breach of representation, warranty or covenant in this Agreement by such other party which may lead to a Direct Claim or a Third Party Claim upon becoming aware of such breach, so that the other party may commence remedial action; provided, however, that this Section 9.11.8 shall not in any way affect either party’s right to indemnification under this Article 9.

9.11.9                                                                  Exclusive Remedy

Each party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement made after the Closing shall be pursuant to the indemnification and other provisions set forth in this Article 9, or elsewhere in this Agreement, and hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action and remedies (including but not limited to any right to rescind this Agreement) it may have against the other party under applicable Law in connection with the transactions contemplated hereby (other than claims for fraud).  Nothing in this Section 9.11.9 shall limit the right, if any, of such party to (i) obtain specific performance of this Agreement in the event of the other party’s breach of its obligations hereunder or (ii) pursue its rights under common law prior to the Closing with respect to claims relating to the subject matter of this Agreement.

9.12.                                                                        Survival of Representations and Warranties and Covenants

Except as otherwise expressly stated in this Agreement, the representations, warranties, covenants and agreements of each party contained in this Agreement shall survive the Closing indefinitely.

9.13.                                                                        Reliance on Representations and Warranties

Each party acknowledges for purposes of any claim by it with respect to this Agreement that it has not relied on any representations or warranties of the other party in connection with the transactions contemplated hereby other than those expressly made in this Agreement or any certificate delivered by or on behalf of the other party at the Closing; provided that this Section 9.13 shall not prejudice any rights Purchaser may have in connection with claims for fraud under applicable Law in connection with the transactions contemplated hereby.

9.14.                                                                        ABB’s Disclosure

Each representation or warranty given by ABB in Article 5 is qualified by any matter which is fairly disclosed in or pursuant to the Disclosure Schedule (but only to the extent that such disclosure specifically refers to the Section of this Agreement containing such representation or warranty) and any matter expressly provided for under the terms of this Agreement.  Certain information set forth in the Disclosure Schedule or other Schedules is included for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by ABB in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

10.1.                                                                        Termination

10.1.1                                                                  Termination Events

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)                                  by the written consent of ABB and Purchaser;

(b)                                 by either ABB or Purchaser, if the Closing shall not have been consummated by July 31, 2004; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)                                  by ABB, if Purchaser in any material respect shall have breached or failed to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply: (i) would give rise to the failure of a condition set forth in Section 8.3; and (ii) has not been, or is incapable of being, cured by Purchaser within 30 days of Purchaser’s receipt of written notice thereof from ABB;

(d)                                 by Purchaser, if ABB in any material respect shall have breached or failed to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply: (i) would give rise to the failure of a condition set forth in Section 8.2; and (ii) has not been, or is incapable of being, cured by ABB within 30 days of ABB’s receipt of written notice thereof from Purchaser;

(e)                                  by Purchaser, if there has occurred any change in, or effect on, the Acquired Group which (i) would give rise to the failure of the condition set forth in Section 8.2(f); and (ii) has not been, or is incapable of being, cured by ABB within 30 days of ABB’s receipt of written notice thereof from Purchaser;

(f)                                    by Purchaser, if any proceeding is instituted by ABB (or any parent company of ABB), or ABB (or such parent company) publicly announces an intention to institute such a proceeding, to adjudicate any of them bankrupt or insolvent, or seeking liquidation, winding up or reorganization arrangements, or adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization (but excluding, for the avoidance of doubt, the merger contemplated by Schedule 11.6 of this Agreement); and

(g)                                 by ABB, if any proceeding is instituted by Purchaser (or any parent company of Purchaser), or Purchaser (or such parent company) publicly announces an intention to institute such a proceeding, to adjudicate any of them bankrupt or insolvent, or seeking liquidation, winding up or reorganization arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

10.1.2                                                                  Notice of Termination

Termination by either party pursuant to this Section 10.1 shall be effected by the giving of written notice thereof to the other party.

10.1.3                                                                  Effects of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Agreement relating to expenses (including but not limited to Section 11.12), this Section 10.1, and Articles 9 and 11. Nothing in this Section 10.1 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination.

10.1.4                                                                  Return or Destruction of Documents

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.1, Purchaser shall promptly return to ABB or certify the destruction of: (i) all documents and other material received by Purchaser or any of its Affiliates from ABB and/or its Affiliates relating to such transactions, whether so obtained before or after the execution hereof; and (ii) all written information received by Purchaser with respect to the Business and the other operations of ABB and/or its Affiliates (in each case together with all copies thereof); provided, however, that Purchaser may retain any documents that it reasonably determines are relevant in connection with prosecuting or defending claims arising hereunder.

10.2.                                                                        Amendments and Waivers

10.2.1                                                                  Amendments

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.

10.2.2                                                                  Waivers

No delay or failure on the part of any party to exercise any right, power or remedy in respect of this Agreement shall constitute a waiver thereof (other than a failure to provide a notice or take any action which is subject to a time limit as specified in this Agreement).

ARTICLE 11
GENERAL PROVISIONS

11.1.                                                                        No Announcement; Confidentiality

11.1.1                                                                  No Announcement

Each party hereto agrees to keep the existence and content of this Agreement confidential and will make no public announcement or other disclosure with respect thereto: (i) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed); (ii) except disclosure made in connection with an offering of notes, debentures, equity or other securities by either party or any of its Affiliates and deemed by such party’s counsel to be reasonably necessary or advisable to comply with applicable Law or (iii) except as required by Law.  ABB, on behalf of itself and its Affiliates, hereby consents to the disclosure of Confidential Information in respect of the Acquired Group (but not any member of the ABB Group) by Purchaser and its Affiliates in connection with the disclosure described in Section 11.1.1(ii).

11.1.2                                                                  Confidentiality

(a)                                  Neither party hereto shall, and each party hereto shall use all reasonable efforts to ensure that none of its Affiliates will, for a period of three (3) years from the Closing Date, disclose any information of a confidential nature relating to the Business or any Acquired Company (in the case of ABB) or to ABB (in the case of Purchaser) to any third Person.  The obligation of either party under this Section 11.1.2 shall not apply to any of the following: (i) disclosure of such confidential information required by applicable Law; (ii) disclosure of such confidential information to such party’s professional advisors who have been made aware of the confidential nature of such information; (iii) disclosure of such confidential information for the purpose of defending any claim against the other party under this Agreement or enforcing its rights hereunder (including making any claims or counterclaims against third parties pursuant to Section 9.4); or (iv)  disclosure of such confidential information which is or comes into the public domain other than as a result of the breach by such party of this Section 11.1.2.

(b)                                 Each party shall have the right to retain copies of all documents delivered or made available by or to such party or its Affiliates in connection with the transactions contemplated hereby to the extent reasonably required for the purpose of defending any claim against it under this Agreement or enforcing its rights hereunder (including making any claims or counterclaims against third parties pursuant to Section 9.4).

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal, state and local income Tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that: (i) U.S. federal, state and local income tax treatment and U.S. federal, state and local income tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement except to the extent necessary to disclose the tax treatment or the tax structure of the transactions contemplated by this Agreement; and (ii) this provision shall not permit disclosure to the extent that nondisclosure is reasonably necessary in order to comply with applicable securities Laws.  Nothing in this Agreement shall in any way limit any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated by this Agreement) regarding the U.S. federal, state and local income tax treatment or U.S. federal, state and local income tax structure of the transactions contemplated by this Agreement.

11.2.                                                                        Cooperation

Unless otherwise expressly provided in this Agreement, whenever the parties are required to cooperate for any particular purpose hereunder, neither party, nor their respective Affiliates, shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation or concession (financial or otherwise) to any Person.

11.3.                                                                        Entire Agreement

This Agreement and the confidentiality undertaking dated March 20, 2003 given by White Mountains Insurance Group, Ltd. in favor of Deutsche Bank AG (on behalf of ABB Asea Brown Boveri Ltd) (the “Confidentiality Agreement”) contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede and cancel all prior agreements and negotiations, of the parties, respecting such subject matter.  There are no representations or warranties of any party hereto with respect to the transactions contemplated hereby other than those set forth in Articles 5 and 6 herein or made hereunder, in or under the Confidentiality Agreement or in or under any certificate delivered by or on behalf of either party at the Closing. There are no agreements of any party hereto with respect to the transactions contemplated hereby other than those set forth herein or made hereunder or in or under the Confidentiality Agreement.

11.4.                                                                        Severability

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable under the laws of the State of New York, the validity, legality and enforceability of the remainder of this Agreement shall not be affected. In the event any provision is held in any proceeding pursuant to Section 11.9 or 11.10 to be invalid, illegal or unenforceable, the parties shall replace that provision with a new provision permitted by the laws of the State of New York and having an economic effect as close as possible to the deficient provision.

11.5.                                                                        No Third Party Beneficiaries

Except for the provisions of this Agreement relating to Indemnified Parties, this Agreement shall be directed and interpreted to the advantage of the parties only and their permitted assignees, and no third Person shall obtain any rights by virtue hereof.

11.6.                                                                        Assignment

Neither party may assign its rights or obligations under this Agreement to any third Person without the prior written consent of the other party; provided, however, that such consent shall not be unreasonably withheld or delayed in relation to assignment of rights if the assignment is to an Affiliate of such party.  The parties agree that the merger under applicable Law of either party with any of its Affiliates as described in Schedule 11.6 pursuant to which the obligations under this Agreement vest in the surviving party shall not constitute an assignment within this Section 11.6.

11.7.                                                                        Notices

All notices and other communications that are required or permitted to be given under this Agreement shall be in writing, in the English language and shall be deemed to have been duly give or made as of: (i) the time delivered, if delivered personally against written receipt; or (ii) the time faxed to the recipient (if the appropriate answerback or fax confirmation shall have been received).  All such notices and communications shall be delivered to the following addresses or numbers (or at such other address or number for a party as shall be specified by like notice):

If to ABB:

ABB Holding AG, Zurich
Affolternstrasse 44
8050 Zurich
Switzerland

Fax No.:	+ 41 43 317 7958
Attention:	General Counsel

If to Purchaser :

Lagrummet December nr 919 AB
(under change of name to “Fund American Holdings AB”)
Reg. No. 556651-1084
Bohusgatan 14,

SE 10660 Stockholm,
Sweden

Fax No.:	+ 46-8-714-7611
Attention:	Lena Marie Kjellenberg Heynes

Copied to:

White Mountains Insurance Group, Ltd.
80 South Main Street
Hanover, New Hampshire 03755-2053
U.S.A

Fax No.:	+ 1 603 643 4592
Attention:	Robert L. Seelig Vice President & General Counsel

11.8.                                                                        Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.9.                                                                        Pre-Closing Dispute Resolution

11.9.1                                                                  Jurisdiction; Service of Process

Any action or proceeding initiated prior to the Closing and arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the United States District Court for the Southern District of New York, or, if a party cannot acquire jurisdiction in such federal court, shall be brought in the courts of the State of New York, County of New York, Borough of Manhattan (and the parties shall seek to have the matter tried by the Special Commercial Part of the New York Supreme Court), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court; provided, however, that any such action or proceeding which remains outstanding at the Closing shall be withdrawn from such court on or prior to the Closing Date and submitted to arbitration pursuant to Section 11.10.1 without prejudicing in any way any claim of either party thereto.  For the avoidance of doubt, any action or proceeding brought under this Section 11.9.1 for which a judgment has been rendered shall not be deemed an outstanding action or proceeding at the Closing and neither party may submit such judgment to arbitration under Section 11.10.1 after the Closing or otherwise appeal or seek to review such judgment.  The parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

11.9.2                                                                  Waiver of Jury Trial

Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action or proceeding initiated prior to the Closing and arising out of or relating to this Agreement or any transaction contemplated hereby.  Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.9.

11.10.                                                                  Post-Closing Dispute Resolution

11.10.1                                                            Arbitration

Subject to the last sentence of this Section 11.10.1, any action or proceeding initiated after the Closing and out of or relating to this Agreement or any transaction contemplated hereby shall be determined, at the request of either party, by arbitration in the English language conducted in London, England, in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the “Rules”).  The arbitration shall be conducted by three (3) arbitrators, of which each party shall appoint one (1) arbitrator and the two (2) arbitrators thus appointed shall appoint the presiding arbitrator (the “Chairman”).  The Chairman shall (i) be admitted to practice as an attorney and counselor at law in the State of New York; (ii) be a partner or of counsel or retired partner or retired of counsel at a prominent United States-based law firm; and (iii) have expertise in mergers and acquisitions and international arbitration.  The arbitrators shall permit the parties to adduce expert testimony in connection with any action or proceeding under this Section 11.10.1 and shall consider such expert testimony in rendering their awards.  The arbitrators shall give reasonably detailed justifications for their awards in any proceeding and any judgment or award rendered by the arbitrator shall be final, binding and unappealable and may be entered by any court having jurisdiction thereof.  The parties hereby agree to the institution of any available “fast track” or other mechanisms or procedures that would have the effect of streamlining or increasing the speed of the arbitration.  Subject to the last sentence of this Section 11.10.1, any controversy concerning whether a dispute is an arbitrable dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this paragraph shall be determined by the arbitrators.  In their award, the arbitrators shall allocate, in their discretion, among the parties to the arbitration, all costs of the arbitration, including the fees and expenses of the arbitration proceedings and reasonable attorneys’ fees, costs and expert witness expenses of the parties.  The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules.  The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief, including punitive damages (to the extent not prohibited by this Agreement).  The provisions of this Section 11.10.1 shall not apply to the matters provided for in Section 3.4 of this Agreement.

11.11.                                                                  Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

11.12.                                                                  Costs, Expenses, Transfer Taxes and Fees

11.12.1                                                            Costs and Expenses

Unless otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

11.12.2                                                            Transfer Taxes and Fees

All Transfer Taxes and all notarial, registration and filing fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 25% by Purchaser and 75% by ABB whether or not the Closing shall have occurred.

11.13.                                                                  No Set-Off

11.13.1                                                            No Set-Off

Subject to Section 11.13.2, under no circumstances shall any amounts payable by Purchaser or any of its Affiliates to ABB or any of its Affiliates or by ABB or any of its Affiliates to Purchaser or any of its Affiliates, pursuant to this Agreement be set off against each other.

11.13.2                                                            Exceptions

Each party hereto may set off a sum equal to the amount of all claims it may have against the other party hereto pursuant to this Agreement, provided such claims have either been agreed by such other party or been finally determined to be due in accordance with the provisions of Section 3.4 or finally adjudged by the arbitrators pursuant to Section 11.9, against amounts payable by such first party to such other party pursuant to this Agreement.

11.14.                                                                  Further Assurances

After the Closing Date, the parties shall execute such other documents or take, or cause to be taken, such other actions to the extent they have not been accomplished on or by the Closing Date, as may be required to transfer the U.S. Shares to U.S. Purchaser or to transfer the International Shares to Purchaser in accordance with the terms and conditions of this Agreement.

11.15.                                                                  Certain Insurance

11.15.1                                                            Purchaser Insurance

Notwithstanding any provision of this Agreement to the contrary, each of Purchaser, any of its Affiliates or any of their respective officers, directors, employees, stockholders (or security or rights holders), agents, representatives, heirs, successors and assigns under this Agreement may enter into insurance policies or any other Contract or purchase or otherwise acquire any financial instruments to indemnify Purchaser, any of its Affiliates and/or any of their respective officers, directors, employees, stockholders (or security or rights holders), agents, representatives, heirs, successors and assigns under this Agreement from any liabilities, contingent or otherwise, arising from or related to the transactions contemplated by this Agreement.  Notwithstanding any provision of this Agreement to the contrary, including Section 9.11.2, the parties agree that no benefit from such insurance policies, Contracts or financial instruments shall inure to the benefit of ABB or any of its Affiliates (except for the Acquired Group).

11.15.2                                                            ABB Insurance

Notwithstanding any provision of this Agreement to the contrary, each of ABB, any of its Affiliates or any of its respective officers, directors, employees, stockholders (or security or rights holders), agents, representatives, heirs, successors and assigns under this Agreement may enter into insurance policies or any other Contract or purchase or otherwise acquire any financial instruments to indemnify ABB, any of its Affiliates and/or any of its respective officers, directors, employees, stockholders (or security or rights holders), agents, representatives, heirs, successors and assigns under this Agreement from any liabilities, contingent or otherwise, arising from or related to the transactions contemplated by this Agreement.  Notwithstanding any provision of this Agreement to the contrary, including Section 9.11.2, the parties agree that no benefit from such insurance policies, Contracts or financial instruments shall inure to the benefit of Purchaser and its Affiliates.

[signature page immediately follows]

Each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives on the date first set forth above.

ABB HOLDING AG, ZURICH		LAGRUMMET DECEMBER NR 919 AB (under change of name to “FUND AMERICAN HOLDINGS AB”)

By:	/s/ Erich Koefer	By:	/s/ Raymond Barrette
	Name: Erich Koefer		Name: Raymond Barrette
	Title: Group Vice President		Title: Director of the Board

By:	/s/ Daniel Schindleman	By:	/s/ Lena Kjellenberg Heynes
	Name: Daniel Schindleman		Name: Lena Kjellenberg Heynes
	Title:		Title: Director of the Board